Filed Pursuant to 424(b)(3)
Registration No. 333-134548
PROSPECTUS

of

Commerce Bancshares, Inc.

1,678,772 Shares of Common Stock

$5.00 par Value

The boards of directors of Commerce Bancshares, Inc, CBI-Kansas, Inc. (a wholly-owned subsidiary of Commerce) and West Pointe Bancorp, Inc. have agreed to the merger of West Pointe into CBI-Kansas, whereby West Pointe shareholders will receive the merger consideration of approximately $70.44 per share of West Pointe common stock (assuming that 1,148,573 shares of West Pointe common stock will be outstanding on the effective date of the merger), consisting of Commerce common stock and/or the right to receive cash, within certain limits. Commerce Bank, N.A. is a direct wholly-owned subsidiary of CBI-Kansas. West Pointe owns all of the outstanding capital stock of West Pointe Bank And Trust Company. After the merger, West Pointe will cease to exist as a separate legal entity and CBI-Kansas will continue as the merger’s surviving corporation. In addition, West Pointe Bank And Trust Company will be merged with Commerce Bank, N.A. and Commerce Bank, N.A. will survive. As a result of the merger of West Pointe into CBI-Kansas, Commerce will (i) issue up to 1,678,772 and no less than 1,099,384 shares of Commerce common stock and (ii) pay up to $20,225,000, for all shares of West Pointe common stock held by West Pointe shareholders immediately before completion of the merger. Pursuant to the terms of the Agreement and Plan of Merger, the cash consideration is limited to 25% of the total consideration. The total merger consideration value is estimated to be $80,900,000. It is currently anticipated that 1,148,573 shares of West Pointe common stock will be outstanding on the effective date of the merger and that such shares of West Pointe common stock will be converted into shares of Commerce common stock and/or the right to receive cash. Commerce common stock is traded on The Nasdaq Stock Market under the symbol “CBSH.”

PROXY STATEMENT

of

West Pointe Bancorp, Inc.

For a Special Meeting of Shareholders

To be Held on July 20, 2006

The merger cannot be completed unless the West Pointe shareholders approve it by an affirmative vote of the holders of at least two-thirds of the outstanding shares. West Pointe’s Board of Directors has scheduled a special meeting for West Pointe shareholders to vote on the merger as follows:

July 20, 2006
10:00 a.m., local time
St. Clair Country Club
South 78th Street
Belleville, Illinois

This document gives you detailed information about the proposed merger. We encourage you to read this entire document carefully, including the section titled “Risk Factors” beginning on page 10. Please see “Where You Can Find More Information” beginning on page 79 for additional information about Commerce on file with the Securities and Exchange Commission.

This Proxy Statement/Prospectus is first being mailed to shareholders on or about June 19, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Commerce Common Stock to be issued under this Proxy Statement/Prospectus or determined if the Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Commerce common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

Dated June 15, 2006.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement/Prospectus incorporates by reference important business and financial information about Commerce that we are not delivering with this document. The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. See “Where You Can Find More Information” beginning on page 79. You can obtain this information from Commerce without charge upon written or oral request by contacting:

Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
Attention: Corporate Finance
(816) 234-2000

To ensure timely delivery of the documents in advance of the special meeting, you should make your request no later than July 12, 2006.

June 15, 2006

Dear West Pointe Bancorp, Inc. Shareholder:

You are cordially invited to attend the Special Meeting of the Shareholders of West Pointe Bancorp, Inc. which will be held at St. Clair Country Club, South 78th Street, Belleville, Illinois, on Thursday, July 20, 2006, commencing at 10:00 a.m., local time. At this important meeting, holders of common stock of West Pointe will be asked to adopt an Agreement and Plan of Merger and approve a merger between West Pointe and CBI-Kansas, Inc., a wholly owned subsidiary of Commerce Bancshares, Inc. West Pointe presently owns all of the issued and outstanding shares of West Pointe Bank And Trust Company (the “Bank”). It is currently anticipated that 1,148,573 shares of West Pointe common stock will be outstanding on the effective date of the merger and shares of West Pointe common stock will be converted into shares of Commerce common stock and/or the right to receive cash.

The Agreement and Plan of Merger was executed on April 13, 2006 and provides for the merger of West Pointe into CBI-Kansas, after certain conditions are met, including the approval of West Pointe shareholders. The merger is also subject to certain required regulatory approvals and will be completed shortly after the necessary regulatory approvals are obtained and other conditions are satisfied or waived. Under Illinois law, holders of common stock of West Pointe have dissenters’ rights of appraisal with respect to the merger.

The enclosed Proxy Statement/Prospectus describes the terms of the merger in more detail. You should review the Proxy Statement/Prospectus carefully, including the section titled “Risk Factors” on page 10. Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger and believes that it is fair and in the best interests of West Pointe and its shareholders and unanimously recommends that shareholders vote “for” the proposal.

A two-thirds vote of all outstanding shares of West Pointe’s common stock is required to approve the merger. To ensure your shares will be represented at the meeting, whether or not you plan to attend, we urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

Sincerely,

Terry W. Schaefer
President and Chief Executive Officer

Harry E. Cruncleton
Chairman of the Board

WEST POINTE BANCORP, INC.
5701 West Main Street
Belleville, Illinois 62226

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of West Pointe Bancorp, Inc.:

A Special Meeting of the shareholders of West Pointe Bancorp, Inc., an Illinois corporation, will be held at St. Clair Country Club, South 78th Street, Belleville, Illinois, on July 20, 2006 commencing at 10:00 a.m., local time for the following purposes:

To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 13, 2006 among Commerce Bancshares, Inc., CBI-Kansas, Inc. and West Pointe Bancorp, Inc., a copy of which is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

Holders of West Pointe common stock of record at the close of business on June 14, 2006, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement and Plan of Merger, which is a condition to the consummation of the transactions contemplated by the Agreement and Plan of Merger, requires the affirmative vote of the holders of two-thirds of the outstanding shares of West Pointe common stock. Pursuant to Section 11.65 of the Illinois Business Corporation Act of 1983, West Pointe’s shareholders are entitled to dissenters’ rights.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE MERGER. YOUR BOARD BELIEVES THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF WEST POINTE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE MERGER.

By Order of the Board of Directors

J.E. Cruncleton
Corporate Secretary

Belleville, Illinois
June 15, 2006

WHAT WEST POINTE SHAREHOLDERS WILL RECEIVE IN THE MERGER

The number of shares of Commerce common stock and the right to receive cash into which one share of West Pointe common stock will be converted in the merger is referred to in this document as the “merger consideration.” In the merger, Commerce expects to (i) issue up to 1,678,772 and no less than 1,099,384 shares of Commerce common stock and (ii) pay up to $20,225,000 for all shares of West Pointe common stock held by West Pointe shareholders immediately before completion of the merger. Pursuant to the terms of the Agreement and Plan of Merger, the cash consideration is limited to 25% of the total merger consideration. The total merger consideration value is estimated to be $80,900,000. It is currently anticipated that 1,148,573 shares of West Pointe common stock will be outstanding on the effective date of the merger and that shares of West Pointe common stock will be converted into merger consideration of approximately $70.44 per share of West Pointe common stock, consisting of shares of Commerce common stock and/or the right to receive cash.

The actual value of the shares of Commerce common stock issued in the merger cannot be determined at this time since it is based on the market price of such shares at the time the merger is completed. The last reported sales price on June 13, 2006 for Commerce shares as reported by The Nasdaq Stock Market was $50.35. You should obtain current market prices for the Commerce common stock. See “Risk Factors” beginning at page 10.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the purpose of this document?

A:	This document serves as both a proxy statement of West Pointe and a prospectus of Commerce. As a proxy statement, this document is being provided to you by West Pointe because the West Pointe Board of Directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of West Pointe with and into CBI-Kansas, a subsidiary of Commerce.

As a prospectus, this document is being provided to you by Commerce because as part of the consideration, Commerce is offering shares of its common stock in exchange for your shares of West Pointe common stock in connection with the merger.

Q:	What will I receive for my West Pointe common stock?

A:	You will receive merger consideration with a value of approximately $70.44 per share of West Pointe common stock held immediately before the completion of the merger (assuming that 1,148,573 shares of West Pointe common stock will be outstanding on the effective date of the merger). This amount will consist of shares of Commerce common stock and/or, if you so elect, the right to receive cash. If you properly elect to receive cash for all or a portion of your West Pointe common stock, you are assured of receiving up to 25% of your merger consideration in cash. If you properly elect to receive more than 25% of your merger consideration in cash, then this cash amount may be reduced (but not below 25% of your total merger consideration) in the event that West Pointe shareholders in the aggregate properly elect to receive more than 25% of their merger consideration in cash. If the cash consideration is oversubscribed, all West Pointe shareholders who properly elect to receive cash in excess of 25% of their total merger consideration will have their cash consideration reduced, and the Commerce common stock consideration increased, until the cash consideration is not more than 25% of their total merger consideration.

Q:	Why should West Pointe merge with Commerce?

A:	West Pointe’s Board of Directors believes that the merger will benefit West Pointe and its shareholders because, among other reasons:

• The advantages of combining with a larger financial institution, thereby enabling the West Pointe shareholders to become shareholders of a larger combined entity having greater resources to compete in the banking industry;

• The expected financial strength of the combined company following the merger and the ability of the combined company to realize cost savings and to take advantage of various business opportunities with greater financial resources;

v

• The creation of significant synergies and a stronger competitor in the changing banking industry following the merger;

• The creation of a stronger banking franchise by combining West Pointe’s strong banking presence in Southern Illinois with Commerce’s strong banking presence in the Kansas, Missouri and Illinois areas; and

• The favorable position of Commerce among West Pointe’s and Commerce’s peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this document. If you hold stock in your name as a shareholder of record, you should complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. If the card does not specify a choice, your shares will be voted “FOR” the merger and all other proposals. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote, by proxy or in person, will have the same effect as a vote against the merger. The merger must be approved by the holders of two-thirds of the outstanding shares of West Pointe common stock entitled to vote at the special meeting. Commerce shareholders do not have to approve the merger; accordingly, Commerce shareholders will not vote on approval of the Agreement and Plan of Merger. Completion of the merger is also subject to other specified conditions. See “The Merger — Conditions to the Merger,” beginning at page 26. The West Pointe Board of Directors unanimously recommends that you vote to approve the merger.

Q:	Are there regulatory or other conditions to the completion of the merger?

A:	Yes. The merger must be approved by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency, and by the affirmative vote of the holders of two-thirds of the shares entitled to vote at the West Pointe special meeting, assuming a quorum is present. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals.

Q:	Do I have rights to dissent from the merger?

A:	Yes. Under Illinois law, West Pointe shareholders have the right to dissent from the Agreement and Plan of Merger and to receive a payment in cash for the fair value of their shares of West Pointe common stock. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger — Rights of Dissenting Shareholders,” beginning at page 28 and the information in Appendix D.

Q:	If my shares of common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you abstain from voting, the abstention will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the merger.

Q:	If I am not going to attend the special meeting, should I return my proxy card?

A:	Yes. Returning your proxy card ensures that your shares will be represented at the special meeting, even if you are unable or do not want to attend.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do this in three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to West Pointe Bancorp, Inc., 5701 West Main Street, Belleville, Illinois 62226, Attention: Corporate Secretary. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate instructions for exchanging your stock certificates for certificates of Commerce common stock once the merger is approved and certain other conditions are met.

Q:	How and when do I make a cash election?

A:	A form of election will be mailed to you at a later date, which will contain instructions on how to make an election. You do not need to be concerned with the election procedure at this time. If the merger is approved, and certain other conditions are met, you will receive a separate mailing containing the form of election, along with complete instructions and a telephone number that you can call with questions concerning the election procedure. You should carefully review and follow the instructions that will accompany the form of election.

If you own West Pointe shares in “street name” through a bank or broker and you wish to make an election, you will receive or should seek instructions from the bank or broker holding your shares concerning how to make your election.

“Street name” holders may be subject to an election deadline earlier than the general election deadline. Therefore, you should carefully read any materials you receive from your broker or bank.

Q:	Can I elect to receive the cash consideration for a portion of my shares and the stock consideration for the remainder?

A:	Yes. The form of election will allow you to make an election, on a per share basis, for the cash consideration or the stock consideration for all or any portion of your West Pointe shares.

Q:	Can I change my election after I submit a form of election?

A:	Yes. You may revoke your form of election prior to the election deadline by submitting a written notice of revocation to the Exchange Agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of West Pointe and other information that the Exchange Agent may request. If you wish to submit a new form of election, you must do so in accordance with the election procedures described in this document and the form of election. If you instructed a broker to submit an election for your shares, you must follow such person’s directions for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice or materials must be received by the Exchange Agent by the election deadline in order for the revocation to be valid.

Q:	May I transfer West Pointe shares after I have made an election?

A:	No. If you have made an election, you will have delivered your stock certificates to or made a book entry transfer to the Exchange Agent and thereafter will be unable to sell or otherwise transfer your West Pointe shares after making the election, unless the election is properly revoked before the election deadline or unless the Agreement and Plan of Merger is terminated.

Q:	What if I do not make an election or my form of election is not received?

A:	If the Exchange Agent does not receive a properly completed form of election from you before the election deadline, together with any West Pointe stock certificates you wish to exchange, properly endorsed for transfer, a book entry transfer of West Pointe shares or a guarantee of delivery as described in the form of election, then you will not have the opportunity to specify the type of merger consideration you wish to receive. As a result, your West Pointe shares will be exchanged solely for the stock consideration. Generally, if there is an oversubscription to the cash consideration, shares as to which no election has been made will be allocated to the stock consideration before shares as to which an election for the oversubscribed cash consideration has been made. You bear the risk of proper delivery of your form of election and should send any form of election by courier or by hand delivery to the appropriate address to be shown in the form of election.

If you do not make a valid election with respect to your West Pointe shares and have not exercised your dissenters’ rights, after the completion of the merger, you will receive written instructions from the Exchange Agent on how to exchange your West Pointe stock certificates for the consideration that you are entitled to receive in the merger as a non-electing shareholder. If you do not make a valid election and the West Pointe shares you hold are in book-entry form, such as with a broker, they will be automatically included as part of the consideration payable to non-electing shareholders, and you do not need to take any action.

Q:	May I submit a form of election if I vote against adoption of the Agreement and Plan of Merger?

A:	Yes. You may submit a form of election even if you vote against adopting the Agreement and Plan of Merger. However, any form of election submitted by a shareholder who exercises dissenters’ rights under Illinois law will be invalid and will be rejected. If a dissenting shareholder ceases to be a dissenting shareholder but does not submit a valid form of election prior to the election deadline, each West Pointe share held by that dissenting shareholder will be treated as a share for which the shareholder has indicated no preference as to cash or stock consideration. See “The Merger — Rights of Dissenting Shareholders,” beginning at page 28.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the West Pointe shareholders at the special meeting and the necessary regulatory approvals and satisfy the other conditions to the merger.

Q:	Who can help answer questions?

A:	You should not contact Commerce other than to request Commerce SEC filings incorporated by reference. If you have more questions about the merger, you should contact:

West Pointe Bancorp, Inc. 5701 West Main Street Belleville, Illinois 62226 Attention: Harry E. Cruncleton or Terry W. Schaefer Telephone: (618) 234-5700

SUMMARY

This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” beginning on page 79.

The Companies

Commerce Bancshares, Inc.
1000 Walnut
Kansas City, Missouri 64106
(816) 234-2000
Website: www.commercebank.com

Commerce is a bank holding company that owns all of the outstanding capital stock of three national banking associations located in Missouri, Kansas and Nebraska. Commerce also directly or indirectly owns various nonbanking subsidiaries, including a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations.

The total assets of Commerce, on a consolidated basis as of December 31, 2005 were approximately $13.9 billion and net income for the year ended December 31, 2005 was approximately $223.2 million and for the three months ended March 31, 2006, was approximately $52.9 million.

Commerce’s common stock is traded on The Nasdaq Stock Market under the symbol “CBSH.”

West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, Illinois 62226
Telephone: (618) 234-5700
Website: www.westpointebank.com

West Pointe is a bank holding company headquartered in Belleville, Illinois. West Pointe owns all of the outstanding capital stock of West Pointe Bank And Trust Company (the “Bank”), which provides commercial banking services in St. Clair, Monroe and Madison counties in Illinois. The total assets of West Pointe on a consolidated basis, as of December 31, 2005 were approximately $477.4 million and net income for the year ended December 31, 2005 was approximately $3.5 million and for three months ended March 31, 2006 was approximately $691,000.

The Merger

Commerce and Commerce’s wholly owned subsidiary, CBI-Kansas, Inc., entered into an Agreement and Plan of Merger on April 13, 2006 with West Pointe. In the proposed merger, West Pointe will be merged with and into CBI-Kansas, with CBI-Kansas as the surviving corporation. In addition, simultaneously with the merger of West Pointe with and into CBI-Kansas, the Bank will be merged with Commerce Bank, N.A., with Commerce Bank, N.A. as the surviving corporation.

The Merger Consideration

As more fully set forth below, the Agreement and Plan of Merger provides, generally, that up to 100% but no less than 75% of the shares of West Pointe common stock, par value $1.00 per share, outstanding immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger) will be converted into the right to receive Commerce common stock, par value $5.00 per share, in the merger and the remaining shares of West Pointe common stock outstanding immediately prior to the Effective Time will be converted into the right to receive cash.

Up to $20,225,000 in cash will be paid to electing holders of West Pointe common stock and not more than 1,678,772 shares of Commerce common stock will be issued in the merger. The total merger consideration value is estimated to be $80,900,000. Subject to the election and allocation procedures set forth in the Agreement and Plan of Merger, each holder of West Pointe common stock may elect a number of shares of West Pointe common stock that such holder desires to be converted into the right to receive cash by properly delivering to the Exchange Agent (as defined below) a form of election. In the event that the elections to receive cash exceed the limitation set forth above, the cash consideration shall be allocated among such elections on the terms set forth in the Agreement and Plan of Merger. See “Election and Allocation Procedures.”

The Agreement and Plan of Merger provisions are intended, within certain limits, to freeze the value of the Commerce stock consideration in the merger so that the total merger consideration will equal $80,900,000. The Commerce stock consideration (the aggregate number of shares of Commerce common stock issuable for shares of West Pointe common stock) must consist of no less than 1,099,384 shares of Commerce common stock if the Commerce stock price is $55.19 or greater. If the Commerce stock price is less than $55.19, the Commerce stock consideration will be increased to the smallest number of whole shares of Commerce common stock such that the merger consideration does not exceed $80,900,000, provided that the Commerce stock consideration may not exceed 1,678,772 shares of Commerce common stock. See “The Merger — Conversion of West Pointe Common Stock,” beginning at page 14.

We have attached the Agreement and Plan of Merger to this Proxy Statement/Prospectus as Appendix A. We encourage you to read the Agreement and Plan of Merger as it is the legal document that governs the merger.

Election and Allocation Procedures

Subject to the election and allocation procedures described herein, each holder of West Pointe common stock may submit a form of election specifying a number of shares of West Pointe common stock such holder wishes to have converted into cash.

Holders of West Pointe common stock cannot be guaranteed that all shares of West Pointe common stock covered by an election to receive cash will be converted into cash in the merger, but can be guaranteed that all shares of West Pointe common stock not covered by an election to receive cash will be converted into shares of Commerce common stock in the merger. Consequently, any holder of West Pointe common stock making an election to receive only cash may receive in the merger, cash, shares of Commerce common stock or a combination thereof which does not reflect the exact election made by such holder of West Pointe common stock.

Holders of West Pointe common stock should not send in any stock certificates at this time. Election forms containing detailed election and allocation procedures will be mailed to holders of West Pointe common stock prior to consummation of the merger.

Reasons for the Merger

West Pointe and Commerce are proposing to merge because we believe, among other things, that this combination can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. See “The Merger — Reasons for the Merger,” beginning at page 18.

Recommendation to Shareholders

The West Pointe Board of Directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” the proposal to approve the merger.

Vote Required

At the special meeting of West Pointe shareholders, the Agreement and Plan of Merger and merger must be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the shares of West Pointe common stock outstanding at the close of business on June 14, 2006. Each share of West Pointe common stock is entitled to one vote.

As of March 31, 2006, West Pointe’s directors, executive officers and their affiliates held in the aggregate approximately 217,385 shares of outstanding West Pointe common stock, representing approximately 21.1% of the total number of outstanding shares of West Pointe common stock. All directors and officers of West Pointe owning West Pointe common stock have indicated they intend to vote in favor of the Agreement and Plan of Merger.

Approval of the Agreement and Plan of Merger and merger by Commerce shareholders is not required. Accordingly, Commerce has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless we obtain approval of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals. As of the date of this Proxy Statement/Prospectus, we have not received any of the necessary regulatory approvals. We cannot be certain of when or if we will obtain them.

Certain U.S. Federal Income Tax Consequences

The consummation of the merger is conditioned upon the receipt by Commerce and West Pointe of an opinion of counsel that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

A West Pointe shareholder who exchanges all of such shareholder’s shares of West Pointe common stock solely for Commerce common stock in the merger will not recognize gain or loss. A West Pointe shareholder who exchanges all shares of West Pointe common stock solely for cash in the merger and does not actually or constructively own Commerce common stock immediately after the merger will recognize capital gain or loss (provided such shareholder’s shares are held as capital assets at the time of the merger). Depending on the West Pointe shareholder’s particular circumstances, a West Pointe shareholder who receives cash pursuant to the merger and either also receives Commerce common stock or actually or constructively owns Commerce common stock after the merger will recognize gain (but not loss), which may be capital gain or ordinary income. See “Federal Income Tax Consequences,” beginning at page 33.

All West Pointe shareholders should read carefully the discussion in “Federal Income Tax Consequences” and the other sections of the Proxy Statement/Prospectus referred to therein and are urged to consult their own tax advisors as to specific consequences to them of the merger under federal, state, local or any other applicable tax laws.

Conditions to Completing the Merger

The completion of the merger depends on the satisfaction of a number of conditions, including, but not limited to, the following:

•	approval by the West Pointe shareholders;

•	the continued accuracy of each company’s representations and warranties and compliance by each company with its obligations contained in the Agreement and Plan of Merger;

•	receipt of a legal opinion from Commerce’s counsel as to the tax consequences of the merger;

•	receipt of legal opinions from Commerce’s counsel and West Pointe’s counsel covering customary corporate law matters;

•	receipt of the required regulatory approvals;

•	the absence of any legal action or court order that prohibits the merger;

•	the declaration of effectiveness of this registration statement;

•	the absence of any material adverse change in the financial condition or assets of either Commerce or West Pointe;

•	the satisfaction of certain financial measures applicable to West Pointe;

•	dissenters’ rights shall not have been exercised with respect to more than 25% of the outstanding shares of West Pointe common stock on the closing date;

•	the receipt by Commerce of an opinion of counsel with respect to certain life insurance maintained for the benefit of West Pointe and/or the Bank;

•	the execution of non-competition agreements by Harry E. Cruncleton and Terry W. Schaefer; and

•	the cancellation of all outstanding unexercised stock options under West Pointe’s stock option plans.

Termination of the Agreement and Plan of Merger

Commerce, CBI-Kansas and West Pointe can agree to terminate the Agreement and Plan of Merger without completing the merger, and either company can terminate the Agreement and Plan of Merger on its own without completing the merger under various circumstances, including if any of the following occur:

•	by any of the companies if the merger has not been consummated by December 31, 2006, but such date may be extended in certain circumstances;

•	by any of the companies if any banking regulatory approval of the merger is denied or if any governmental entity has issued an order imposing a burdensome condition on any of the companies;

•	by Commerce or CBI-Kansas, on the one hand, or West Pointe on the other, if the other party has materially breached the Agreement and Plan of Merger and has not cured such breach within 45 days of notice of the breach;

•	by any of the companies if the West Pointe Board of Directors fails to recommend adoption of the Agreement and Plan of Merger by the shareholders of West Pointe, or amends or modifies such recommendation in a manner materially adverse to Commerce, or withdraws such recommendation;

•	by any of the companies if the shareholders of West Pointe fail to approve the Agreement and Plan of Merger;

•	by Commerce or CBI-Kansas, on the one hand, and West Pointe, on the other hand, if there has been a material adverse change in the business or financial condition of the other party and such change has not been cured within 45 days of notice of the change or the closing date, whichever is earlier;

•	by Commerce or CBI-Kansas if the per share Commerce stock price is greater than $61.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time); or

•	by West Pointe if the per share Commerce stock price is less than $41.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time).

West Pointe Granted a Stock Option to Commerce

To induce Commerce to enter into the Agreement and Plan of Merger, West Pointe granted Commerce an option to purchase up to 217,000 shares of West Pointe common stock at a price per share of $48.75; however, in no event may Commerce acquire more than 19.9% of the outstanding shares of West Pointe common stock (without giving effect to any shares issued under the option) under this stock option agreement. Commerce cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving West Pointe and a third party. We do not know of any event that has occurred as of the date of this document that would allow Commerce to exercise the option. The option will terminate on the earliest to occur of: (i) the Effective Time; (ii) the termination of the Agreement and Plan of Merger so long as a triggering event has not occurred; (iii) the date on which Commerce’s Total Profit (as defined below) equals $4,000,000; and (iv) December 31, 2006.

The option could have the effect of discouraging a company from trying to acquire West Pointe prior to completion of the merger or termination of the Agreement and Plan of Merger. Upon the occurrence of certain triggering events, West Pointe may be required to repurchase the option and any shares of West Pointe common stock purchased under the option at a predetermined price, or Commerce may choose to surrender the option to West Pointe for a cash payment. In no event will the total profit received by Commerce with respect to the option exercise exceed $4,000,000 (the “Total Profit”). West Pointe also has the ability under certain circumstances to call the stock issued pursuant to the grant. The West Pointe stock option agreement is attached to this document as Appendix B.

Stock Certificates and Dividend Withholding

When instructed, West Pointe shareholders, other than those West Pointe shareholders who perfect their dissenters’ rights of appraisal, must surrender the certificates for their shares of West Pointe common stock to Commerce, and inform Commerce of their federal taxpayer identification number, before receiving a certificate for the number of shares of Commerce common stock and any cash in lieu of fractional shares to which such shareholders are entitled. Until a West Pointe shareholder surrenders the certificates for his or her West Pointe common stock and informs Commerce of his or her federal taxpayer identification number, Commerce may withhold the payment of any or all dividends which would otherwise be payable to such shareholder as a shareholder of Commerce. See “The Merger — Exchange of West Pointe Stock Certificates” on page 14.

Comparative Stock Prices

Shares of Commerce common stock are traded on The Nasdaq Stock Market. The last sale price of Commerce common stock as reported on Nasdaq on April 12, 2006 (the last trading day preceding the execution of the Agreement and Plan of Merger) was $51.28. The last sale price for Commerce common stock as reported on Nasdaq on June 13, 2006 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus) was $50.35.

Although shares of West Pointe common stock are quoted on the Pink Sheets and the OTC Bulletin Board, the trading volume of West Pointe common stock is very low. The last sale price of West Pointe common stock as reported on the Pink Sheets and the OTC Bulletin Board on April 12, 2006 (the last trading day preceding the execution of the Agreement and Plan of Merger) was $52.00. The last sale price for West Pointe common stock as reported on the Pink Sheets and the OTC Bulletin Board on June 13, 2006 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus) was $69.00. As of June 14, 2006, there were 619 holders of record of West Pointe common stock. See “Commerce Common Stock and West Pointe Common Stock Comparative Per Share Prices and Dividends” on page 77.

Dissenters’ Rights

Under Illinois law, each holder of West Pointe common stock who dissents from the merger has the right to have the fair value of his or her shares appraised by a court and paid to him or her in cash. In order to exercise dissenters’ rights, the shareholder must comply with specific procedural requirements. If the shareholder fails to comply with these requirements, dissenters’ rights will not be available. See “The Merger — Rights of Dissenting Shareholders” beginning on page 28.

Comparison of Shareholder Rights

When the merger closes, West Pointe shareholders will become Commerce shareholders. Their rights will be governed by Missouri law and Commerce’s governing corporate documents rather than Illinois law and West Pointe’s governing corporate documents, as is currently the case. Accordingly, in a number of respects the rights of West Pointe’s shareholders will change as a result of the merger. For a description of these changes, see “Differences in Rights of Shareholders” beginning on page 39.

Opinion of Financial Advisor

In deciding to approve the merger, the West Pointe Board of Directors considered the opinion from its financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”), as to the fairness from a financial point of view of the consideration to be received by the holders of West Pointe common stock in the merger. This opinion is attached as Appendix C to this Proxy Statement/Prospectus. Shareholders of West Pointe are urged to, and should, read Stifel’s opinion in its entirety.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, tangible and identifiable intangible assets and liabilities (including executory contracts and other commitments) of West Pointe as of the Effective Time will be recorded at their respective fair values and added to those of Commerce. Any excess of purchase price (a combination of cash and Commerce common stock totaling $80,900,000) over the fair values is recorded as goodwill. Financial statements of Commerce issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of West Pointe.

SELECTED FINANCIAL DATA
(Amounts in thousands, except per share data)
(unaudited)

We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Commerce and West Pointe and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The items for West Pointe are contained in its Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 53. The items for Commerce are contained in its annual, quarterly and other reports that Commerce has filed with the Securities and Exchange Commission that are incorporated herein by reference. See “Where You Can Find More Information” beginning on page 79. The following table presents for Commerce and West Pointe on a historical basis, selected consolidated financial data for the periods indicated. See “The Merger — Conversion of West Pointe Common Stock” on page 14.

	Three Months Ended
	March 31,		For the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Net interest income and other income:
Commerce	$213,183	$202,168	$842,901	$824,262	$804,059	$780,537	$743,774
West Pointe Bancorp, Inc.	$4,235	$4,390	$17,791	$17,938	$18,362	$17,053	$14,069
Net income:
Commerce	$52,944	$49,846	$223,247	$220,341	$206,524	$196,310	$178,712
West Pointe Bancorp, Inc.	$691	$887	$3,548	$3,569	$3,476	$3,773	$2,709
Diluted income per common and common equivalent share:
Commerce	$0.78	$0.69	$3.16	$2.95	$2.67	$2.46	$2.20
West Pointe Bancorp, Inc.	$0.64	$0.84	$3.32	$3.43	$3.42	$3.79	$2.73
Historical dividends paid per common share:
Commerce	$0.245	$0.229	$0.914	$0.834	$0.674	$0.535	$0.501
West Pointe Bancorp, Inc.	$0.200	$0.18	$0.740	$0.620	$0.540	$0.440	$0.360
Total assets (end of period):
Commerce	$13,731,122	$14,103,272	$13,885,545	$14,250,368	$14,287,164	$13,308,415	$12,908,146
West Pointe Bancorp, Inc.	$464,774	$444,907	$477,391	$444,021	$425,150	$411,819	$366,714
Long-term borrowings (end of period):
Commerce	$258,616	$388,328	$269,390	$389,542	$400,977	$338,457	$392,586
West Pointe Bancorp, Inc.	$10,310	$10,310	$10,310	$10,310	$—	$—	$—
Total shareholders’ equity (end of period):
Commerce	$1,318,245	$1,371,569	$1,337,838	$1,426,880	$1,450,954	$1,422,452	$1,277,157
West Pointe Bancorp, Inc.	$36,187	$33,296	$35,616	$33,518	$30,731	$28,540	$23,388
Book value per common share (end of period):
Commerce	$19.74	$19.45	$19.79	$19.91	$19.38	$18.33	$16.07
West Pointe Bancorp, Inc.*	$35.14	$32.96	$34.78	$33.31	$31.01	$29.18	$23.78

*	Book value of West Pointe’s common stock is determined by dividing total shareholders’ equity at period-end by the number of shares of common stock outstanding at period-end.

COMPARATIVE UNAUDITED PER SHARE DATA

The following table sets forth per share data of:

•	Commerce on a historical basis.

•	West Pointe on a historical basis.

•	Commerce and West Pointe combined on a pro forma basis assuming 75% of the merger consideration is comprised of Commerce common stock in the merger.

•	Commerce and West Pointe combined on a pro forma basis assuming 100% of the merger consideration is comprised of Commerce common stock in the merger.

•	Commerce and West Pointe combined on a pro forma basis stated on an equivalent West Pointe basis assuming 75% of the merger consideration is comprised of Commerce common stock in the merger.

•	Commerce and West Pointe combined on a pro forma basis stated on an equivalent West Pointe basis assuming 100% of the merger consideration is comprised of Commerce common stock in the merger.

The table below should be read in conjunction with the historical financial statements and notes thereto for Commerce incorporated by reference into this Proxy Statement/Prospectus and the historical financial statements for West Pointe contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Commerce and West Pointe presented as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Commerce’s cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for any estimated operating efficiencies or revenue enhancements resulting from the proposed merger.

Pursuant to the Agreement and Plan of Merger, Commerce has agreed to pay $80,900,000 for 100% of the outstanding shares of West Pointe common stock. West Pointe shareholders can elect to receive cash in lieu of Commerce common stock or a combination of cash and Commerce common stock; however, the total cash consideration to be paid pursuant to the merger cannot exceed $20,225,000. The exchange ratio is based on a ten-day average closing price of Commerce common stock as reported on the Nasdaq Stock Market with limits such that it can be no higher than $55.19 nor lower than $48.19. For purposes of the pro forma and equivalent pro forma calculations, it has been assumed that at the Effective Time there will be 1,148,573 shares of West Pointe common stock outstanding (assuming all of the options to purchase West Pointe common stock are exercised prior to the Effective Time and that certain holders of options use shares of West Pointe common stock to pay the exercise price of such options), and the Commerce common stock price will be $51.79 (the closing Commerce common stock price on April 13, 2006, the date the Agreement and Plan of Merger was executed). Based on these assumptions, the pro forma per share amounts assume an exchange ratio of 1.36 shares of Commerce common stock for each share of West Pointe common stock. This exchange ratio has been used to calculate the West Pointe equivalent pro forma per share information below. See “The Merger — Conversion of West Pointe Common Stock” on page 14.

			Assuming 75% Stock Issued		Assuming 100% Stock Issued
				Equivalent		Equivalent
	Historical			Pro Forma		Pro Forma
		West Pointe	Pro Forma	West Pointe	Pro Forma	West Pointe
	Commerce	Bancorp, Inc.	Commerce	Bancorp, Inc.	Commerce	Bancorp, Inc.

Diluted income per common share:
Twelve months ended:
December 31, 2005	$3.16	$3.32	$3.14	$4.27	$3.13	$4.26
Three months ended:
March 31, 2006	$0.78	$0.64	$0.77	$1.05	$0.77	$1.05
Cash dividends paid per share:
Twelve months ended:
December 31, 2005	$0.914	$0.740	$0.914	$1.243	$0.914	$1.243
Three months ended:
March 31, 2006	$0.245	$0.200	$0.245	$0.333	$0.245	$0.333
Book value per common share:
December 31, 2005	$19.79	$34.78	$20.33	$27.65	$20.51	$27.89
March 31, 2006	$19.74	$35.14	$20.18	$27.44	$20.47	$27.84

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Commerce, West Pointe and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Commerce or West Pointe to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	projected business increases following process changes and other investments are lower than expected;

•	competitive pressure among financial services companies increases significantly;

•	general economic conditions are less favorable than expected;

•	political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect either company’s businesses and economic conditions as a whole;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in foreign exchange rates increase exposure;

•	changes in market rates and prices may adversely impact the value of financial products;

•	legislation or regulatory environments, requirements or changes may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of West Pointe’s business and operations with those of Commerce may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to West Pointe’s or Commerce’s existing businesses;

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key customer, partner and other relationships relating to the merger may be greater than expected; and

•	decisions to downsize, sell or close units or otherwise change the business mix of either company.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Commerce or West Pointe or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Commerce and West Pointe undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

Because the Market Price of Commerce Common Stock Will Fluctuate, West Pointe Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of West Pointe common stock will be converted into merger consideration consisting of (i) up to 1,678,772 and no less than 1,099,384 shares of Commerce common stock and (ii) up to $20,225,000. The market value of the stock portion of the merger consideration may vary from the closing price of Commerce common stock on the date we announced the merger, on the date that this document was mailed to West Pointe shareholders, on the date of the special meeting of the West Pointe shareholders and on the date we complete the merger and thereafter. While the exchange ratio will be appropriately adjusted if the Commerce common stock price is between $48.19 and $55.19, any change in the market value of Commerce common stock prior to completion of the merger outside of that range will affect the value of the merger consideration that West Pointe shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, West Pointe shareholders may not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Commerce or CBI-Kansas may terminate the Agreement and Plan of Merger if the per share Commerce stock price is greater than $61.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time). West Pointe may terminate the Agreement and Plan of Merger if the per share Commerce stock price is less than $41.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time). Stock price changes may result from a variety of factors, including general market and economic conditions, changes in West Pointe’s and Commerce’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond West Pointe’s and Commerce’s control. You should obtain current market quotations for shares of Commerce common stock and for shares of West Pointe common stock.

The Market Price of Commerce Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of West Pointe or Commerce Currently.

The businesses of Commerce and West Pointe differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of West Pointe. For a discussion of the businesses of Commerce and West Pointe and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information,” and the “Information About West Pointe Bancorp, Inc.”

The Opinion Obtained by West Pointe from its Financial Advisor Will Not Reflect Changes in Circumstances between Signing the Agreement and Plan of Merger and the Merger.

West Pointe has not obtained an updated opinion as of the date of this document from its financial advisor. Changes in the operations and prospects of Commerce or West Pointe, general market and economic conditions and other factors which may be beyond the control of Commerce and West Pointe, and on which the financial advisor’s opinion was based, may significantly alter the value of Commerce or West Pointe or the prices of shares of Commerce common stock or West Pointe common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because West Pointe currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that West Pointe received from its financial advisor, please refer to “The Merger — Opinion of West Pointe Financial Advisor.” For a description of the other factors considered by the West Pointe Board of Directors in determining to approve the merger, please refer to “The Merger — Reasons for the Merger — West Pointe.”

The Agreement and Plan of Merger Limits West Pointe’s Ability to Pursue Alternatives to the Merger.

The Agreement and Plan of Merger contains “no shop” provisions that, subject to limited exceptions, limit West Pointe’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of West Pointe. In addition, West Pointe has granted to Commerce an option to acquire up to approximately 217,000 shares of West Pointe common stock under the stock option agreement. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of West Pointe from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire West Pointe than it might otherwise have proposed to pay.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on Commerce.

Before the merger may be completed, various approvals or consents must be obtained from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Commerce and West Pointe do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Commerce following the merger, any of which might have a material adverse effect on Commerce following the merger.

West Pointe Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of West Pointe Shareholders.

Executive officers of West Pointe negotiated the terms of the Agreement and Plan of Merger with their counterparts at Commerce, and the West Pointe Board of Directors approved the Agreement and Plan of Merger and unanimously recommended that West Pointe shareholders vote to approve the merger. In considering these facts and the other information contained in this document, you should be aware that West Pointe’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of West Pointe shareholders. For example, certain executive officers have entered into agreements with West Pointe that provide, among other things, change in control payments and other benefits following the merger. These and some other additional interests of West Pointe directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. Please see “Financial Interests of Directors and Officers” for information about these financial interests.

THE SPECIAL MEETING

General Information

This Proxy Statement/Prospectus is provided to the shareholders of West Pointe in connection with the solicitation of proxies by the West Pointe Board of Directors for use at the West Pointe special meeting to be held on July 20, 2006 at 10:00 a.m., local time, at St. Clair Country Club, South 78th Street, Belleville, Illinois.

Matters to be Considered

At the special meeting, West Pointe’s shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger. Under West Pointe’s Articles of Incorporation, no other business may properly be brought before the special meeting by a shareholder unless the shareholder has given notice of their intention to do so by June 21, 2006.

The Agreement and Plan of Merger provides, among other things, for the merger of West Pointe with and into CBI-Kansas. CBI-Kansas will be the surviving corporation and the Articles of Incorporation, Bylaws, directors and officers of CBI-Kansas will remain the Articles of Incorporation, Bylaws, directors and officers of CBI-Kansas. Shareholders of West Pointe may receive shares of Commerce common stock and/or cash in the merger.

Record Date; Quorum

The West Pointe Board of Directors has established the close of business on June 14, 2006 as the date to determine those record holders of West Pointe common stock entitled to notice of and to vote at the West Pointe special meeting. On that date, there were approximately 1,029,808 shares of West Pointe common stock outstanding held by approximately 619 holders of record. A majority of the shares outstanding and entitled to vote on the record date are required to be represented in person or by proxy in order for a quorum to be present for purposes of approving the merger at the special meeting, although the vote of two-thirds of the outstanding shares is required for approval of the merger. In the event a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of West Pointe common stock on the record date are each entitled to one vote per share on the merger to be considered at the special meeting.

Votes Required

The approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of West Pointe common stock outstanding on June 14, 2006. Shares which are present but not voted, either by abstention or non-vote (including broker non-vote) will be counted for purposes of establishing a quorum but will not be counted to determine whether the merger is approved.

Security Ownership of Management

As of March 31, 2006, there were 1,029,808 shares of West Pointe common stock outstanding. As of March 31, 2006, the directors and executive officers of West Pointe beneficially owned approximately 21.1% of the outstanding shares of West Pointe common stock. All officers and directors of West Pointe owning West Pointe common stock have indicated they intend to vote in favor of the Agreement and Plan of Merger.

Voting and Revocation of Proxies

All shares of West Pointe common stock represented at the special meeting by properly executed proxies received before or at the special meeting, unless the proxies have been revoked, will be voted at the special meeting, including any postponement or adjournment of the special meeting. If no instructions are indicated, the proxies will be voted FOR approval of the Agreement and Plan of Merger. In addition, the persons designated in the proxies will have the discretion to vote upon any adjournment of the special meeting to solicit additional proxies.

A person giving a proxy pursuant to this solicitation may revoke it at any time before the proxy is voted at the special meeting. A proxy may be properly revoked by:

•	filing with the Corporate Secretary of West Pointe, at 5701 West Main Street, Belleville, IL 62226, before the voting of the proxy, a written instrument revoking the proxy;

•	completing a new proxy card and sending it to the address above, in which case the new proxy card will automatically replace any earlier dated proxy card; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute the revocation of a proxy.

West Pointe will appoint one or more inspectors, who may be employees of West Pointe to determine, among other things, the number of shares of West Pointe common stock represented at the special meeting and the validity of the proxies submitted for vote at the special meeting. The inspector(s) of election appointed for the special meeting will tabulate votes cast by proxy and in person.

Solicitation of Proxies

This Proxy Statement/Prospectus is being furnished to the shareholders of West Pointe in connection with the solicitation of proxies by the West Pointe Board of Directors for use at the special meeting and at any adjournment or adjournments of the special meeting.

Except for the cost of preparing this Proxy Statement/Prospectus, the cost of solicitation of proxies for the West Pointe special meeting will be borne by West Pointe. In addition to solicitation by mail, West Pointe may cause proxies to be solicited personally or by telephone or email by West Pointe’s regular employees.

THE COMPANIES

Commerce

Commerce Bancshares, Inc., a bank holding company as defined in the Bank Holding Company Act of 1956, as amended (the “1956 BHC Act”), was incorporated under the laws of Missouri on August 4, 1966. Commerce presently owns all of the outstanding capital stock of three national banking associations. One bank is limited in its activities to the issuance of credit cards. The remaining two banking subsidiaries engage in general banking business, providing a broad range of retail, corporate, investment, trust and asset management products and services to individuals and businesses. Commerce also owns, directly, or through its banking subsidiaries, various non-banking subsidiaries. Their activities include owning real estate leased to Commerce’s banking subsidiaries, underwriting credit life and credit accident and health insurance, selling property and casualty insurance (relating to consumer loans made by the banking subsidiaries), venture capital investment, securities brokerage, mortgage banking and leasing activities. The total assets of Commerce on a consolidated basis, as of December 31, 2005, were approximately $13.9 billion and net income for the year ended December 31, 2005, was approximately $223.2 million, and for the three months ended March 31, 2006, was approximately $52.9 million.

See “Where You Can Find More Information” beginning on page 79 and “Selected Financial Data” on page 7. The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64106 (telephone number: (816) 234-2000).

West Pointe

West Pointe Bancorp, Inc. is headquartered in Belleville, Illinois and owns all of the outstanding capital stock of the Bank, which provides commercial banking services in Monroe and St. Clair counties in Illinois, and St. Louis City and St. Louis County in Missouri. The total assets of West Pointe on a consolidated basis, as of December 31, 2005, were approximately $477.4 million and net income for the year ended December 31, 2005, was approximately $3.5 million, and for the three months ended March 31, 2006, was approximately $691,000. See West Pointe’s financial statements beginning on page F-i and “Selected Consolidated Financial Data of West Pointe Bancorp, Inc.” on page 46. The principal executive offices of West Pointe are at 5701 West Main Street, Belleville, IL 62226 (telephone number: (618) 234-5700).

West Pointe was incorporated in 1997 under the Illinois Business Corporation Act of 1983 (the “IBCA”). West Pointe is registered as a bank holding company under the Illinois Bank Holding Company Act of 1957, as amended, and the 1956 BHC Act. The Bank was established in 1990 under the Illinois Banking Act, and operates in the financial services segment. Since its establishment, it has conducted a general banking business embracing the customary functions of commercial banking, including residential real estate, commercial, industrial and consumer lending, collections, safe deposit operations, and other services tailored to individual customer needs. On April 8, 1997, the Bank became a wholly-owned subsidiary of West Pointe pursuant to the Plan of Reorganization and Exchange dated as of February 12, 1997.

West Pointe’s primary geographic market areas consist of St. Clair, Monroe and Madison counties in Illinois and St. Louis City and St. Louis County in Missouri. West Pointe has five branch locations in East and West Belleville, Columbia, Dupo and Swansea, Illinois and 25 ATMs serve to meet the convenience and financial needs of its customers. West Pointe’s strategy has been to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in its market areas.

THE MERGER

General

The Agreement and Plan of Merger and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the merger and is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

Conversion of West Pointe Common Stock

West Pointe shareholders will receive a combination of (i) up to 1,678,772 and no less than 1,099,384 shares of Commerce common stock and (ii) up to $20,225,000 in the merger. The number of shares of Commerce common stock that a holder of West Pointe common stock would receive in an exchange will vary depending on the price of the Commerce common stock and the number of shares of West Pointe common stock outstanding at the time of the merger. For example, if the number of shares of West Pointe common stock is 1,148,573 (assuming all of the options to purchase West Pointe common stock are exercised prior to the Effective Time and that certain holders of options use shares of West Pointe common stock to pay the exercise price of such options) the number of shares of Commerce common stock that a holder of a share of West Pointe common stock will receive will be between 1.2762 and 1.4616 as the price of Commerce common stock varies between $55.19 and $48.19. Assuming 1,148,573 shares of West Pointe common stock are outstanding immediately prior to the merger, the cash that a holder of a share of West Pointe common stock receives would be $70.44 unless the price of Commerce common stock is greater than $55.19 or less than $48.19. If the total amount of cash payable to electing shareholders would exceed $20,225,000, the shares exchanged for cash will be reduced pro rata to avoid exceeding that figure and shareholders electing cash instead will receive shares of Commerce common stock.

If between the date of the Agreement and Plan of Merger and the Effective Time, the outstanding shares of Commerce common stock shall have been further changed into a different number of shares or a different class, by reason of any issuance of common stock, recapitalization, reclassification, split-up, combination, exchange, readjustment, reorganization, merger, consolidation, distribution, stock split, stock or other dividend, or similar transaction, the Agreement and Plan of Merger shall be adjusted to the extent appropriate to reflect such event.

Stock Options

As of March 31, 2006, options to purchase 214,000 shares of West Pointe common stock were issued and outstanding to certain officers and directors of West Pointe. Prior to the merger, all of West Pointe’s outstanding stock options will fully vest and become exercisable. Because option holders with sufficient ownership of West Pointe common stock may surrender currently owned shares of West Pointe common stock to satisfy the option exercise price, West Pointe expects less than 214,000 shares of West Pointe common stock will be issued by West Pointe prior to the merger. If any options to purchase shares of West Pointe stock are outstanding at the closing of the merger, the Agreement and Plan of Merger provides that such options will be cancelled as of the Effective Time.

Exchange of West Pointe Stock Certificates

Once the merger is approved, and certain other conditions are met, you will be receiving by separate mailing a form of election which will allow you to elect the combination of Commerce common stock and cash that you would like to receive in the merger. Included with the form of election will be a letter of transmittal, as well as instructions on how to complete the form of election. We will initially mail forms of election at least 35 days before the expected completion of the merger. If you do not receive a form of election, you should contact the Exchange Agent or your broker to obtain a form of election. You are entitled to make an election with respect to your West Pointe shares even if you vote against the merger. However, any form of election submitted by a West Pointe shareholder who dissents and seeks to exercise appraisal rights will be invalid and will be rejected. If any dissenting shareholder ceases to be a dissenting shareholder but does not submit a valid form of election prior to the election deadline, each West Pointe share held by that dissenting shareholder will be treated as a share for which the shareholder has indicated no preference as to the receipt of the cash consideration or the stock consideration and, thus, will receive stock consideration. The form of election will allow you to make a cash election for some or all of your West Pointe shares. West Pointe shares as to which you do not make a valid election prior to the election deadline will be treated as though no election had been made and will be converted into Commerce common stock.

The U.S. federal income tax consequences of the merger to you will vary depending on whether you receive cash or shares of Commerce common stock, or a combination of cash and shares, in exchange for your West Pointe shares. However, at the time you will be required to make a cash election, you will not know if, and to what extent, the proration procedures will change the mix of consideration that you will receive in the merger. As a result, you will not know the tax consequences to you with certainty at the time you make your election. For more information regarding the tax consequences of the merger to West Pointe shareholders, please see “— Federal Income Tax Consequences.”

Exchange Agent

Prior to the completion of the merger, Commerce will appoint Commerce Bank, N.A. or a commercial bank or trust company that is acceptable to West Pointe, to act as the Exchange Agent. The Exchange Agent will effect the election and proration provisions.

Non-Electing Holders

If you do not dissent from the merger and if (i) you do not make an election to receive cash consideration in the merger, (ii) your form of election is not received by the Exchange Agent by the election deadline or (iii) your form of election is improperly completed or is not signed, you will be deemed not to have made an election. West Pointe shareholders not making an election in respect of their West Pointe shares will receive stock consideration for their West Pointe shares, regardless of the elections that have been made by other West Pointe shareholders. See “— Proration Procedures” below.

Proration Procedures

You should be aware that elections you make are subject to the proration procedures provided in the Agreement and Plan of Merger. Regardless of the elections made by West Pointe shareholders, these procedures provide that, in the aggregate:

•	Up to 25% of the West Pointe shares outstanding (which 25% includes dissenting shares, if any) immediately prior to the Effective Time will be converted into the right to receive cash; and

•	Assuming the Commerce common stock price is between $48.19 and $55.19, no less than 75% and up to 100% of the West Pointe shares outstanding immediately prior to the Effective Time will be converted into the right to receive stock consideration. If 75% of the West Pointe shares outstanding immediately prior to the Effective Time are converted into the right to receive stock consideration, the stock consideration is estimated to be $60,675,000. If 100% of the West Pointe shares outstanding immediately prior to the Effective Time are converted into the right to receive stock consideration, the stock consideration is estimated to be $80,900,000.

West Pointe shares held by West Pointe shareholders who properly exercise their dissenters’ rights will be treated as electing shares for purposes of these proration procedures.

References to receipt of the stock consideration include the receipt of cash in lieu of any fractional Commerce shares.

Scenario:  The Cash Consideration is Over-Subscribed:

This scenario will occur if holders of more than 25% the outstanding West Pointe shares (which 25% includes dissenting shares, if any) properly elect to receive the cash consideration for their West Pointe shares.

If You Made a Cash Election.  In this scenario, if you properly elected to receive cash consideration for all of your West Pointe shares, you would receive cash consideration for only a pro rata portion of each of the West Pointe shares for which you properly made a cash election. You will receive stock consideration for the remaining portion of each of your West Pointe shares.

If You Failed to Make an Election.  In this scenario, if you failed to properly make an election for any of your West Pointe shares, you would receive only stock consideration for your West Pointe shares, including cash in lieu of any fractional shares.

We are not making any recommendation as to whether you should elect to receive cash consideration in lieu of stock consideration. You must make your own decision with respect to your election. We cannot make any guarantee that you will receive the amount of cash consideration you elect. As a result of the proration procedures and other limitations described in this document and in the Agreement and Plan of Merger, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive.

Notwithstanding the above, the number of West Pointe shares to be converted into the cash consideration will not be greater than the number that would permit Commerce and West Pointe to receive the tax opinions described under “The Merger — Conditions to the Merger,” which relate to the merger qualifying as a “reorganization” under the Code.

Conversion and Exchange of Shares and Related Matters

Holders of unexchanged West Pointe shares will not be entitled to receive any dividends or other distributions payable by Commerce until their certificates are surrendered after the merger is completed. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of any fractional shares.

Promptly after the completion of the merger, the Exchange Agent will mail to holders of unexchanged West Pointe stock certificates (other than West Pointe stock certificates representing dissenting shares) a letter of transmittal and instructions for surrendering West Pointe stock certificates in exchange for the merger consideration that a holder of non-electing shares is entitled to receive, along with any dividends and other distributions and any cash in lieu of fractional shares. After a holder of West Pointe stock certificates sends the West Pointe stock certificates to the Exchange Agent together with the properly completed letter of transmittal or form of election, and any other documents that the Exchange Agent may reasonably require, the holder of West Pointe stock certificates will be entitled to receive such consideration. No interest will be paid or will accrue on any cash paid to holders of West Pointe stock certificates.

If there has been a transfer of ownership of West Pointe common stock that is not registered in the transfer records of West Pointe, such holder must present to the Exchange Agent the certificate representing such shares of West Pointe common stock, along with all documents required to evidence and effect the transfer of ownership and to evidence that any applicable stock transfer taxes have been paid prior to receiving any merger consideration.

Fractional Shares

No fractional shares will be issued by Commerce in connection with the merger. If you are a West Pointe shareholder who would otherwise have been entitled to a fraction of a share of Commerce common stock, you will be paid the cash value of such fraction determined by multiplying such fraction by the average of ten (10) closing sale prices of Commerce common stock as reported by Nasdaq on each of the ten (10) consecutive trading days preceding the fifth trading date prior to the Effective Time.

Background of Negotiations

The management of West Pointe has been aware of the increasing competition and continuing consolidation in the banking and financial services industry. From time to time, the management of West Pointe has been approached by the management of other financial institutions regarding the possibility of business combinations involving West Pointe and such other financial institutions. However, none of those preliminary inquiries resulted in significant discussions or a concrete proposal that West Pointe’s management was in a position to consider in a material way or recommend to the West Pointe Board of Directors and shareholders.

In the late summer and early fall of 2005, West Pointe’s management and Board of Directors considered estate planning objectives for certain major shareholders and began to consider the overall strategic plan for West Pointe, which included transfers to trusts and gifts of West Pointe stock to family members of such individuals.

In response to previous indications of interest from the management of Commerce, on September 23, 2005, West Pointe’s management responded to Commerce as a potential acquiror of West Pointe. Commerce indicated a willingness to discuss a strategic transaction and, on that same date, West Pointe and Commerce executed a Confidentiality Agreement to govern the use of non-public information during the negotiation process.

A special meeting of the Board of Directors of West Pointe was held on September 28, 2005 to discuss the potential transaction and the Board of Directors’ fiduciary duties in considering both the proposal from Commerce and any other proposal which would arise.

West Pointe engaged Legg Mason Wood Walker, Incorporated (“Legg Mason”) on October 11, 2005 to provide a fairness opinion in connection with any potential transaction involving West Pointe. Substantially all of the capital markets business of Legg Mason was acquired on December 1, 2005 by Stifel Financial Corp., parent company of Stifel, Nicolaus & Company, Incorporated. On October 12, 2005, the West Pointe Board of Directors reviewed the consideration proposed in the potential transaction as well as various strategic alternatives. Legg Mason provided a financial analysis on October 21, 2005 to the West Pointe Board of Directors on the consideration proposed in the potential transaction.

West Pointe and Commerce negotiated the deal terms between September 28, 2005 and March 8, 2006. These negotiations included in-person meetings with Commerce management and correspondence between the two companies throughout this period. During this period, West Pointe management also met with senior executives of another considerably larger bank holding company to discuss such other company’s potential interest in a business combination with West Pointe, and such party conducted a limited off-site review of West Pointe, but both parties decided to not proceed beyond those preliminary discussions. Negotiations with Commerce also included offer letters Commerce to West Pointe dated October 20, 2005, November 1, 2005, February 16, 2006, February 24, 2006, March 1, 2006 and March 8, 2006. In connection with this initial agreement, Commerce executed an offer letter dated March 8, 2006.

Commerce conducted due diligence on West Pointe between March 13 and March 17, 2006, whereby West Pointe provided to Commerce various regulatory documentation, legal documentation (e.g., contracts and litigation files), tax/accounting and financial documentation and operational documentation. Commerce conducted additional due diligence prior to April 13, 2006.

West Pointe, Commerce and their respective counsel negotiated the final terms of the transaction, including the Agreement and Plan of Merger and the stock option agreement, between March 8, 2006 and April 13, 2006.

On April 12, 2006, the West Pointe Board of Directors held a special meeting regarding the Agreement and Plan of Merger. At the meeting, counsel for West Pointe reviewed the terms and conditions of the Agreement and Plan of Merger and responded to questions from the West Pointe Board of Directors. Stifel delivered an oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, and based upon and subject to the considerations described in its opinion, the per share consideration to be received by the holders of shares of West Pointe common stock in the merger pursuant to the Agreement and Plan of Merger was fair to the holders of West Pointe common stock from a financial point of view. In support of its fairness opinion, representatives of Stifel provided a presentation to the West Pointe Board of Directors summarizing its analyses and responded to questions from the West Pointe Board of Directors. At this special meeting, the West Pointe Board of Directors unanimously determined that the Agreement and Plan of Merger and the transactions contemplated under the Agreement and Plan of Merger, including the merger, were advisable to, fair to and in the best interests of West Pointe and its shareholders. Further, the West Pointe Board of Directors directed that the Agreement and Plan of Merger be submitted for approval and adoption by the shareholders of West Pointe, with its recommendation.

On April 13, 2006, West Pointe and Commerce executed the Agreement and Plan of Merger and stock option agreement and distributed a joint press release announcing the proposed merger.

Reasons for the Merger

West Pointe.  West Pointe’s Board of Directors has determined that the merger is advisable and in the best interests of West Pointe and its shareholders. The West Pointe Board of Directors believes that the merger presents an opportunity to merge with a similar financial institution and create a combined company that will have significantly greater financial strength and earnings power than West Pointe would have on its own. Accordingly, the West Pointe Board of Directors has approved the merger. In reaching its decision to approve the Agreement and Plan of Merger and recommend its approval by West Pointe’s shareholders, the West Pointe Board of Directors consulted with West Pointe’s management, as well as West Pointe’s legal and financial advisors, and considered a number of factors, including, but not limited to, those discussed below.

Financial Considerations.  The West Pointe Board of Directors considered the financial terms of the merger based on, among other things, the following factors:

•	The belief that the value of the consideration to be received by West Pointe represents a fair multiple of West Pointe per share book value and earnings, based on historical and anticipated trading ranges for Commerce common stock;

•	The potential for stock price appreciation to West Pointe shareholders;

•	The current and prospective competitive regulatory environments in which West Pointe operates;

•	The quality and history of Commerce’s earnings and the ability to maintain those earnings given the management quality and depth, diversification of risk, representation in growing market areas and ability to grow internally;

•	The belief that the merger will result in a continuation of significant dividend income, as compared to other alternatives, based on the assumption that Commerce would continue to pay cash and stock dividends at its current rate and with the understanding that current dividends are not necessarily indicative of future dividends;

•	The advantages of combining with a larger financial institution, thereby enabling the West Pointe shareholders to become shareholders of a larger combined entity having greater resources to compete in the banking industry;

•	The election and allocation procedure set forth in the Agreement and Plan of Merger that allows West Pointe shareholders to elect between cash and stock, subject to certain limitations;

•	The expected financial strength of the combined company following the merger and the ability of the combined company to realize cost savings and to take advantage of various business opportunities with greater financial resources;

•	The written opinion of Stifel dated April 12, 2006, which stated that the merger consideration was fair from a financial point of view to holders of West Pointe common stock; and

•	The expected treatment of the merger as a tax-free reorganization under the Code.

Strategic Considerations.  The West Pointe Board of Directors also considered a number of strategic advantages of the merger in comparison to a stand-alone strategy, including, but not limited to, the following factors:

•	The creation of significant synergies and a stronger competitor in the changing banking industry following the merger;

•	The complementary nature of West Pointe’s and Commerce’s geographic markets for consumer financial service products; and

•	The creation of a stronger banking franchise by combining West Pointe’s strong banking presence in Southern Illinois with Commerce’s strong banking presence in the Kansas, Missouri and Illinois areas.

Social Considerations.  The West Pointe Board of Directors considered the social and economic effect on the West Pointe shareholders, employees, customers and community, including, but not limited to, the following factors:

•	The improbability that there would be customer and employee disruption from the merger, based on the merger record of Commerce;

•	The favorable position of Commerce among West Pointe’s and Commerce’s peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality;

•	Commerce’s large menu of banking and banking related products and services;

•	Commerce’s strong management record;

•	Commerce’s acquisition experience and history of operating acquired banking locations as community banks; and

•	The opportunity for West Pointe shareholders to participate in the future growth of a larger and more diversified bank holding company having greater financial resources, competitive strengths and business opportunities than would be possible for West Pointe as a stand alone entity.

While the West Pointe Board of Directors considered the foregoing and other factors individually, the West Pointe Board of Directors did not collectively assign any specific or relative weight to the factors considered and did not make any determination with respect to any individual factor. The West Pointe Board of Directors collectively made its determination with respect to the Agreement and Plan of Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Agreement and Plan of Merger is fair and in the best interests of the West Pointe shareholders.

Commerce.  In reaching its decision to approve the Agreement and Plan of Merger, the Board of Directors of Commerce considered a variety of factors, including the following:

•	The merger will allow Commerce to increase its market share in the demographically attractive markets of metropolitan St. Louis in the counties of St. Clair, Monroe and Madison, Illinois;

•	Commerce’s belief that the merger will provide an opportunity for Commerce to improve West Pointe’s operating performance and funding mix, and to expand West Pointe’s product offering;

•	Commerce’s familiarity with and review of West Pointe’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	West Pointe’s financial strength, stable credit quality and concentration in the attractive metropolitan area of Belleville, Illinois;

•	Commerce’s belief that after the merger the combined company will be able to continue to generate high revenue and growth rates; and

•	The merger will allow Commerce to continue its strategy of geographically diversifying its revenues and earnings.

The foregoing discussion of the information and factors considered by Commerce is not intended to be exhaustive. In reaching its determination to enter into the Agreement and Plan of Merger, Commerce did not assign any relative or specific weights to the foregoing factors.

Opinion of West Pointe Financial Advisor

Stifel acted as West Pointe’s financial advisor in connection with the merger. Stifel is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel is an investment banking and securities firm with membership on all the principal United States’ securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On April 12, 2006, Stifel rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors of West Pointe that, as of such date, the per share consideration to be paid to the holders of West Pointe common stock by Commerce pursuant to the Agreement and Plan of Merger was fair to such holders, from a financial point of view.

The full text of Stifel’s written opinion dated April 12, 2006, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of West Pointe common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel has no obligation to update, revise or reaffirm its opinion, and West Pointe does not currently expect that it will request an updated opinion from Stifel.

No limitations were imposed by West Pointe on the scope of Stifel’s investigation or the procedures to be followed by Stifel in rendering its opinion. Stifel was not requested to and did not make any recommendation to West Pointe’s Board of Directors as to the form or amount of the consideration to be paid to West Pointe or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel did not ascribe a specific range of values to West Pointe. Its opinion is based on the financial and comparative analyses described below. Stifel’s opinion was directed solely to West Pointe’s Board of Directors for its use in connection with its consideration of the merger. Stifel’s opinion addressed only the fairness of the per share consideration to the holders of West Pointe common stock from a financial point of view, did not address any other aspect of the merger, and was not intended to be and does not constitute a recommendation to any shareholder of West Pointe as to how such shareholder should vote with respect to the merger. Stifel’s opinion also did not make any recommendation to West Pointe’s shareholders as to whether such shareholders should elect to receive cash in lieu of shares of Commerce common stock (or any combination of cash or Commerce common stock) as per share consideration in exchange for any such shareholder’s shares of West Pointe common stock in connection with the merger. Stifel was not requested to opine as to, and its opinion does not address, West Pointe’s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to West Pointe. Stifel was not asked to opine on, and its opinion does not address, the fairness of any consideration paid or exchanged in connection with the proposed merger of the Bank, a subsidiary of West Pointe, with Commerce Bank, N.A., a subsidiary of Commerce’s merger subsidiary, CBI-Kansas, Inc.

In connection with its opinion, Stifel, among other things:

•	reviewed and analyzed a draft copy of the Agreement and Plan of Merger dated April 10, 2006;

•	reviewed and analyzed the audited consolidated financial statements of West Pointe included in their respective Annual Reports on Form 10-K for the five years ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	reviewed and analyzed the audited consolidated financial statements of Commerce included in their respective Annual Reports on Form 10-K for the five years ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	reviewed the reported prices and trading activity of the publicly traded common stock of Commerce and the reported prices and trading activity of the common stock of West Pointe;

•	reviewed and analyzed certain other publicly available information concerning West Pointe and Commerce;

•	reviewed certain non-publicly available information concerning West Pointe, including estimates of certain cost savings, operating synergies, and merger charges, internal financial analyses and forecasts prepared by its management and held discussions with West Pointe’s senior management regarding recent developments;

•	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

•	took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of West Pointe and Commerce, or that was otherwise reviewed by Stifel and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by West Pointe and Commerce (including, without limitation, potential cost savings and operating synergies realized by a potential acquiror), Stifel assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of West Pointe and Commerce as to the future operating and financial performance of West Pointe and Commerce, that cost saving and operating synergies would be realized in the amounts and time periods estimated by Commerce and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either West Pointe or Commerce since the date of the last financial statements made available to it. Stifel has also assumed, without independent verification and with West Pointe’s consent, that the aggregate allowances for loan losses set forth in the financial statements of West Pointe and Commerce are in the aggregate adequate to cover all such losses. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of West Pointe’s or Commerce’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of West Pointe or Commerce. Stifel relied on advice of West Pointe’s counsel as to certain legal matters with respect to West Pointe, the Agreement and Plan of Merger and the transactions and other matters contained or contemplated therein. Stifel has assumed, with West Pointe’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel has assumed that the definitive Agreement and Plan of Merger will not differ materially from the draft it reviewed. Stifel has also assumed that the merger will be consummated substantially on the terms and conditions described in the Agreement and Plan of Merger, without any waiver of material terms or conditions by West Pointe and Commerce.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of its opinion. It is understood that subsequent developments may affect the conclusions reached in its opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion.

The financial forecasts furnished to Stifel for West Pointe and estimates of potential cost savings and operating synergies to be realized by a potential acquiror were prepared by the management of West Pointe and constitute forward-looking statements. As a matter of policy, West Pointe and Commerce do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of West Pointe and Commerce, including, without limitation, factors related to the integration of West Pointe and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In connection with rendering its opinion, Stifel performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel’s view of the actual value of West Pointe. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of West Pointe or Commerce. Any estimates contained in Stifel’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel’s analyses was identical to West Pointe or Commerce or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which West Pointe common stock or Commerce common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel used in providing its opinion on April 12, 2006. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness to the shareholders of West Pointe of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for West Pointe should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

In connection with rendering its opinion and based upon the terms of the draft Agreement and Plan of Merger reviewed by it, Stifel assumed the aggregate consideration to be $80.9 million, and at the time of the opinion, the per share consideration to be $70.44.

Pro Forma Effect of the Merger.  Stifel reviewed certain estimated future operating and financial information developed by West Pointe, publicly available financial estimates of Commerce (including its recently announced agreement to acquire Boone National Savings & Loan Association FA) and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger for the twelve month periods ended December 31, 2006 and December 31, 2007. Based on this analysis, Stifel compared certain of West Pointe’s estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to West Pointe’s earnings per share for the twelve month period ended December 31, 2007. Stifel also reviewed certain financial information in order to determine the estimated effect of the merger on West Pointe’s book value, tangible book value and dividend. Based on this analysis on a pro forma basis, the merger is forecast to be dilutive to both West Pointe’s book value per share and West Pointe’s tangible book value per share. Based on historical dividend rates, Stifel noted that West Pointe’s shareholders who elect to receive Commerce shares would receive an increase in their dividends.

Analysis of Bank Merger Transactions.  Stifel analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 196 U.S. bank acquisitions announced since April 10, 2005, with announced transaction values and excluding merger of equals transactions, referred to below as Group A, (2) 17 selected Central U.S. bank acquisitions announced since April 10, 2005, involving sellers headquartered in the Central U.S. with total assets between $150 million and $1 billion and excluding merger of equals transactions, referred to below as Group B. Stifel calculated the following ratios with respect to the merger and the selected transactions:

Median Statistics for
Commerce /	Selected Transactions
Ratios	West Pointe	Group A	Group B

Price Per Share/Book Value Per Share	227%	220%	237%
Price Per Share/Tangible Book Value Per Share	227%	233%	240%
Adjusted Price/6.50% Equity	246%	276%	252%
Price Per Share/Last 12 Months EPS	21.2	x	23.4	x	20.4	x
Price Per Share/Current Year EPS	23.1	x	NA	20.9	x
Price Per Share/Forward Year EPS	21.6	x	NA	19.3	x
Price/Assets	19.0%	22.1%	18.9%
Premium over Tangible Book Value/Deposits	11.3%	14.2%	11.1%
Price/Deposits	22.6%	25.9%	22.5%

This analysis resulted in a range of imputed values for West Pointe common stock of between $68.32 and $82.98 per share based on the median multiples for Group A, and between $62.97 and $74.42 per share based on the median multiples for Group B.

Present Value Analysis.  Applying present value analysis to the theoretical future earnings and dividends of West Pointe, Stifel compared the per share consideration to the calculated present value of one share of West Pointe’s common stock on a stand-alone basis. The analysis was based upon West Pointe’s management’s projected earnings growth, a range of assumed price/earnings ratios, and a 13.0%, 13.5% and 14.2% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The stand-alone present value of West Pointe’s common stock calculated on this basis ranged from $32.09 to $38.03 per share.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Stifel estimated the net present value of the future streams of after-tax cash flow that West Pointe could produce for dividends to a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel assumed that West Pointe would perform in accordance with management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that West Pointe’s tangible common equity ratio would be maintained at 6.5% of assets. Stifel calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2006 discounted to present values at assumed discount rates ranging from 12.5% to 17.5%, reflecting the general range for the bank industry based on Stifel’s historical experience, and based upon West Pointe’s estimated cost savings of 0% and 22% of West Pointe’s non-interest expense. This discounted cash flow analysis indicated an implied equity value reference range of $16.20 to $61.78 per share of West Pointe common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of West Pointe common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Analysis of Premium to Market Price for Merger Transactions.  Stifel analyzed the premiums paid to the then current market price one day, one week and one month prior to the date of announcement of a transaction for 847 transactions in the bank and thrift industries announced in the United States between April 10, 1996 and April 10, 2006. Stifel calculated the following ratios with respect to the merger and such transactions:

		Transactions Announced Between
		4/10/96 and 4/10/06
	Commerce/	25th		75th
Market Premium Data	West Pointe	Percentile	Median	Percentile

Premium to stock price 1 day prior to announcement	35.5%	12.9%	25.0%	42.8%
Premium to stock price 1 week prior to announcement	42.3%	16.5%	29.0%	45.5%
Premium to stock price 1 month prior to announcement	42.3%	19.9%	33.3%	50.6%

This analysis resulted in a range of imputed values for West Pointe common stock of $65.00, $63.86 and $66.00 based on the median premiums for such transactions.

Comparison of Selected Companies.  Stifel reviewed and compared certain multiples and ratios for the merger with a peer group of 10 selected banks in the Midwest with assets between $150 million and $1 billion and comparable Return on Average Equity, Return on Average Assets, Equity to Assets, and Loans to Assets ratios to West Pointe. In order to calculate a range of imputed values for a share of West Pointe common stock, Stifel applied a 33.3% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, estimated 2006 earnings as provided by First Call, estimated 2007 earnings as provided by First Call, assets, tangible book value to deposits and deposits. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of West Pointe. This analysis resulted in a range of imputed values for West Pointe common stock of between $48.58 and $70.06 per share based on the median multiples and ratios for the peer group. The 33.3% control premium selected by Stifel was based on a 10 year analysis of one month market premiums paid in bank and thrift merger transactions.

Additionally, Stifel calculated the following ratios with respect to the 10 selected comparable companies after application of the 33.3% control premium:

			Trading Multiples for Selected Peer Group With Control Premium Applied(1)
	Commerce/		10th				90th
Ratios	West Pointe		Percentile		Median		Percentile

Price Per Share/Book Value Per Share	227%		163%		190%		251%
Price Per Share/Tangible Book Value Per Share	227%		178%		226%		291%
Adjusted Price/6.50% Equity	246%		180%		210%		290%
Price Per Share/Latest 12 Months Earnings	21.2	x	17.6	x	18.9	x	26.6	x
Price Per Share/Estimated 2006 Earnings Per Share(2)	23.1	x	16.4	x	16.5	x	19.7	x
Price Per Share/Estimated 2007 Earnings Per Share(2)	21.6	x	14.2	x	14.9	x	18.2	x
Price/Assets	19.0%		14.7%		16.7%		20.9%
Premium over Tangible Book Value/Deposits	11.3%		7.6%		10.1%		15.7%
Price/Deposits	22.6%		18.1%		20.9%		26.1%

(1)	Based on prices as of market close on April 10, 2006.

(2)	Projected EPS estimates based on First Call consensus.

Also, Stifel reviewed and compared certain multiples and ratios for the merger with the same peer group of 10 selected banks in the Midwest with assets between $150 million and $1 billion and comparable Return on Average Equity, Return on Average Assets, Equity to Assets, and Loans to Assets ratios to West Pointe without applying the control premium of 33.3%. Stifel then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of West Pointe. This analysis resulted in a range of imputed values for West Pointe common stock of between $36.44 and $52.54 per share based on the median multiples and ratios for the peer group.

Additionally, Stifel calculated the following ratios with respect to the 10 selected comparable companies without application of the control premium:

			Trading Multiples for Selected Peer Group Without Control Premium Applied(1)
	Commerce/		10th				90th
Ratios	West Pointe		Percentile		Median		Percentile

Price Per Share/Book Value Per Share	227%		122%		142%		188%
Price Per Share/Tangible Book Value Per Share	227%		133%		169%		218%
Adjusted Price/6.50% Equity	246%		127%		152%		210%
Price Per Share/Latest 12 Months Earnings	21.2	x	13.2	x	14.2	x	20.0	x
Price Per Share/Estimated 2006 Earnings Per Share(2)	23.1	x	12.3	x	12.4	x	14.8	x
Price Per Share/Estimated 2007 Earnings Per Share(2)	21.6	x	10.7	x	11.2	x	13.6	x
Price/Assets	19.0%		11.5%		13.0%		15.7%
Premium over Tangible Book Value/Deposits	11.3%		3.1%		5.8%		9.4%
Price/Deposits	22.6%		13.6%		16.4%		19.7%

(1)	Based on prices as of market close on April 10, 2006.

(2)	Projected EPS estimates based on First Call consensus.

As described above, Stifel’s opinion was among the many factors taken into consideration by the West Pointe Board of Directors in making its determination to approve the merger. West Pointe’s Board of Directors did not find it practical to, and did not, make any specific observations or draw any conclusions with respect to any of the individual analyses presented by Stifel, but rather the West Pointe Board of Directors reviewed and digested the analyses in their totality in reaching its conclusions with respect to the advisability of the merger.

Pursuant to the terms of Stifel’s engagement, West Pointe paid Stifel a nonrefundable cash fee upon the delivery of its fairness opinion that was not contingent upon consummation of the merger, agreed to reimburse Stifel for certain out-of-pocket expenses and has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of business, Stifel makes a market in Commerce’s equity securities and actively trades equity securities of West Pointe and Commerce for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Stifel has provided investment banking and other brokerage services to West Pointe and Commerce for which Stifel received customary fees for its services. Stifel may seek to provide investment banking and other brokerage services to Commerce in the future. Certain employees of Stifel’s Investment Banking Department own less than one percent (1%) of Commerce’s equity securities in the aggregate.

The West Pointe Board of Directors recommends that West Pointe shareholders vote FOR approval of the Agreement and Plan of Merger.

Operations and Management After the Merger

At the Effective Time the separate corporate existence of West Pointe will terminate as it merges with and into CBI-Kansas. The Articles of Incorporation and Bylaws of CBI-Kansas as in effect immediately prior to the effective time will remain the Articles of Incorporation and Bylaws of CBI-Kansas from and after the effective time until amended as provided by law. The officers and directors of CBI-Kansas will remain the officers and directors of CBI-Kansas from and after the Effective Time. It is expected that existing management of the surviving corporation will be supplemented with personnel from Commerce who will assist in bringing new methods and systems to the surviving corporation which have been developed by Commerce. Commerce also expects to enhance the net interest margin and non-interest income of the surviving corporation by expanding the products and services offered. Commerce will also analyze the surviving corporation’s operations for potential efficiencies and anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

Conditions to the Merger

The merger is conditioned on the fulfillment prior to the closing of certain conditions set forth in the Agreement and Plan of Merger, including, among other things, the following:

•	The approval of the Agreement and Plan of Merger by the holders of two-thirds of all of the outstanding shares of West Pointe common stock;

•	The accuracy of representations of Commerce, CBI-Kansas and West Pointe made in the Agreement and Plan of Merger and the performance of their respective obligations thereunder;

•	The absence of a material adverse event since December 31, 2005 affecting the financial condition, properties, assets, liabilities, rights or business of West Pointe;

•	The absence of a material adverse event since December 31, 2005 affecting the financial condition, properties, assets, liabilities, rights or business of Commerce or CBI-Kansas;

•	The receipt by Commerce and West Pointe of an opinion from Blackwell Sanders Peper Martin LLP relating to certain tax matters;

•	The receipt by Commerce of an opinion from Bryan Cave LLP as to certain corporate matters regarding West Pointe;

•	The receipt by West Pointe of an opinion from Blackwell Sanders Peper Martin LLP as to certain corporate matters regarding Commerce;

•	The receipt of necessary regulatory approvals;

•	A minimum amount of equity and minimum loan loss reserve of West Pointe;

•	Dissenters’ rights shall not have been exercised with respect to more than 25% of the outstanding shares of West Pointe common stock on the Closing Date;

•	A Registration Statement to register the shares of Commerce common stock to be received by certain West Pointe shareholders in the merger shall have been filed;

•	The absence of any temporary restraining order, preliminary or permanent injunction or other order or legal restraint that would prevent the consummation of the merger;

•	The receipt by Commerce of an opinion of counsel with respect to certain life insurance contracts and split dollar agreements maintained for the benefit of West Pointe or the Bank;

•	The cancellation of all outstanding unexercised options for West Pointe common stock under West Pointe’s stock option plans; and

•	Commerce shall have entered into non-competition agreements with Harry E. Cruncleton and Terry W. Schaefer.

Conduct of Business Pending the Merger

Pursuant to the Agreement and Plan of Merger, West Pointe has agreed to carry on its business and cause the Bank and its other subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Agreement and Plan of Merger. West Pointe has agreed to certain limitations on its ability to engage in material transactions.

No Solicitation

The Agreement and Plan of Merger provides that unless and until the Agreement and Plan of Merger has been terminated, neither West Pointe nor any of its subsidiaries will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of West Pointe, the Bank, or any other subsidiary of West Pointe. West Pointe is required to promptly advise Commerce of its receipt of, and the substance of, any such proposal or inquiry.

Waiver and Amendment

Prior to or at the Effective Time, any provision of the Agreement and Plan of Merger, including, without limitation, the conditions to consummation of the merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Agreement and Plan of Merger by the shareholders of West Pointe; provided, however, that after any such approval, no such amendment shall alter the amount or change the form of the consideration or alter or change any of the terms of the Agreement and Plan of Merger if such alteration or change would adversely affect the holders of West Pointe common stock or would legally require further approval of such holders. It is anticipated that a condition to consummate the merger would be waived only in those circumstances where the Board of Directors of Commerce, CBI-Kansas or West Pointe, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

Termination of the Agreement and Plan of Merger

The Agreement and Plan of Merger and the merger may be terminated at any time prior to the closing date, provided that the terminating party is not then in material breach of the Agreement and Plan of Merger, by:

•	The mutual consent of Commerce, CBI-Kansas and West Pointe;

•	Commerce, CBI-Kansas or West Pointe if the merger has not been consummated by December 31, 2006 unless extended up to 60 days thereafter by Commerce or West Pointe under certain circumstances;

•	Commerce, CBI-Kansas or West Pointe if regulatory approval has been denied or the merger has been enjoined or if any regulator has issued an order with respect to the merger which imposes a burdensome condition on Commerce, CBI-Kansas or West Pointe;

•	Commerce or CBI-Kansas, on the one hand, or West Pointe, on the other hand, if the other party has materially breached the Agreement and Plan of Merger and has not cured such breach within 45 days of notice of the breach;

•	Commerce, CBI-Kansas or West Pointe if the West Pointe Board of Directors fails to recommend adoption of the Agreement and Plan of Merger by the West Pointe shareholders or amends or modifies the recommendation in a manner materially adverse to Commerce or CBI-Kansas or withdraws such recommendation;

•	Commerce, CBI-Kansas or West Pointe if the West Pointe shareholders do not approve the merger at a duly held meeting of the West Pointe shareholders;

•	Commerce, or CBI-Kansas, on the one hand, or West Pointe on the other hand, if there has been a material adverse change or event with respect to the other party’s business, financial condition, results of operations or prospects and such change or effect has not been cured within 45 days or the closing date, whichever is earlier;

•	Commerce or CBI-Kansas if the per share Commerce stock price is greater than $61.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time); or

•	West Pointe if the per share Commerce stock price is less than $41.69 (adjusted for stock splits, stock dividends, recapitalizations or other adjustments pertaining to or affecting the Commerce common stock prior to the Effective Time).

Effect of Termination.  If the Agreement and Plan of Merger is terminated, it will become void, and there will be no liability on the part of Commerce or West Pointe, except that (1) both Commerce and West Pointe will remain liable for any willful breach of the Agreement and Plan of Merger and (2) designated provisions of the Agreement and Plan of Merger, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination. In addition, if the Agreement and Plan of Merger is terminated, under certain specified circumstances the stock option agreement will remain in effect in accordance with its terms.

Effective Time

It is presently anticipated that the Effective Time will occur in the third quarter of 2006, but no assurance can be given to that effect.

Federal Securities Laws Consequences and Resales of Commerce Stock by Affiliates

The shares of Commerce to be issued pursuant to the merger have been registered under the Securities Act of 1933, as amended. The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by shareholders of West Pointe who are not deemed to be “affiliates” (as that term is defined in the rules under the Securities Act) of West Pointe. An “affiliate” of West Pointe is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, West Pointe. These restrictions are expected to apply to the directors and executive officers of West Pointe and the holders of 10% or more of the outstanding West Pointe common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Shareholders not falling into the category of affiliate have no restrictions on when they may sell the Commerce stock received in the merger. The shares of Commerce to be issued to affiliates of West Pointe will be registered with the SEC on a separate registration form and may be sold by such affiliates pursuant to that registration statement. If an affiliate elects not to be included in that registration statement, then the Commerce shares will be issued to that affiliate with a legend requiring such shares be sold for one year pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act.

Rights of Dissenting Shareholders

Under Illinois law, the relevant provisions of which are attached to this document as Appendix D (Sections 11.65 and 11.70 of the IBCA), each West Pointe shareholder who dissents from the merger and who complies with various procedural requirements of Section 11.70 of the IBCA is entitled to receive the fair value of his or her shares of West Pointe common stock in cash, with accrued interest. Specifically, a West Pointe shareholder may dissent from the merger and CBI-Kansas, as the merger’s surviving corporation, must pay to the shareholder, upon the surrender of certificates representing his or her shares, the fair value of the shares as of the day prior to West Pointe’s special meeting, with accrued interest. If CBI-Kansas and you cannot agree on the fair value of your shares, then the IBCA provides for a judicial determination of these amounts. The value as determined by an Illinois court may be more or less than the value you are entitled to under the Agreement and Plan of Merger. If you desire to exercise dissenters’ rights, you should refer to the Section 11.70 of the IBCA in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

However, to exercise dissenters’ rights, you must do all of the following:

•	file with West Pointe prior to or at the special meeting a written demand for payment for your shares before a vote is taken;

•	not vote in favor of the merger (note that a vote, in person or by proxy, against approval and adoption of the Agreement and Plan of Merger will not constitute a written demand for payment); and

•	continue to hold your shares of West Pointe common stock through the Effective Time.

Your failure to vote against the proposal to adopt and approve the merger and Agreement and Plan of Merger will not constitute a waiver of your dissenters’ rights under the IBCA if you make written demand for payment before the vote is taken. Conversely, a vote against approval and adoption of the merger and Agreement and Plan of Merger will not by itself be sufficient to satisfy your obligations if you are seeking dissenters’ rights. You must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters’ rights.

Each outstanding share of West Pointe common stock as to which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that did not vote in favor of approval of the merger retains all other rights of a shareholder until those rights are cancelled by consummation of the merger. However, after the Effective Time, each share held by a dissenting shareholder will represent only the rights of a dissenting shareholder under the IBCA, which includes the right to obtain payment for the estimated fair value of those shares.

Within 10 days after the effective date of the merger or 30 days after you have delivered your written demand for payment, whichever is later, CBI-Kansas will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you such estimated fair value for your shares or instructions to sell your shares within 10 days. If you do not agree with the opinion of CBI-Kansas as to the estimated fair value of the shares or the amount of interest due, then within 30 days of your receipt of CBI-Kansas’ valuation statement, you must notify CBI-Kansas as to what you estimate the fair value of your shares to be and the amount of interest due and demand the difference between your estimated fair value and the amount of the payment by CBI-Kansas or the proceeds of the sale of your shares.

If, within 60 days from delivery of CBI-Kansas’ notice to the dissenting shareholders, you and CBI-Kansas have not agreed in writing as to the fair value of the shares and interest due, CBI-Kansas will either pay the difference in value demanded by you, with interest, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. CBI-Kansas will be required to then make all dissenters, whose demands remain unsettled, a party to such proceeding. If CBI-Kansas does not commence the action, you may commence an action as permitted by law.

In a proceeding brought by CBI-Kansas to determine value, the court will determine the costs of the proceeding, including the reasonable compensation of expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that CBI-Kansas estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against CBI-Kansas. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The fees and expenses for counsel and experts may be awarded to the dissenter if the court finds that CBI-Kansas did not substantially comply with the procedure to dissent in the statute. In addition, the fees and expenses for counsel and experts can be assessed against either party if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the dissenter’s rights.

The shares for which you have properly exercised your dissenters’ rights and followed the right to dissent procedures in the IBCA will not be converted into, or represent, the right to receive Commerce common stock as provided under the Agreement and Plan of Merger. None of these shares will, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of such shares, fail to properly perfect, effectively withdraw, waive or lose, or otherwise become ineligible to exercise dissenting shareholder’s rights under the IBCA, then at that time shares held by you will be converted into Commerce common stock as provided in the Agreement and Plan of Merger.

Regulatory Approvals Required for the Merger

The regulatory approvals required to complete the transactions contemplated by the Agreement and Plan of Merger include approval from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency. Commerce will complete the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve System.  The merger is subject to approval of the Board of Governors of the Federal Reserve System pursuant to Section 3 of the Bank Holding Company Act of 1956. The Board of Governors of the Federal Reserve System is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Board of Governors of the Federal Reserve System finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Board of Governors of the Federal Reserve System may not approve an interstate acquisition without regard to state law if the applicant controls, or after completion of the acquisition the combined entity would control, more than 10 percent of the total deposits of insured depository institutions in the United States.

In addition, in reviewing a transaction under the applicable statutes, the Board of Governors of the Federal Reserve System will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Board of Governors of the Federal Reserve System will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, as amended (the “CRA”), the Board of Governors of the Federal Reserve System must take into account the record of performance of each of Commerce and West Pointe in meeting the credit needs of the entire communities, including low-and moderate-income neighborhoods, served by the company and its subsidiaries. Each of Commerce’s and West Pointe’s principal depository institution has received an “outstanding” CRA rating from the United States Office of the Comptroller of the Currency, and its other depository institutions have received either an outstanding or satisfactory CRA rating.

Commerce’s right to exercise its option under the stock option agreement is also subject to the prior approval of the Board of Governors of the Federal Reserve System, to the extent that the exercise of Commerce’s option under the stock option agreement would result in Commerce owning more than 5% of the outstanding shares of West Pointe common stock. In considering whether to approve Commerce’s right to exercise its option, including its right to purchase more than 5% of the outstanding shares of West Pointe common stock, the Board of Governors of the Federal Reserve System would generally apply the same statutory criteria it will apply to its consideration of the merger.

Antitrust Considerations.  At any time before or after the acquisition is completed, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, which we refer to as the Antitrust Division and the FTC, respectively, could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Commerce or West Pointe or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Commerce and West Pointe believe that the completion of the merger will not violate U.S. antitrust laws. However, Commerce and West Pointe can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Commerce and West Pointe will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Commerce and West Pointe operate. Although Commerce and West Pointe believe there are substantial arguments to the contrary, these agencies may claim the authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Timing.  We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its results.

Pursuant to the Bank Holding Company Act, a transaction approved by the Board of Governors of the Federal Reserve System may not be completed until 30 days after approval is received, during which time the Antitrust Division may challenge the merger on antitrust grounds. The commencement of an antitrust action would “stay”— that is, suspend-the effectiveness of an approval unless a court specifically were to order otherwise. With the approval of the Board of Governors of the Federal Reserve System and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

Commerce and West Pointe believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Commerce or West Pointe.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Transactions Between Commerce and West Pointe

No shares of West Pointe common stock are presently owned by Commerce or by any of its subsidiaries or principals, or by trustees for the benefit of Commerce or any of its subsidiaries, shareholders or employees as a class or by an escrow arrangement instituted by Commerce.

THE STOCK OPTION AGREEMENT

The following description which sets forth the material provisions of the stock option agreement under which West Pointe has granted an option to Commerce to purchase shares of West Pointe common stock in specified circumstances, is subject to the full text of, and qualified in its entirety by reference to, the stock option agreement, which is attached to this document as Appendix B and which is incorporated by reference to this document. We urge you to read the stock option agreement carefully and in its entirety, as it is the legal document governing the stock option.

The Stock Option

When we entered into the Agreement and Plan of Merger, we also entered into a stock option agreement. Under the terms of the stock option granted by West Pointe to Commerce, Commerce may purchase up to 217,000 shares of West Pointe common stock at an exercise price of $48.75 per share (the “Option Price”). However, the number of shares issuable upon exercise of the option cannot exceed 19.9% of West Pointe common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreement, the number of shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option. The terms of the stock option agreement are summarized below.

Purpose of the Stock Option Agreement

The stock option agreement may have the effect of making an acquisition or other business combination of West Pointe by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreement or because of any cash payments made under the stock option agreement. The stock option agreement may, therefore, discourage third parties from proposing an alternative transaction to the merger, including one that might be more favorable, from a financial point of view, to West Pointe shareholders than the merger.

To our knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

Exercise; Expiration

Commerce may exercise its option in whole or in part if a Triggering Event (as defined below) occurs prior to the Effective Time, as these terms are described below. The purchase of any shares of West Pointe common stock under the option is subject to compliance with applicable law, which may require regulatory approval.

The term “Triggering Event” generally occurs if: (i) any person (other than Commerce or any of its subsidiaries) shall have publicly announced or delivered to West Pointe a proposal, or disclosed publicly or to West Pointe an intention to make a proposal, to purchase 20% or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving West Pointe or any of its subsidiaries and West Pointe shall not have rejected such proposal within 10 business days thereafter (an “Acquisition Transaction”); (ii) West Pointe or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Commerce or any of its subsidiaries) to effect or provide for an Acquisition Transaction; or (iii) any person (other than Commerce or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or the right to acquire beneficial ownership of, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of West Pointe common stock (other than trust account shares) aggregating 20% or more of the then outstanding shares of West Pointe common stock. As used in this Agreement, “person” shall have the meaning specified in Sections 3(a)(9) and 13(d) of the Exchange Act.

If the option becomes exercisable, it may be exercised, in whole or in part, within three months following the occurrence of a Triggering Event. Commerce’s right to exercise its option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods. The option is exercisable for shares of West Pointe common stock.

Termination

The stock option agreement will terminate on the earliest to occur of: (i) the Effective Time, (ii) the termination of the Agreement and Plan of Merger, so long as a Triggering Event has not occurred, (iii) the date on which Commerce’s total profit equals $4,000,000 and (iv) December 31, 2006.

Rights Under the Stock Option Agreement

Upon West Pointe entering into a definitive agreement with respect to a Triggering Event, following a request of Commerce, West Pointe may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreement, exceeds the option price. At the request of the owner of option shares from time to time, West Pointe may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated.

The stock option agreement provides that the total profit realized by Commerce as a result of a stock option agreement may in no event exceed $4,000,000.

At any time after December 31, 2006 and provided that West Pointe has not entered into a definitive agreement with respect to a Triggering Event prior to December 31, 2006, West Pointe has the right, at its election, to repurchase from the holder of the option any shares purchased under the stock option agreement. The repurchase price for such shares is the Option Price. West Pointe may exercise its right to repurchase from the holder of the option, in whole or in part, any shares then owned by such holder by delivering a written notice or notices stating that West Pointe elects to repurchase the shares in accordance with the stock option agreement (each such notice, a “Call Notice”). As promptly as practicable, West Pointe must deliver to the holder the applicable Option Price.

To the extent that, upon or following the delivery of a Call Notice, West Pointe is prohibited under applicable law or regulation from repurchasing the shares set out in the Call Notice, West Pointe must notify the holder in writing and thereafter deliver, from time to time, to the holder the portion of the Option Price that West Pointe is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited.

FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of West Pointe common stock that exchange their shares of West Pointe common stock for cash, shares of Commerce common stock, or a combination of cash and Commerce common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion addresses only those West Pointe shareholders that hold their shares of West Pointe common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities that elects the mark-to-market method of accounting for your securities;

•	a holder of West Pointe common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of West Pointe common stock that received West Pointe common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar; or

•	a holder of West Pointe common stock that holds West Pointe common stock as part of a hedge, straddle, constructive sale or conversion transaction.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of West Pointe common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust, if a United States court can exercise primary supervision over it, and one or more United States persons have authority to control substantial decisions that affect it, or (iv) an estate subject to United States income tax on its worldwide income.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. The consummation of the merger is conditioned on the delivery, by Blackwell Sanders Peper Martin LLP, of an opinion to Commerce and to West Pointe to the effect that (1) the merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code, and (2) no gain or loss will be recognized by the shareholders of West Pointe to the extent they receive Commerce common stock in exchange for shares of West Pointe common stock.

This opinion will be based on representation letters provided by Commerce and West Pointe and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the Effective Time. None of the opinions described above will be binding on the Internal Revenue Service. Commerce and West Pointe have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

If you exchange your West Pointe common stock exclusively for cash and neither you nor certain persons or entities related to you own Commerce common stock after the merger, you will recognize gain or loss on the difference between the cash you receive and your tax basis for that stock.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, if you exchange your West Pointe common stock exclusively for Commerce common stock, you will recognize no gain or loss, and if you exchange your West Pointe common stock for a combination of cash and Commerce common stock, you will generally recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of gain realized (i.e., the excess, if any, of the sum of the cash and the fair market value of the Commerce common stock you receive over your tax basis in the West Pointe common stock surrendered in the merger); and

•	the amount of cash that you receive in the merger.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. If you have different bases or holding periods in respect of shares of West Pointe common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Commerce common stock received in the merger.

Any recognized gain or loss will generally be long-term capital gain or loss if your holding period with respect to the West Pointe common stock surrendered is more than one year at the Effective Time. In some cases, cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as dividend income. In the case of U.S. holders who are individuals, trusts or estates, any such dividend income will be subject to tax at the same preferential rates as net capital gains if the applicable requirements are satisfied. These rules are complex and dependent upon the specific factual circumstances particular to you. Consequently, if you may be subject to these rules, you should consult your tax advisor as to the application of these rules to the particular facts relevant to you. The aggregate tax basis in the shares of Commerce common stock that you receive in the merger, including any fractional share interests deemed received by you under the treatment described below, will equal your aggregate adjusted tax basis in the West Pointe common stock you surrender, increased by the amount of taxable gain, if any, that you recognize on the exchange (including any portion of the gain that is treated as a dividend but excluding any gain or loss resulting from the deemed receipt and redemption of a fractional share interest described below) and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share interest). Your holding period for the shares of Commerce common stock that you receive in the merger (including a fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of West Pointe common stock that you surrender in the exchange.

Cash in Lieu of a Fractional Share

If you receive cash in lieu of a fractional share of Commerce common stock, you will be treated as having received the fractional share of Commerce common stock pursuant to the merger and then as having exchanged the fractional share of Commerce common stock for cash in a redemption by Commerce. As a result, assuming that the redemption of a fractional share of Commerce common stock is treated as a sale or exchange and not as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis of the fractional share of Commerce common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of West Pointe common stock you may be subject to information reporting and backup withholding at a rate of 28% on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Reporting Requirements

If you receive shares of Commerce common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH WEST POINTE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information as of March 31, 2006, relating to the beneficial ownership of West Pointe common stock by (a) each person known to West Pointe to be the beneficial owner of 5% or more of the outstanding West Pointe common stock, (b) each director and executive officer of West Pointe, and (c) all directors and executive officers of West Pointe as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. The business address of each person listed is 5701 West Main Street, Belleville, Illinois 62226. Except as otherwise indicated, each person indicated below has sole voting and investment power with respect to the shares of West Pointe common stock reported as beneficially owned by such person.

		Percentage of
	Number of	Beneficial
Name	Shares	Ownership

Terry W. Schaefer(1)	60,132	5.68%
Harry E. Cruncleton(2)	54,930	5.18%
William C. Allison(3)	25,341	2.43%
David G. Embry(4)	67,764	6.50%
Jack B. Haydon(5)	25,882	2.48%
Charles G. Kurrus, III(6)	30,144	2.89%
Edward J. Szewczyk(7)	36,271	3.48%
Wayne W. Weeke(8)	42,304	4.06%
Bruce A. Bone(9)	8,498	.82%
Robert G. Cady(10)	9,980	.96%
Bonnie M. Hettenhausen(11)	1,959	.19%
Albert M. Miller(12)	7,834	.75%
Quinten E. Spivey(13)	1,612	.16%
Anthony T. Holdener, Jr.(14)	300	.03%
All directors and named executive officers as a group (14 persons)(15)	372,951	31.46%

(1)	Includes 11,076 shares over which Mr. Schaefer has sole beneficial ownership, 19,372 shares over which Mr. Schaefer has shared beneficial ownership and options to purchase 29,684 shares.

(2)	Includes 25,246 shares over which Mr. Cruncleton has shared beneficial ownership and options to purchase 29,684 shares.

(3)	Includes 7,242 shares over which Mr. Allison has sole beneficial ownership, 6,183 shares over which Mr. Allison has shared beneficial ownership and options to purchase 11,916 shares.

(4)	Includes 55,848 shares over which Mr. Embry has sole beneficial ownership and options to purchase 11,916 shares.

(5)	Includes 200 shares over which Mr. Haydon has sole beneficial ownership, 13,766 shares over which Mr. Haydon has shared beneficial ownership and options to purchase 11,916 shares.

(6)	Includes 16,978 shares over which Mr. Kurrus has sole beneficial ownership, 1,250 shares over which Mr. Kurrus has shared beneficial ownership and options to purchase 11,916 shares.

(7)	Includes 24,355 shares over which Dr. Szewczyk has sole beneficial ownership and options to purchase 11,916 shares.

(8)	Includes 24,474 shares over which Mr. Weeke has sole beneficial ownership, 5,914 shares over which Mr. Weeke has shared beneficial ownership and options to purchase 11,916 shares.

(9)	Includes 664 shares over which Mr. Bone has sole beneficial ownership and options to purchase 7,834 shares.

(10)	Includes 2,146 shares over which Mr. Cady has sole beneficial ownership and options to purchase 7,834 shares.

(11)	Includes 695 shares over which Ms. Hettenhausen has sole beneficial ownership, 364 shares over which Ms. Hettenhausen has shared beneficial ownership options to purchase 900 shares.

(12)	Includes options to purchase 7,834 shares.

(13)	Includes 675 shares over which Mr. Spivey has sole beneficial ownership, 937 shares over which Mr. Spivey has shared beneficial ownership.

(14)	Includes options to purchase 300 shares.

(15)	Includes 144,353 shares over which the named executive officers and directors as a group have sole beneficial ownership, 73,032 shares over which the named executive officers and directors as a group have shared beneficial ownership and options to purchase 155,566 shares.

FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

Certain members of management of West Pointe and the Bank, and their Boards of Directors, may have interests in the transaction in addition to their interests as shareholders of West Pointe which are summarized below. The West Pointe Board of Directors was aware of these factors and considered them, among other matters, in approving the Agreement and Plan of Merger.

Stock Options

Under the terms of the West Pointe 1998 Stock Option Plan, upon approval of the Agreement and Plan of Merger and merger by the West Pointe shareholders, a change of control will be deemed to have occurred. The effective date of such change of control will be determined by the West Pointe Board of Directors, but such change of control will occur prior to the Effective Time of the merger. On the effective date of the change of control, all currently unvested stock options held by West Pointe officers and directors will become fully vested and exercisable. Prior to the Effective Time, each outstanding West Pointe stock option will be exercised by the option holder or, pursuant to the Agreement and Plan of Merger, will be terminated. As a result, it is expected that all of the outstanding stock options to purchase 214,000 shares of West Pointe common stock will be exercised by the option holders prior to the Effective Time.

The following table sets forth the number of options held by West Pointe’s officers and directors expected to be exercised prior to the Effective Time. The estimated value assumes a West Pointe common stock price of $70.44, less the cost of exercise of the stock option.

		Aggregate Exercise	Total Value of Options
Name	Options Held	Price	(Less Exercise Price)

Terry Schaefer	39,500	$1,211,095	$1,571,285
Harry Cruncleton	39,500	$1,211,095	$1,571,285
William Allison	16,000	$493,155	$633,885
David Embry	16,000	$493,155	$633,885
Jack Haydon	16,000	$493,155	$633,885
Charles Kurrus, III	16,000	$493,155	$633,885
Edward Szewczyk	16,000	$493,155	$633,885
Wayne Weeke	16,000	$493,155	$633,885
Bruce Bone	13,500	$482,283	$468,657
Bonnie Hettenhausen	3,000	$125,250	$86,070
Anthony Holdener	1,500	$65,625	$40,035
Al Miller	10,500	$327,032	$412,588
Robert Cady	10,500	$327,032	$412,588

Indemnification

The West Pointe Articles of Incorporation provide for the indemnification of each director, officer and employee of West Pointe against any liabilities and expenses related to his or her capacity as a director, officer or employee of West Pointe, subject to certain exceptions.

The Agreement and Plan of Merger provides that CBI-Kansas will indemnify the present directors, officers, employees and agents of West Pointe and the Bank following the Effective Time against all damages in connection with any action arising out of actions or omissions occurring prior to the Effective Time to the fullest extent permitted under Missouri law. The Agreement and Plan of Merger further provides that CBI-Kansas will cause all persons covered under West Pointe’s directors’ and officers’ liability insurance at the Effective Time to be covered for a period of at least three years following the Effective Time by CBI-Kansas’ directors’ and officers’ liability policy, or any equivalent substitute for that policy.

Salary Continuation and Other Agreements

West Pointe and the Bank have entered into salary continuation agreements with Terry W. Schaefer, Bruce A. Bone, Anthony T. Holdener, Jr., Bonnie M. Hettenhausen, Robert G. Cady, Dale A. Hoepfinger, William M. Metzger, Albert A. Miller and Kory A. Kunze. Each of these agreements contains a change in control provision pursuant to which the officer may be entitled to receive certain benefits, as described below, in the event of a change in control of either West Pointe or the Bank. The merger will constitute a change in control under each of the salary continuation agreements.

Under the terms of the salary continuation agreement with Terry W. Schaefer, Mr. Schaefer is entitled to a change in control benefit of $153,200 payable immediately for 15 years following the event of a change in control of West Pointe or the Bank. Under the terms of salary continuation agreements with the other officers, if there is a change in control of West Pointe or the Bank, the executive would be entitled to an annual retirement benefit for 15 years payable beginning when the executive reaches age 65, provided that the executive is still employed by West Pointe and/or the Bank. The estimated annual retirement benefit payable to each other executive officer is as follows (which amount would be multiplied by 15 in the event the executive elected to receive a lump sum payment): Bruce A. Bone — $71,933; Anthony T. Holdener, Jr. — $38,824; Bonnie M. Hettenhausen — $29,597; Robert G. Cady — $32,612; Dale A. Hoepfinger — $25,269; William M. Metzger — $32,660; Albert A. Miller — $22,966; and Kory A. Kunze — $36,400. In the event that the executive officer dies, his or her beneficiary generally is entitled to receipt of the benefits otherwise payable to the executive.

Payments under each of the salary continuation agreements are capped to the extent that payments would result in the imposition of an excise tax payable under the excess parachute rules of Section 280G of the Code. Additionally, no payments will be made under the agreement if a payment will constitute a prohibited payment under any applicable law or regulation.

The Bank has entered into split dollar agreements or supplemental life insurance agreements with Harry E. Cruncleton, Terry W. Schaefer, Bruce A. Bone, Anthony T. Holdener, Jr., Bonnie M. Hettenhausen, Robert G. Cady, Dale A. Hoepfinger, Albert A. Miller and Kory A. Kunze. Each of these agreements contains a change in control provision pursuant to which the executive may be entitled to receive certain benefits, as described below, in the event of a change in control of either West Pointe or the Bank. The merger will constitute a change in control under each of the split dollar agreements.

Pursuant to the split dollar or supplemental life insurance agreements, the Bank pays the premiums on the life insurance policies covering the life of each executive officer. The Bank will receive a portion of the proceeds payable upon the death of the executive officer and the executive’s beneficiary will receive the remaining portion. The agreement with Mr. Cruncleton provides that the Bank will be the beneficiary of the net death proceeds (the net cash surrender value of the policy on February 1, 1996 plus the total premiums paid by the Bank since that date) under any life insurance policy insuring Mr. Cruncleton’s life. The approximate amount of proceeds that each other executive’s beneficiary will receive under the agreement is as follows: Terry W. Schaefer — $500,000 to $1,000,000, depending on the year of death; Bruce A. Bone — $250,000; Anthony T. Holdener, Jr. — $150,000; Bonnie M. Hettenhausen — $150,000; Robert G. Cady — $250,000; Dale A. Hoepfinger —

$150,000; Albert A. Miller — $150,000; and Kory A. Kunze — $150,000. The agreements for each executive provide that the payments are contingent upon the executive not being terminated prior to age 65 and that such amount does not exceed the net death proceeds under the policy. Upon termination of the executive’s employment following a change of control in West Pointe or the Bank, the Bank is required to maintain the policy in full force and effect; however, the Bank may replace the policy with comparable insurance.

Each of the agreements described above may be amended prior to the Effective Time for compliance with Section 409A of the Code.

DIFFERENCES IN RIGHTS OF SHAREHOLDERS

General

West Pointe is incorporated in the State of Illinois, while Commerce is incorporated in the State of Missouri. As a result of the merger, West Pointe shareholders, whose rights are currently governed by the West Pointe Articles of Incorporation, as amended (the “West Pointe Articles of Incorporation”), Bylaws (the “West Pointe Bylaws”) and the IBCA will, upon consummation of the merger, become Commerce shareholders. Following the merger, their rights will be governed by Missouri law (rather than Illinois law), and will also be governed by the Commerce Articles of Incorporation, as amended (the “Commerce Articles of Incorporation”) and Bylaws, as amended (the “Commerce Bylaws”). The material differences between the rights of West Pointe’s shareholders and Commerce’s shareholders result from differences in the governing state law and the companies’ governing corporate documents.

The following summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to IBCA, the General and Business Corporation Law of Missouri (the “MGBCL”), the West Pointe Articles of Incorporation, the West Pointe Bylaws, the Commerce Articles of Incorporation and Commerce Bylaws.

Authorized Capital Stock

West Pointe is authorized under the West Pointe Articles of Incorporation to issue 10,050,000 shares of capital stock, consisting of 10,000,000 common shares, $1.00 par value per share, and 50,000 preferred shares, $1.00 par value per share.

Commerce is authorized under the Commerce Articles of Incorporation to issue 102,000,000 shares of capital stock, consisting of 100,000,000 common shares, $5.00 par value per share, and 2,000,000 preferred shares, $1.00 par value per share.

Dividends and Liquidation Preference

Pursuant to the Commerce Articles of Incorporation and West Pointe Articles of Incorporation, holders of shares of Commerce common stock and West Pointe common stock are entitled to dividends when and if declared by the Board of Directors of their respective corporations; upon liquidation, such holders are entitled to share pro rata in the assets of their respective corporations remaining after payments to creditors and any preferred shareholders.

Preemptive Rights

Under the IBCA, the shareholders of a corporation organized on or after January 1, 1982 shall have no preemptive rights to acquire unissued shares of the corporation except to the extent, if any, that such right is provided in the articles of incorporation. West Pointe was organized in 1997 and the West Pointe Articles of Incorporation provide that no holder of any of the shares of any class or series of stock shall have any preemptive rights.

Under the MGBCL, the preemptive right of a shareholder to acquire additional shares of a corporation may be limited or denied to the extent provided in the articles of incorporation. The Commerce Articles of Incorporation provide that no holder of any of the shares of any class of stock shall have any preemptive rights.

Number of Directors

Under the IBCA, the board of directors of a corporation shall consist of one or more members, the number of which is to be fixed by the bylaws. The bylaws may establish a variable range for the size of the board by prescribing a minimum and maximum (which maximum may not exceed the prescribed minimum by more than five (5)) number of directors. The West Pointe Articles of Incorporation and West Pointe Bylaws state that the West Pointe Board of Directors shall have not less than six (6) nor more than fifteen (15) directors (exclusive of directors, if any, to be elected by holders of preferred stock of West Pointe, voting separately as a class). Currently the West Pointe Board of Directors consists of eight (8) directors.

Under the MGBCL, a corporation shall have a board of directors consisting of at least one or more members, the number of which shall be specified in the corporation’s articles of incorporation or bylaws. Under the Commerce Bylaws, the Commerce Board of Directors consists of twelve (12) directors; however, the Commerce Board of Directors has the authority to increase or decrease the number of directors, provide that the number of directors shall not fall below three (3). Currently, the Commerce Board of Directors consists of twelve (12) directors.

Classification of Directors and Term

The IBCA permits classification of an Illinois corporation’s board of directors into two (2) or three (3) classes, divided as equally as possible, if the corporation’s articles of incorporation or bylaws so provide and if the board consists of six or more directors. The West Pointe Articles of Incorporation and West Pointe Bylaws provide for a staggered board of directors comprised of three classes, divided as nearly equal in size as possible. The West Pointe Articles of Incorporation and West Pointe Bylaws provide that directors are elected to a three (3) year term.

The MGBCL permits classification of a Missouri corporation’s board of directors with as equal of number in each class as possible if the corporation’s articles of incorporation or bylaws so provide. The Commerce Articles of Incorporation and Commerce Bylaws provide for a staggered board of directors comprised of three classes as equal in size as possible. The MGBCL permits a corporation to elect each director to a term of between one (1) and three (3) years. The Commerce Articles of Incorporation and the Commerce Bylaws provide that directors are elected to a three (3) year term.

Removal of Directors

The IBCA provides that one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, except in certain circumstances, including in the case of a corporation with a classified board (see above) where the articles of incorporation may provide that directors may be removed only for cause. The West Pointe Articles of Incorporation provide for the removal of any director or the entire West Pointe Board of Directors, at any time, but only for cause (as defined in the West Pointe Articles of Incorporation), and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of West Pointe entitled to vote generally in the election of directors, voting together as one class. The preceding sentence does not apply with respect to any director elected by the holders of preferred stock who have the right, voting separately as a class, to elect one or more directors.

The MGBCL provides that, unless the articles of incorporation or bylaws provide otherwise, one or more directors of a corporation may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The MGBCL also provides that any director may be removed for cause by action of a majority of the entire board of directors if the director, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation. The Commerce Articles of Incorporation provide that the entire Commerce Board of Directors may be removed only by a vote of 80% of the holders of the shares then entitled to vote generally in the election of directors, voting together as one class.

Director Vacancies

The IBCA provides that director vacancies are to be filled by election of the shareholders at an annual or special meeting and by the board of directors between shareholder meetings unless otherwise provided in the bylaws. The West Pointe Articles of Incorporation and West Pointe Bylaws provide that any vacancy or newly created directorship shall be filled by a vote of two-thirds of the West Pointe Board of Directors.

The MGBCL provides that, unless otherwise provided in the articles of incorporation or the bylaws, the board of directors can fill vacancies by a majority vote until the next election of directors by shareholders. The Commerce Bylaws provide that any vacancy or newly created directorship shall be filled by a vote of the majority of the Commerce Board of Directors.

Special Meetings of Directors

Both the IBCA and MGBCL provide that special meetings of the board of directors shall be held upon such notice as prescribed by the bylaws. The West Pointe Bylaws provide that special meetings of the West Pointe Board of Directors may be called by or at the request of the Chairman, President or one-third of the West Pointe Board of Directors and that such request need not state the purpose of the proposed special meeting. The Commerce Bylaws provide that special meetings of the Commerce Board of Directors shall be called by the Secretary of Commerce at the written request of the Chairman, Vice-Chairman, President or a majority of the Commerce Board of Directors and that such request shall state the purpose of the proposed special meeting.

Indemnification; Limitation of Liability

Under the IBCA and the MGBCL, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

The West Pointe Articles of Incorporation provide rights of indemnification generally as set forth in the IBCA as described above. The Commerce Bylaws provide rights of indemnification generally as set forth in the MGBCL as described above, except that the right of indemnification is limited to directors and officers.

Insofar as indemnification of directors, officers or persons controlling Commerce for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, Commerce has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Shareholder Voting

Cumulative voting.  The IBCA and the MGBCL each provide for cumulative voting of directors; however, a corporation’s articles of incorporation may limit or eliminate cumulative voting rights. The West Pointe Articles of Incorporation provide that there shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation. The Commerce Bylaws also provide that there shall be no cumulative voting by shareholders for the election of directors.

Quorum.  The IBCA and the MGBCL each provide that, unless provided in the corporation’s articles of incorporation or bylaws, a majority of votes of shares entitled to vote on a matter shall constitute a quorum but that the articles of incorporation may require any number or percent greater than a majority of votes to constitute a quorum. The West Pointe Bylaws and the Commerce Bylaws each state that majority of the outstanding shares of stock entitled to vote, represented in person or by proxy at a meeting of shareholders, constitutes a quorum at such meeting.

Majority voting.  The IBCA and the MGBCL each provide that the affirmative vote of a majority of the holders of the shares represented at a meeting where a quorum is present shall constitute the act of the shareholders, unless a greater number or percent is required by the corporation’s articles of incorporation, bylaws or by statute. The West Pointe Bylaws and the Commerce Bylaws both contain provisions requiring majority voting on all matters except for those where otherwise specified in the company’s articles of incorporation, bylaws or by statute.

Special voting.  Special voting provisions apply in the case of a merger or change in control. See “— Shareholders’ Vote for Mergers” on page 44 and “— Anti-takeover Statutes” on page 44.

Special Meetings of Shareholders

Under the IBCA, special meetings of shareholders may be called by the president, the board of directors, by the holders of not less than one-fifth (1/5) of all of the outstanding shares entitled to vote on the matter at issue, or by such other officers or persons provided in the articles of incorporation or bylaws. The West Pointe Articles of Incorporation and West Pointe Bylaws provide that special meetings of shareholders may be called at any time by the West Pointe Board of Directors or by a committee of the West Pointe Board of Directors which has been duly designated and has been granted such authority by a resolution of the West Pointe Board of Directors.

Under the MGBCL, a special meeting of shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws. The Commerce Bylaws provide that special meetings of Commerce shareholders may be called only by the Chairman of the Commerce Board of Directors (or any Vice-Chairman or President in the Chairman’s absence) or by a majority of the Commerce Board of Directors.

Shareholder Inspection

Under the IBCA, any shareholder shall have the right to examine, in person or by agent, at any reasonable time, the corporation’s books and records of account, minutes, voting trust agreements, and record of shareholders and to make extracts therefrom, but only if for a proper purpose. In order to exercise this right, a shareholder must make written demand upon the corporation, stating the records sought to be examined and the purpose of the examination.

Under the MGBCL, any shareholder may at all proper times inspect the corporation’s amount of assets and liabilities, minutes, officer information, stock ledger, shareholder list and other books and records as may be regulated by the corporation’s bylaws. Missouri statutory law and Missouri case law, however, do not provide specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a “proper purpose.”

Amendment of Articles of Incorporation

Under the IBCA, generally, a corporation may amend its articles of incorporation upon (1) a majority vote of the entire board, without shareholder action, for certain matters that do not adversely affect any class of shareholders and (2) by a resolution of the board and affirmative vote of at least two-thirds of the votes of the shares entitled to vote on the amendment for most matters. The West Pointe Articles of Incorporation provide that certain provisions of the West Pointe Articles of Incorporation (pertaining to shareholder meetings, cumulative voting, notice for nominations and proposals, directors, removal of directors, approval of certain business combinations, evaluation of business combinations, indemnification, elimination of directors’ liability and amendment of bylaws and articles of incorporation) require a vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as one class, in order to repeal, alter, amend or rescind such articles. The West Pointe shareholders may otherwise repeal, alter, amend or rescind any other provision of the West Pointe Articles of Incorporation as prescribed by the IBCA.

Under the MGBCL, a corporation may amend its articles of incorporation upon a resolution of the board of directors, proposing the amendment and its submission to the shareholders for their approval by the holders of a majority of the shares of common stock entitled to vote thereon. The Commerce Articles of Incorporation provide that provisions of the Commerce Articles of Incorporation dealing with the number, term, and removal of directors, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least 75% of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change or repeal any provision of the Commerce Articles of Incorporation as provided by the MGBCL.

Amendment of Bylaws

Under the IBCA, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders or the board of directors unless the articles of incorporation reserve this power for the shareholders. The West Pointe Articles of Incorporation and West Pointe Bylaws provide that the West Pointe Board of Directors may make, repeal, alter, amend or rescind the West Pointe Bylaws by a vote of two-thirds of the board of directors. The West Pointe Bylaws shall not be adopted, repealed, altered, amended or rescinded by the shareholders of West Pointe except by the vote of the holders of not less than 80% of outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as one class.

Under the MGBCL, the bylaws of a corporation may be made, altered, amended or repealed by the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. The Commerce Articles of Incorporation and Commerce Bylaws authorize the Commerce Board of Directors to make, alter, amend or repeal the Commerce Bylaws, subject to the rights of shareholders at any regular or special meeting to alter or repeal bylaws made by the Commerce Board of Directors.

Notice of Shareholder Proposals; Nominations of Directors

The West Pointe Articles of Incorporation provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder’s intent to the Secretary of West Pointe. Such notice must be received by the Secretary not less than 30 days nor more than 60 days prior to such meeting. Such written notice with respect to business proposals must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on West Pointe’s books, of the shareholder proposing such business, (iii) the class and number of shares of stock of West Pointe which are beneficially owned by such shareholder, and (iv) any material interest of the shareholder in such business. Such written notice with respect to nominations for election of directors must set forth (i) the name, age, business address and, if known, residential address of each proposed nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of West Pointe that are beneficially owned by the nominee, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and (v) as to the shareholder giving such notice, (a) his, her or its name and address, as they appear on West Pointe’s books, and (b) the class and number of shares of stock of West Pointe which are beneficially owned by such shareholder.

The Commerce Bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder’s intent to the Secretary of Commerce. Such notice must be received by the Secretary not less than 60 days nor more than 90 days in advance of such meeting. Such written notice must set forth (i) a brief description of the business to be brought before the meeting and the reasons for it, (ii) the name and address of the shareholder, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, and (v) a representation that such shareholder will appear in person or by proxy at the annual meeting. Such written notice with respect to nominations for the election of directors shall set forth (i) the name, age, business address and residential address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of Commerce which are beneficially owned by the nominee, and (iv) any other information about the nominee that is required by Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

Shareholders’ Vote for Mergers

Under the IBCA, an Illinois corporation must obtain the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation, provided that the corporation’s articles of incorporation may supersede the two-thirds statutory requirement by specifying a larger or smaller vote so long as at least a majority vote is required. However, the West Pointe Articles of Incorporation do not amend the two-thirds statutory requirement.

Under the MGBCL, a Missouri corporation must obtain the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote thereon to approve a merger or consolidation.

Neither the IBCA nor the MGBCL require a vote of a corporation’s shareholders if such corporation is merged with and into a parent corporation that owns 90% or more of such corporation’s stock.

Dissenters’ Rights

Dissenters’ rights, also known as appraisal rights, are rights afforded to shareholders who dissent from specific transactions.

The IBCA provides dissenters’ rights to shareholders entitled to vote in merger transactions (except as indicated below), in a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business, certain amendments of the articles of incorporation that materially and adversely affects the dissenters’ shares, or as may otherwise be provided in the articles of incorporation, bylaws or board or shareholders resolution. The dissenting shareholders, if they comply with the procedural requirements of the IBCA, are entitled to elect not to participate in the subject transaction and to receive instead the fair value of their shares in cash.

The MGBCL provides dissenters’ rights to shareholders entitled to vote in mergers or consolidations. The dissenting shareholders, if they comply with the procedural requirements of the MGBCL, are entitled to elect not to participate in the subject transaction and to receive instead the fair value of their shares in cash.

Anti-takeover Statutes

The IBCA and the MGBCL each have statutes known as a “business combination statute.” These statutes restrict certain “business combinations” between a corporation in that state and an “interested shareholder.” For this purpose, a “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An “interested shareholder” means any person who owns or controls 15% or more of the outstanding shares of the corporation’s voting stock in Illinois or 20% or more in Missouri.

Under the IBCA, a corporation may not engage in a business combination with an interested shareholder for a period of three (3) years following the time that the shareholder became an “interested shareholder” unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced (excluding directors and officers and employee stock plans); or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at a shareholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

Under the MGBCL, a corporation may not engage in a business combination with an interested shareholder for a period of 5 years following the time that the shareholder became an “interested shareholder” other than:

•	a business combination approved by the corporation’s board of directors prior to the date on which the interested shareholder became an interested shareholder;

•	a business combination approved by the holders of a majority of the outstanding voting stock not owned by the interested shareholder at a meeting called no earlier than 5 years after the date on which the interested shareholder became an interested shareholder; or

•	a business combination that satisfies certain fairness and procedural requirements.

Both the IBCA and the MGBCL provide that a corporation in that state may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. Neither West Pointe nor Commerce has done so.

Control Share Acquisition

The IBCA does not contain a control share acquisition statute, and neither the West Pointe Articles of Incorporation nor the West Pointe Bylaws address the issue.

The MGBCL provides certain procedures for control share acquisitions to be followed unless the corporation’s articles of incorporation or bylaws provide that the statute does not apply. The Commerce Bylaws specifically provide that the provision in the MGBCL regarding control share acquisitions shall not apply to Commerce.

INFORMATION ABOUT WEST POINTE BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA OF
WEST POINTE BANCORP, INC.
(unaudited, in thousands except per share data)

The following table sets forth selected consolidated financial information of West Pointe for the periods ended March 31, 2006 and 2005 and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001. The information contained in this table should be read in conjunction with West Pointe’s historical Consolidated Financial Statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus.

	At or for the Three
	Months Ended
	March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Balance Sheet Data (at period end)
Total assets	$464,774	$444,907	$477,391	$444,021	$425,150	$411,819	$366,714
Loans, net	256,330	243,990	254,030	238,148	214,397	219,172	198,179
Investments securities	170,484	156,229	181,869	167,689	179,221	146,751	128,729
Total deposits	388,953	377,444	401,996	375,244	360,921	350,990	322,101
Shareholders’ equity	36,188	33,296	35,616	33,518	30,731	28,540	23,388
Income Statement Data
Interest income	$6,177	$5,205	$22,519	$20,083	$20,580	$22,055	$24,030
Interest expense	2,922	1,935	9,115	6,538	7,164	9,169	13,643
Net interest income	3,255	3,270	13,404	13,545	13,416	12,886	10,387
Provision for loan loss	—	(45)	2	658	1,213	600	630
Net interest income after provision for loan losses	3,255	3,315	13,402	12,887	12,203	12,286	9,757
Non-interest income	980	1,120	4,387	4,393	4,945	4,167	3,682
Non-interest expense	3,430	3,289	13,115	12,572	12,588	11,240	9,823
Income before income taxes	805	1,146	4,674	4,708	4,560	5,213	3,616
Income taxes	114	259	1,126	1,139	1,084	1,440	907
Net earnings	691	887	3,548	3,569	3,476	3,773	2,709
Dividends
Common stock	205	181	750	619	531	429	353
Ratio of total dividends declared to net income	29.71%	20.44%	21.13%	17.33%	15.28%	11.36%	13.03%
Per Share Data
Diluted earnings per share	$.64	$.84	$3.32	$3.43	$3.42	$3.79	$2.73
Dividends per share	.20	.18	.74	.62	.54	.44	.36
Book value (period end) per share	35.14	32.96	34.78	33.31	31.01	29.18	23.78
Weighted average number of common shares outstanding	1,078,353	1,057,301	1,068,145	1,041,743	1,017,693	994,402	992,183
Financial Ratios
Return on average total assets(1)	.60%	.81%	.78%	.82%	.83%	.98%	.76%
Return on average total shareholders’ equity(1)	7.72	10.59	10.22	11.13	11.80	14.54	12.06
Net interest margin	3.15	3.37	3.38	3.55	3.65	3.78	3.29
Net interest spread	2.78	3.12	3.08	3.33	3.45	3.51	2.89
Average assets per employee	3,986	3,800	3,738	3,656	3,205	2,998	2,962

	At or for the Three
	Months Ended
	March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Asset Quality Ratios
Allowance for loan losses to loans	.75%	1.04%	.78%	1.12%	1.24%	1.10%	1.12%
Non-performing loans to loans	.37	.74	.33	1.82	1.05	.79	.56
Net loan charge-offs to average loans(1)	.11	.12	.28	.29	.42	.20	.09
Capital Ratios of the Company
Average shareholders’ equity to average assets	7.71%	7.64%	7.68%	7.37%	7.01%	6.71%	6.32%
Total risk-based capital ratio	16.59	16.79	16.20	16.94	13.01	10.93	10.84
Leverage ratio	10.14	9.97	10.05	9.70	7.00	6.49	6.32
Capital Ratios of the Bank
Average shareholders’ equity to average assets	7.41%	7.52%	7.49%	7.34%	7.17%	7.02%	6.65%
Total risk-based capital ratio	12.75	12.99	12.48	13.11	13.16	11.34	11.36
Leverage ratio	7.69	7.58	7.65	7.37	7.08	6.76	6.66

(1)	Ratios for the three-month periods are annualized.

Description of the Business

Unless the context otherwise requires, in this section the terms “we”, “us” and “our” refer to West Pointe on a consolidated basis.

Business of the Holding Company

West Pointe was incorporated in 1997 under the IBCA. We are registered as a bank holding company under the Illinois Bank Holding Company Act of 1957, as amended, and the federal Bank Holding Company Act of 1956, as amended (the “1956 BHC Act”). We function as the holder of the capital stock of the Bank, our wholly-owned subsidiary. Subject to constraints under the 1956 BHC Act, West Pointe may acquire or develop other financially oriented businesses in the future, although it has no present commitments for any such acquisition or development. Under Illinois and federal law, West Pointe may acquire additional banks or engage in other permitted activities which are closely related to banking; however, we have no present commitments for any such bank acquisitions or for engaging in other banking related activities. Any such acquisitions of banks or organizations engaged in permitted activities could be made for stock, cash or debt obligations of West Pointe.

At the present time, except as mentioned below, West Pointe has no material assets, liabilities or operations other than those of the Bank, does not own or lease any property and has no paid employees. We utilize the premises and services of the employees of the Bank. As described in our financial statements, West Pointe had a revolving $5 million line of credit with an unaffiliated bank which matured on January 7, 2006. As of December 31, 2005, there was no advance on this line of credit. The principal executive offices of West Pointe are located at 5701 West Main Street, Belleville, Illinois 62226.

Bank Products and Services

The Bank was established in 1990 under the Illinois Banking Act, and operates in the financial services segment. Since its establishment, it has conducted a general banking business embracing the customary functions of commercial banking, including residential real estate, commercial, industrial and consumer lending, collections, safe deposit operations, and other services tailored to individual customer needs. On April 8, 1997, the Bank became a wholly-owned subsidiary of West Pointe pursuant to the Plan of Reorganization and Exchange dated as of February 12, 1997. In March of 1997, West Pointe launched its website at www.westpointebank.com, providing customers with full-service Internet banking and bill payment capabilities. At December 31, 2005, the Company had total assets of $477,391,032, total deposits of $401,996,154 and total loans (net of allowance for loan losses of $2,002,059) of $253,697,470. For information relating to our results of operations and other financial data see our Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 53.

Market Area

West Pointe’s primary geographic market areas consist of St. Clair, Monroe and Madison counties in Illinois and St. Louis City and St. Louis County in Missouri. Our five branch locations in East and West Belleville, Columbia, Dupo and Swansea, Illinois and 25 ATMs serve to meet the convenience and financial needs of our customers. West Pointe believes that the area is experiencing growth in both the commercial and residential populations serviced by West Pointe. Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide a broad range of personalized products and services to meet the needs of our customers.

Lending Activities

The Bank makes and services both secured and unsecured loans to individuals, firms and corporations. The Bank’s loan portfolio is composed of loans in the following categories: commercial, financial and agricultural; commercial real estate; real estate construction; consumer residential real estate; and other consumer loans. The percent of loans for the various areas of business of the Bank as of December 31, 2005, based on principal amount, were 25.7% commercial, 20.2% residential real estate, 50.5% commercial and other real estate, 1.9% automobile and 1.7% other consumer loans. As of December 31, 2005, the Bank had approximately 3,955 loans outstanding in the aggregate amount of $255,699,529.

The commercial, financial and agricultural loan portfolio is diversified and includes loans secured by non-real estate collateral to manufacturers, retailers, distributors, service providers and investors. Emphasis is generally placed upon middle-market and community businesses with financial stability and known local management. Underlying collateral for commercial, financial and agricultural loans includes, but is not limited to, inventory, equipment, vehicles and accounts receivable. In the case of corporations, the Bank may obtain personal guarantees from principal shareholders and/or officers.

The commercial real estate loan portfolio consists largely of mortgage loans secured by commercial properties located in the communities served by West Pointe’s banking centers. A significant portion of the commercial real estate portfolio is comprised of traditional commercial loans with real estate taken as additional collateral. These loans are made to fund the acquisition of buildings and real estate for commercial, industrial, office and retail use. The maximum loan-to-value ratio applicable to improved commercial properties is 85%. Prior approval of the Bank’s Loan and Discount Committee is required for new loans with loan-to-value ratios exceeding this limit.

The real estate construction loan portfolio consists of loans made to finance land development preparatory to erecting new structures or the on-site construction of 1-4 family residences, commercial properties, retail centers, medical and business offices, warehouse facilities and multi-family residential developments. The maximum loan-to-value ratio applicable to loans made for the purpose of land development activities is 75%. The maximum loan-to-value ratios applicable to commercial/multi-family and 1-4 family residential construction loans are 80% and 85%, respectively.

The 1-4 family residential real estate portfolio is predominantly comprised of loans extended for owner-occupied residential properties. These loans typically are secured by first mortgages on the properties financed and generally have a maximum loan-to-value ratio of 85%. The amortization periods for these loans generally do not exceed twenty years with interest being calculated on a fixed or floating rate basis. The 1-4 family residential real estate category also includes home equity lines of credit and closed-end second mortgage loans. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate. Home equity loans generally have a maximum loan-to-value ratio of 85%.

The consumer loan portfolio consists of both secured and unsecured loans to individuals for household, family, and other personal expenditures such as automobile financing, home improvements and recreational and educational purposes. Consumer loans are typically structured with fixed rates of interest and full amortization of principal and interest within three to five years. The maximum loan-to-value ratio applicable to consumer loans is generally 80%. This category of loans also includes revolving credit products such as checking overdraft protection and MasterCard and VISA credit cards. Consumer loans are either unsecured or are secured with various forms of collateral, other than real estate.

The Bank’s asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The Bank employs the use of a loan rating system to monitor the loan portfolio and to determine the adequacy of the allowance for loan losses. The Bank’s lending philosophy is to invest in loans in the communities served by its banking centers so it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsized businesses. A periodic review of selected credits (based on loan size) is conducted to identify loans with heightened risks or inherent losses. Factors which could contribute to increased risk in the loan portfolio include, but are not limited to, changes in interest rates, general economic conditions and reduced collateral values. The Bank is not engaged in making loans to foreign countries.

As of December 31, 2005, and effective January 30, 2006, the statutory legal lending limit amount for the Bank to loan to one customer was $9,441,015.

Deposit Activities

The Bank offers similar types of deposit accounts to those offered by other financial institutions. The categories of deposit accounts within the Bank’s portfolio include non-interest bearing demand deposits, interest bearing demand deposits, savings and money market deposits, time deposits of $100,000 and more, and time deposits of less than $100,000. On December 31, 2005, the Bank had approximately 26,442 deposit accounts representing $401,996,154 in deposits.

Core deposits originating within the communities served by our banking locations continue to be the Bank’s most reliable and most important source of funds. Deposit products are offered to individuals, partnerships, corporations, public entities and not-for-profit organizations. Within each deposit category, customers have a variety of product options to choose from, each of which may have characteristics specifically suited to their needs. These product options may have variations in service fees, minimum balance requirements and interest rates. In the case of time deposits, the Bank offers a wide variety of products with varying maturity terms and rates. The Bank operates in a highly competitive market place for deposits and strives to price its deposit products accordingly. The Bank has no brokered deposits. No material portion of the Bank’s deposits has been obtained from a single customer or customers (including federal, state, and local governments and agencies) the loss of any one or more of which would have a materially adverse effect on the Bank, nor is a material portion of the Bank’s deposits concentrated within a single industry or group of related industries.

Investment Activities

The Bank invests a portion of its assets in U.S. Treasury and U.S. agencies, mortgage-backed securities, state, county and municipal obligations and equity securities. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. The Bank does not engage in hedging activities.

The Bank classifies investment securities as available for sale or held to maturity. Available for sale investment securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. Held to maturity investment securities generally provide a relatively stable source of income. As of December 31, 2005, the Bank had no investment securities classified as held to maturity. Available for sale investment securities are recorded at fair value. As of December 31, 2005, all of the investment securities held in the Bank’s investment portfolio are classified as available for sale. At December 31, 2005, the Bank’s available for sale portion of the investment securities portfolio reflected a fair value of $167,905,905 and an amortized cost of $170,156,176. The U.S. government agencies portion of the available for sale portfolio is comprised of restricted securities issued by the Federal Home Loan Bank. Available for sale mortgage-backed securities are comprised of securities issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Association. Over 74% of the obligations of states and political subdivisions portion of the available for sale portfolio is rated by either Moody’s Rating Service or Standard and Poor’s Rating Service as “AAA.”

In addition to available for sale investment securities, the Bank holds equity securities in the form of Federal Home Loan Bank stock.

Supervision and Regulation

General

As a bank holding company, we are primarily regulated by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 (the “1956 BHC Act”). Under the 1956 BHC Act, the Federal Reserve Board’s prior approval is required if we propose to acquire all or substantially all of the assets of any bank, acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank, or merge or consolidate with any other bank holding company. The 1956 BHC Act also prohibits us, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any non-banking company. Under the 1956 BHC Act, we may not engage in any business other than managing and controlling banks or furnishing certain specified services to subsidiaries and may not acquire voting control of non-banking companies unless the Federal Reserve Board determines such businesses and services to be closely related to banking. When reviewing bank acquisition applications for approval, the Federal Reserve Board considers, among other things, each subsidiary bank’s record in meeting the credit needs of the communities it serves in accordance with the CRA.

We are required to file with the Federal Reserve Board various reports and such additional information as the Federal Reserve Board may require. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation. In addition, there are numerous other federal and state laws and regulations which control the activities of us and the Bank, including requirements and limitations relating to capital and reserve requirements, permissible investments and lines of business, transactions with affiliates, loan limits, mergers and acquisitions, issuance of securities, dividend payments and extensions of credit. This regulatory framework is intended primarily for the protection of depositors and the preservation of the federal deposit insurance funds, and not for the protection of security holders. Statutory and regulatory controls increase a bank holding company’s cost of doing business and limit the options of its management to employ assets and maximize income.

In addition to its regulatory powers, the Federal Reserve impacts the conditions under which we operate by its influence over the national supply of bank credit. The Federal Reserve Board employs open market operations in U.S. Government securities, changes in the discount rate on bank borrowings, changes in the federal funds rate on overnight inter-bank borrowings, and changes in reserve requirements on bank deposits in implementing its monetary policy objectives. These instruments are used in varying combinations to influence the overall level of the interest rates charged on loans and paid for deposits, the price of the dollar in foreign exchange markets and the level of inflation. The monetary policies of the Federal Reserve have had a significant effect on the operating results of financial institutions in the past, most notably the low interest rate environment in 2003 and the first six months of 2004 and the subsequent rising rate environment during the last six months of 2004 and throughout 2005. In view of changing conditions in the national economy and in the money markets, as well as the effect of credit policies of monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels or loan demand, or their effect on our financial performance.

Under Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not otherwise do so. The Federal Reserve Board may prohibit the payment of dividends by bank holding companies if their actions constitute unsafe or unsound practices. The payment of dividends by the Bank also may be affected by factors such as the maintenance of adequate capital. At December 31, 2005, the Bank was “well-capitalized” under regulatory capital adequacy standards.

Illinois Regulation

West Pointe is subject to additional regulation under the Illinois Bank Holding Company Act of 1957, as amended. As an Illinois bank holding company, we are subject to examination by the Illinois Department of Financial and Professional Regulation (“IDFPR”). The Bank is organized under the laws of the State of Illinois and as such is also subject to IDFPR supervision. The IDFPR requires all state banks to file a full and accurate statement of their affairs annually, and IDFPR examiners conduct periodic examinations of state banks.

The IDFPR has the right to promulgate rules and regulations necessary for the supervision and regulation of Illinois banks under its jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the IDFPR includes, but is not limited to: the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases; the regulation of incorporators, shareholders, directors, officers and employees; the establishment of permitted types of withdrawal accounts and types of contracts for savings programs, loans and investments; the regulation of the conduct and management of banks, chartering and branching of institutions, mergers, conversions; and limitations on investments in and loans to affiliates.

Competition

West Pointe encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws permitting multi-bank holding companies, as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In various aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. The potential for competition among financial institutions of all types has increased significantly. We believe that we compete with approximately 22 financial institutions in our geographic market.

To compete effectively, the Bank relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and employees. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches, while smaller, independent institutions like the Bank tend to compete primarily by rate and personal service.

Employees

As of December 31, 2005, the Bank employed 111 full-time employees and 14 part-time employees. West Pointe does not have any employees and, as needed, utilizes the services of the employees retained by the Bank. No collective bargaining unit represents the employees. West Pointe and the Bank consider relations with their employees to be good.

Website Address

We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and various other filings with the SEC. These filings are available on the website of the SEC at “www.sec.gov.” Our website address is “www.westpointebank.com.” We make available free of charge on our website access to our SEC filings as soon as reasonably practicable after we file such reports. The reference to our website does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

Description of Property

West Pointe and the Bank both operate out of the Bank’s headquarters office, four branch offices and two office space locations, all of which are owned with the exception of one branch office. The following is a brief description of the properties owned and leased by the Company:

Owned/
Location	Size	Description	Leased

Belleville, Illinois	23,500 s.f.	Headquarters	Owned
Belleville, Illinois	15,600 s.f.	Branch Office	Owned
Swansea, Illinois	7,200 s.f.	Branch Office	Owned
Columbia, Illinois	3,200 s.f.	Branch Office	Leased
Dupo, Illinois	2,900 s.f.	Branch Office	Owned
Belleville, Illinois	21,700 s.f.	Office Space(1)	Owned
Belleville, Illinois	8,000 s.f.	Office Space(2)	Owned

(1)	West Pointe uses a portion of this property for record retention purposes only; the remaining portion of the property is leased to third parties on an interim basis.

(2)	West Pointe acquired this property in the fourth quarter of 2004 and intended to use it for various administrative functions. This property was sold in March 2006.

Legal Proceedings

West Pointe is not a party to any material pending legal proceedings before any court, administrative agency or tribunal, nor is West Pointe aware of any litigation threatened against it in any court, administrative agency or other tribunal. The Bank, is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business from time to time. The Bank management is of the opinion, based upon present information, including evaluations by outside counsel, that the Bank’s financial condition, results of operations or cash flows will not be materially affected by the ultimate resolution of pending or threatened legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF WEST POINTE BANCORP, INC.

Introduction

The primary business of West Pointe and its sole subsidiary, the Bank (referred to collectively in this Section, unless the context requires otherwise, as “West Pointe”) consists of providing a diversified range of financial services in the communities in which it operates including consumer and commercial lending, retail banking and other ancillary financial services traditionally offered by full-service financial institutions. Additional services offered include mortgage origination and servicing, investment management and trust services, the issuance of debit cards, full-service brokerage and the sale of annuities. West Pointe operates from five banking locations and 25 automated teller machines located in St. Clair, Madison and Monroe counties in Illinois.

The following provides a narrative discussion and analysis of the major trends affecting West Pointe’s results of operations, financial condition, asset quality, and capital resources and asset/liability management during the three year period ended December 31, 2005. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

Financial Overview

Net income for the year ended December 31, 2005, was $3,548,248 compared with $3,569,404 for the year ended December 31, 2004, and $3,475,937 for the year ended December 31, 2003. Return on average assets was .78% for the year ended December 31, 2005, .82% for the year ended December 31, 2004 and .83% for the year ended December 31, 2003. Return on average equity was 10.22% for the year ended December 31, 2005, 11.13% for the year ended December 31, 2004 and 11.80% for the year ended December 31, 2003.

Basic net income per share for the year ended December 31, 2005 decreased slightly to $3.50 per share from $3.58 for the year ended December 31, 2004. Basic net income per share totaled $3.54 for the year ended December 31, 2003. Diluted net income per share for the year ended December 31, 2005 decreased to $3.32 per share from $3.43 for the year ended December 31, 2004. Diluted net income per share totaled $3.42 for the year ended December 31, 2003.

The modest decrease in net income for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily the result of a modest decrease in net interest income and an increase in noninterest expense, partially offset by a decrease in the provision for loan losses. During 2005, management of West Pointe continued its resolve to improve the quality of the loan portfolio, the outcome of which resulted in a substantial reduction in the provision for loan losses. Nonperforming loans decreased significantly from December 31, 2004 to December 31, 2005. This decrease was primarily attributable to the liquidation of loans to two borrowers. The modest increase in net income for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily the result of an increase in net interest income, a decrease in the provision for loan losses offset by a decrease in noninterest income.

At December 31, 2005, West Pointe reported total assets of $477,391,032, an increase of 7.5% from $444,021,124 at December 31, 2004. This increase resulted primarily from growth in loans and an increase in the volume of securities. The growth in these areas was funded primarily by increases in deposits and repurchase agreements.

Results of Operations

Net Interest Income

Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including: the level, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate fluctuations; and asset quality. Net interest income as presented below is on a “tax-equivalent” basis, which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory rate, currently 34% for West Pointe. Reference is made to the following two tables, which present West Pointe’s average balance sheet and volume and rate change analysis for each of the three years ended December 31, 2005, 2004 and 2003.

Net interest income for the year ended December 31, 2005 was $14,169,124 compared to $14,282,273 for the year ended December 31, 2004. Net interest income for the year ended December 31, 2003, was $14,144,228. During 2003 and the first half of 2004, the Federal Reserve Bank continued its trend, initiated in 2001, of reducing the federal funds rate in an effort to stimulate the economy. The year 2003 ended with a federal fund rate of 1.00%. These declines in interest rates brought about increased prepayments on both loans and securities. In addition, the interest rates on variable rate loans were reset to the lower market interest rates. These factors combined to cause a reduction in interest income, which was more than offset by the decline in interest expense. This expense reduction primarily resulted from repayment of higher-cost deposits. During the last half of 2004, the Federal Reserve Bank began to increase the federal funds rate. By year-end 2004, the federal funds rate reached a level of 2.25%, an increase of 125 basis points over the year-end 2003 level. During 2005, the Federal Reserve Bank continued its trend, initiated in 2004, of increasing the federal funds rate. By year-end 2005, the federal funds rate reached a level of 4.25%, an increase of 200 basis points over the year-end 2004 level. The increases in interest rates have decreased prepayments on loans and securities and have contributed to reduced levels of loan refinancing activities. Further increases in the federal funds rate during 2006 may be dependent upon several factors including, but not limited to, the level of inflation and its impact on the U.S. economy. During the year ended December 31, 2005 compared to the year ended December 31, 2004, net interest income decreased $871,457 as a result of the interest rate environment. This decrease occurred as the interest rates earned on interest earning assets increased at a slower pace than the interest rates paid on interest bearing liabilities. During the year ended December 31, 2004 compared to the year ended December 31, 2003, net interest income decreased $636,111 as a result of the interest rate environment. This decrease occurred as the interest rates earned on interest earning assets declined at a faster pace than the interest rates paid on interest bearing liabilities.

During the year ended December 31, 2005, the average balance of interest earning assets increased $16,163,457 compared to the year ended December 31, 2004, which resulted in an increase in tax-equivalent interest income of $1,293,499. The increase in the average balance of interest earning assets was principally attributable to increases in the volume of loans, non-taxable securities and interest earning due from bank balances. These increases were partially offset by a decrease in taxable securities. Changes in yields on interest earning assets increased tax-equivalent interest income by $1,170,556. The yield on the loan portfolio increased 37 basis points for the year ended December 31, 2005, compared to the year ended December 31, 2004. This increase occurred as a result of changes in the prime lending rate, which increased from 5.25% at December 31, 2004 to 7.25% at December 31, 2005. While certain loans in the commercial and real estate loan portfolios reprice as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities increased 16 basis points during the year ended December 31, 2005, compared to the year ended December 31, 2004. During 2005, West Pointe continued to receive prepayments on those securities. The proceeds from certain of those prepayments, along with proceeds from certain taxable securities sold or matured were reinvested at slightly higher interest rates. As the overall interest rate environment began to increase during the latter part of 2004 and continued to increase throughout 2005, West Pointe management continued to analyze potential interest rate risk in the investment portfolio that could occur in a rising rate environment. This potential interest rate risk could result in a net unrealized loss in the portfolio that exceeds West Pointe’s acceptable level. In an effort to limit this potential interest rate risk exposure, management continued, in 2005, to purchase securities with shorter average lives. The yield on tax-exempt securities decreased 22 basis points during the year ended December 31, 2005 compared to the year ended December 31, 2004. This decrease was primarily the result of sales of tax-exempt securities with higher rates.

During the year ended December 31, 2004, the average balance of interest earning assets increased $14,866,435 compared to the year ended December 31, 2003, which resulted in an increase in tax-equivalent interest income of $961,049. The increase in the average balance of interest earning assets was principally attributable to increases in the volume of loans and securities. Changes in yields on interest earning assets decreased tax-equivalent interest income by $1,449,146. The yield on the loan portfolio decreased 59 basis points for the year ended December 31, 2004 compared to the year ended December 31, 2003. This decrease occurred despite the fact that the prime lending rate increased from 4.00% at December 31, 2003 to 5.25% at December 31, 2004. The yield on taxable securities remained stable during the year ended December 31, 2004 compared to the year ended December 31, 2003. However, West Pointe continued to receive prepayments on those securities. The proceeds from those prepayments, along with proceeds from taxable securities called for redemption, sold or matured were reinvested at comparable interest rates. The yield on tax-exempt securities decreased 36 basis points during the year ended December 31, 2004 compared to the year ended December 31, 2003. This decrease was primarily the result of purchases of tax-exempt securities at lower rates.

The average balance of interest bearing liabilities increased $10,892,087 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase included an increase of $4,591,357 in average interest bearing deposits. The majority of this increase was attributable to an increase in the average balance of savings and money market deposits. Average savings and money market deposits increased $17,898,015 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase was partially offset by a decrease in the average balance of interest bearing demand deposits of $14,274,834 at December 31, 2005 compared to December 31, 2004. The increase in the average balance of savings and money market deposits and the decrease in the average balance of interest bearing demand deposits was due, in part, to the daily transfer of certain account balances from interest bearing demand deposits to savings deposits, which is discussed further under “Deposits.” The increase in the average balance of interest bearing liabilities from the year ended December 31, 2004 to the year ended December 31, 2005 also includes an increase of $6,300,730 in average borrowings. Average borrowings for the year ended December 31, 2005 included other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. The increase in average borrowings is discussed under “Borrowings.” The increase in the average balance of interest bearing liabilities for the year ended December 31, 2005, compared to the year ended December 31, 2004, resulted in an increase in interest expense of $535,191. The average rate paid on total interest bearing liabilities increased 64 basis points for the year ended December 31, 2005, compared to the year ended December 31, 2004. This increase resulted in an increase in interest expense of $2,042,013.

The average balance of interest bearing liabilities increased $6,921,540 for the year ended December 31, 2004 compared to the year ended December 31, 2003. This increase included an increase of $6,415,434 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of interest bearing demand deposits and time deposits. Average interest bearing demand deposits and time deposits increased $2,105,370 and $5,276,636, respectively, for the year ended December 31, 2004 compared to the year ended December 31, 2003. Management believes that continued skepticism surrounding the performance of the stock market, evident during 2004 as well as the past few years, resulted in customers desiring to retain funds in more liquid accounts. Additional deposit information is discussed further under “Deposits.” The increase in the average balance of interest bearing liabilities from the year ended December 31, 2003 to the year ended December 31, 2004 also includes an increase of $506,106 in average borrowings. Average borrowings for the year ended December 31, 2004 included other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. The increase in average borrowings is discussed under “Borrowings.” The increase in the average balance of interest bearing liabilities for the year ended December 31, 2004, compared to the year ended December 31, 2003, resulted in an increase in interest expense of $186,893. The average rate paid on total interest bearing liabilities decreased 21 basis points for the year ended December 31, 2004, compared to the year ended December 31, 2003. This decrease resulted in a decrease in interest expense of $813,035.

During 2005, West Pointe’s net interest margin was 3.38% compared to 3.55% and 3.65% in 2004 and 2003, respectively. The interest rate spread was 3.08% for 2005, which compares to 3.33% and 3.45% for 2004 and 2003, respectively. Interest rate trends had a significant impact on West Pointe’s yields and costs during the period from 2003 through 2005. The continuing compression in the net interest margin during 2005, compared to 2004 and 2003, occurred as the cost of interest bearing liabilities increased at a faster pace than the yields on interest earning assets. In addition to the higher interest rate environment experienced in 2005, competitive pricing for both loans and deposits continues to directly impact the net interest margin.

The following table sets forth West Pointe’s average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND SHAREHOLDERS’
EQUITY AND INTEREST RATE INFORMATION

	2005			2004			2003
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost

ASSETS
Interest earning assets:
Interest bearing due from banks	$8,234,147	$272,498	3.31%	$5,221,053	$67,207	1.29%	$9,864,786	$96,984	.98%
Loans(1) (2)(3)	250,625,438	16,399,033	6.54	227,023,334	13,996,939	6.17	218,459,617	14,775,809	6.76
Taxable securities(4)(5)	117,989,363	4,251,695	3.60	133,069,241	4,573,127	3.44	125,078,434	4,303,341	3.44
Non-taxable securities(4)(6)	41,943,311	2,361,180	5.63	37,315,174	2,183,078	5.85	34,359,530	2,132,314	6.21

Total interest earning assets	418,792,259	23,284,406	5.56	402,628,802	20,820,351	5.17	387,762,367	21,308,448	5.50

Noninterest earning assets:
Cash and due from banks	9,955,974			10,261,971			9,557,400
Bank premises and equipment	12,122,280			12,040,217			12,030,971
Other assets	13,890,985			13,003,528			13,156,962
Allowance for loan losses	(2,445,197)			(2,875,601)			(2,715,196)

Total Assets	$452,316,301			$435,058,917			$419,792,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits	$21,149,415	$180,153	.85%	$35,424,249	$136,501	.39%	$33,318,879	$156,706	.47%
Savings and money market deposits	133,924,966	1,745,630	1.30	116,026,951	1,115,744	.96	116,993,523	1,260,031	1.08
Time deposits	177,553,256	5,913,088	3.33	176,585,080	4,618,677	2.62	171,308,444	5,095,907	2.97
Other short-term borrowings	23,532,974	684,242	2.91	22,049,194	363,044	1.65	22,324,845	364,094	1.63
Federal Home Loan Bank advances	450,625	13,875	3.08	5,464,795	281,229	5.15	5,161,918	287,482	5.57
Subordinated debentures	10,310,000	578,294	5.61	478,880	22,883	4.78	—	—	—

Total interest bearing liabilities	366,921,236	9,115,282	2.48	356,029,149	6,538,078	1.84	349,107,609	7,164,220	2.05

Noninterest bearing liabilities:
Demand deposits	46,318,198			42,698,167			37,204,297
Other liabilities	4,360,597			4,257,965			4,032,982

Total Liabilities	417,600,031			402,985,281			390,344,888
Shareholders’ equity	34,716,270			32,073,636			29,447,616

Total Liabilities and Shareholders’ Equity	$452,316,301			$435,058,917			$419,792,504

Net interest income		$14,169,124			$14,282,273			$14,144,228

Interest rate spread			3.08%			3.33%			3.45%

Net interest margin			3.38%			3.55%			3.65%

(1)	For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2)	Includes loans held for sale.

(3)	Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code Section 291. The disallowed interest expense amounted to $34,768, $18,729 and $11,787 for 2005, 2004 and 2003, respectively. The tax-equivalent adjustment amounted to $69,587, $68,292 and $79,843 for 2005, 2004 and 2003, respectively.

(4)	Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

(5)	Includes Federal Home Loan Bank stock.

(6)	Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code Section 291. The disallowed interest expense amounted to $162,437, $111,261 and $116,467 for 2005, 2004 and 2003, respectively. The tax-equivalent adjustment amounted to $695,591, $668,813 and $648,117 for 2005, 2004 and 2003, respectively.

The following table sets forth the volume and rate variances that affected net interest income.

	2005 Compared with 2004			2004 Compared with 2003
	Increase (Decrease) Due to(1)			Increase (Decrease) Due to(1)
	Volume	Rate	Net	Volume	Rate	Net

Interest earned on:
Interest bearing due from banks	$55,155	$150,136	$205,291	$(54,176)	$24,399	$(29,777)
Loans(2)	1,511,273	890,821	2,402,094	563,486	(1,342,356)	(778,870)
Taxable securities	(535,854)	214,422	(321,432)	274,622	(4,836)	269,786
Non-taxable securities(3)	262,925	(84,823)	178,102	177,117	(126,353)	50,764

Total interest earning assets	1,293,499	1,170,556	2,464,055	961,049	(1,449,146)	(488,097)

Interest paid on:
Interest bearing demand deposits	(71,635)	115,287	43,652	9,438	(29,643)	(20,205)
Savings and money market deposits	190,626	439,260	629,886	(10,330)	(133,957)	(144,287)
Time deposits	25,459	1,268,952	1,294,411	153,112	(630,342)	(477,230)
Short-term borrowings	25,942	295,256	321,198	(4,520)	3,470	(1,050)
Federal Home Loan Bank advances	(185,949)	(81,405)	(267,354)	16,310	(22,563)	(6,253)
Subordinated debentures	550,748	4,663	555,411	22,883	—	22,883

Total interest bearing liabilities	535,191	2,042,013	2,577,204	186,893	(813,035)	(626,142)

Net interest income	$758,308	$(871,457)	$(113,149)	$774,156	$(636,111)	$138,045

(1)	The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $1,295 for 2005 compared with 2004 and a decrease of $11,551 for 2004 compared with 2003.

(3)	Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $26,778 for 2005 compared with 2004 and an increase of $20,696 for 2004 compared with 2003.

Provision for Loan Losses

The provision for loan losses is the charge to earnings that management determines to be necessary to maintain the adequacy of the allowance for loan losses. Factors which influence management’s determination of the provision for loan losses, include, among other things, a review of individual loans, size and quality of the loan portfolio, current and projected economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2005 decreased to $2,000, compared with $658,000 and $1,213,000 in the years ended December 31, 2004 and 2003, respectively. The decrease in the provision for loan losses for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to a substantial decrease in nonperforming and impaired loans during 2005. In addition, during 2005 and as a result of management’s continuing allowance for loan loss methodology review, West Pointe determined that a reserve associated with the possible closure of Scott Air Force Base was no longer necessary. During 2005, the U.S. Department of Defense through the Base Realignment and Closure (BRAC) Commission determined that, unlike several other military bases, Scott Air Force Base was not to be considered for closure. In West Pointe’s market area, Scott Air Force Base is vital to the economy. As such, closure of the base could have resulted in additional loan loss exposure to West Pointe. During 2005, the impact on the provision for loan losses that resulted from these items was partially offset by net loans charged off. During the latter part of 2004 and throughout 2005, management continued to monitor and evaluate the West Pointe’s allowance for loan loss methodology. That review included a thorough evaluation of selected credits with heightened risk or inherent losses. The results of that review also contributed to the reduced provision for loan losses recorded during 2005 compared to 2004. The provisions for loan losses recorded during 2005 and 2004 were recorded during the first nine months of those years. The results of the allowance for loss methodology review and the evaluation of the credit quality of the loan portfolio, in general, resulted in no provisions for loan losses being recorded during the fourth quarters of 2005 or 2004. Activity in the allowance for loan losses and nonperforming loan data are discussed under “Asset Quality.”

Noninterest Income

Excluding net securities gains, noninterest income for the year ended December 31, 2005 was $4,008,635, compared with $4,078,925 and $4,316,108 in the years ended December 31, 2004 and 2003, respectively. Total noninterest income as a percentage of average assets was .97%, 1.01% and 1.18% for the years ended December 31, 2005, 2004 and 2003, respectively.

The following table sets forth information pertaining to the major components of noninterest income.

	Year Ended December 31,
	2005	2004	2003

Service charges on deposits	$1,383,815	$1,531,329	$1,331,403
Mortgage banking	375,023	461,206	865,375
Trust fees	691,856	674,723	694,157
Brokerage and insurance service	373,254	369,697	331,532
Credit card income	405,641	402,872	378,317
Earnings on cash surrender value of life insurance	308,000	428,068	488,087
Gain on sale of securities, net	378,516	314,048	629,318
Gain on sale of credit card portfolio	191,221	—	—
Other	279,825	211,030	227,237

Total noninterest income	$4,387,151	$4,392,973	$4,945,426

Service charges on deposits are fees received for services related to retail and commercial deposit products. These fees apply to both interest bearing and noninterest bearing accounts and also include charges for insufficient funds and overdrafts. These fees represent the largest component of noninterest income. Service charges on deposits totaled $1,383,815 for the year ended December 31, 2005 compared to $1,531,329 and $1,331,403 for the years ended December 31, 2004 and December 31, 2003, respectively. The decrease for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to decreases in charges for insufficient funds and overdrafts coupled with decreases resulting from a reduction in the volume of service charges on business deposit accounts. Many of West Pointe’s commercial deposit accounts receive an earnings credit on balances maintained. These earnings credits are used to reduce scheduled service charges and increase or decrease as interest rates rise or fall. As a result of the higher interest rate environment experienced in 2005, these earnings credits increased, thus reducing the level of service charges being assessed. The increase for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increase in charges for insufficient funds and overdrafts coupled with increases in various service charges that resulted from an analysis of West Pointe’s service charge schedule. The results of that analysis, completed during the fourth quarter of 2003, were implemented on January 1, 2004.

Mortgage banking income totaled $375,023 for the year ended December 31, 2005, compared to $461,206 and $865,375 for the years ended December 31, 2004 and December 31, 2003, respectively. Mortgage banking income includes mortgage origination fees, mortgage servicing and miscellaneous fees, and gains or losses on the sale of mortgage loans. The level of mortgage banking income decreased 18.7% for the year ended December 31, 2005 compared to the year ended December 31, 2004 and decreased 46.7% for the year ended December 31, 2004 compared to the year ended December 31, 2003. The mortgage loan sales volume depends heavily on the prevailing interest rates and the strength of the local real estate market. The lower levels of mortgage banking income for the years ended December 31, 2005 and December 31, 2004 were reflective of the higher interest rate environment that existed during those years. The higher level of mortgage banking income recorded during the year ended December 31, 2003 was indicative of the lower interest rate environment that characterized that year. A rising interest rate environment, as experienced in 2005 and the latter half of 2004, tends to decrease mortgage loan production and mortgage refinancing activity. Conversely, a decreasing interest rate environment tends to increase these activities. The majority of mortgage loans originated by West Pointe are sold into the secondary market with servicing rights retained in certain cases. West Pointe management anticipates that mortgage banking activities will continue at lower levels during 2006.

Income from trust fees totaled $691,856 for the year ended December 31, 2005 compared to $674,723 and $694,157 for the years ended December 31, 2004 and December 31, 2003, respectively. Income from trust fees is derived primarily from administration of estates, personal trusts and investment management agencies. The modest increase in income from trust fees for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily due to the receipt of one-time fees charged in connection with the administration of certain trusts.

Income from brokerage and insurance services totaled $373,254 for the year ended December 31, 2005 compared to $369,697 and $331,532 for the years ended December 31, 2004 and December 31, 2003, respectively, and remained relatively stable for those years compared. During the past several years, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, West Pointe has expanded its product line to include additional investment opportunities. Products available through the brokerage and insurance service function include stocks, bonds, mutual funds, annuities and other non-deposit investment products.

Credit card income totaled $405,641 for the year ended December 31, 2005 compared to $402,872 and $378,317 for the years ended December 31, 2004 and December 31, 2003, respectively. Credit card income primarily consists of merchant processing fees for credit card transactions and interchange fees received on transactions of West Pointe’s cardholders. Credit card income remained stable for the year ended December 31, 2005 compared to the year ended December 31, 2004. Credit card income increased $24,555 for the year ended December 31, 2004, compared to the year ended December 31, 2003. This increase was partially due to higher levels of merchant processing fees for credit card transactions and additional interchange fees received on transactions of West Pointe’s cardholders. At the end of the third quarter of 2005, West Pointe sold its credit card portfolio to an unaffiliated third party. The decision to sell the portfolio was based, in part, on management’s analysis of the program’s level of contribution to West Point’s earnings. The sale was completed following the purchaser’s due diligence examination and the execution of a definitive agreement. A gain of $191,221 was recognized on the sale of the portfolio. Notwithstanding the sale, West Pointe will continue to receive a portion of the interchange revenues on credit cards issued by the purchaser. In addition, the sale is not expected to diminish West Pointe’s interchange revenues on debit cards.

During the year ended December 31, 2005, West Pointe recorded an increase in cash surrender value of life insurance of $308,000 compared to $428,068 and $488,087 for the years ended December 31, 2004 and December 31, 2003, respectively. These cash surrender value increases relate to various bank owned life insurance (BOLI) policies. Certain of the BOLI policies were purchased in connection with West Pointe’s director fee deferral program and West Pointe’s salary continuation agreements which have been established with various West Pointe officers. The remaining BOLI policies were purchased in connection with West Pointe’s split dollar agreements with certain West Pointe officers and other employee benefit programs. These BOLI policies provide certain benefits to West Pointe including, but not limited to, exclusion from income taxes of the increase in their cash surrender values. The reduced level of the cash surrender value increase from the year ended December 31, 2004 to the year ended December 31, 2005 was primarily due to the write-down of the carrying value of an insurance policy to its appropriate cash surrender value. The subject insurance policy is associated with a split dollar agreement executed in 2000 by and between West Pointe and an officer of West Pointe. The reduced level of the cash surrender value increase from the year ended December 31, 2003 to the year ended December 31, 2004 was primarily the result of interest rate reductions on certain of the BOLI policies.

Net securities gains totaled $378,516 for the year ended December 31, 2005 compared to $314,048 and $629,318 for the years ended December 31, 2004 and December 31, 2003, respectively. Available for sale securities transactions are an integral part of balance sheet and interest rate risk management activities and result in gains or losses being realized from the sale of such securities. Net securities gains recorded during the years ended December 31, 2005 and December 31, 2004 resulted from management’s decision to sell certain securities due to favorable market conditions. Net securities gains recorded during the year ended December 31, 2003 resulted from management’s decisions to decrease interest income on non-taxable securities to minimize alternative minimum tax positions and to reconfigure certain segments of the securities portfolio to limit potential interest rate risk that could result from a rising interest rate environment, as described under “Net Interest Income.” West Pointe management believes that the securities portfolio is presently structured to minimize interest rate risk that can occur in a rising rate environment.

Other noninterest income includes such items as interchange fees on automated teller machine (ATM) transactions, safe deposit rental fees, check printing fees, wire transfer fees and other miscellaneous fees. Collectively, the components of other noninterest income generated revenues of $279,825 for the year ended December 31, 2005 compared to $211,030 and $227,237 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from an increase in fee income earned in connection with the issuance of West Pointe’s money orders and other official checks. These money orders and official checks are drawn on another financial institution and West Pointe receives commission fee income based on the float associated with those items. The decrease for the year ended December 31, 2004 compared to the year ended December 31, 2003 resulted from modest declines in a number of categories of other noninterest income.

Noninterest Expense

Noninterest expense increased to $13,114,649 for the year ended December 31, 2005 compared with $12,571,337 and $12,589,157 for the years ended December 31, 2004 and 2003, respectively. The increase for the year ended December 31, 2005 compared to the year ended December 31, 2004 was attributable to increases in employee compensation and benefits, net occupancy expenses, legal and professional fees, data processing expenses, advertising expenses and other noninterest expenses, partially offset by a modest decrease in furniture and equipment expenses. The modest decrease for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to a decrease in legal and professional fees, partially offset by increases in employee compensation and benefits, furniture and equipment and other noninterest expenses. Noninterest expense as a percentage of average assets was 2.90%, 2.89% and 3.0% for the years ended December 31, 2005, 2004 and 2003, respectively.

The following table sets forth information pertaining to the major components of noninterest expense.

	Year Ended December 31,
	2005	2004	2003

Employee compensation and benefits	$6,964,304	$6,696,338	$6,530,843
Occupancy, net	805,354	729,936	730,497
Furniture and equipment	732,345	803,270	679,766
Legal and professional fees	718,277	636,225	1,071,471
Data processing	499,245	461,601	459,832
Advertising	477,805	419,565	399,278
Other	2,917,319	2,824,402	2,717,470

Total noninterest expense	$13,114,649	$12,571,337	$12,589,157

Employee compensation and benefits is the largest component of noninterest expense representing approximately 53% of total noninterest expense for the year ended December 31, 2005. Expenses associated with employee compensation and benefits totaled $6,964,304 for the year ended December 31, 2005 compared to $6,696,338 and $6,530,843 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase in employee compensation and benefits for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily reflected the cost of normal merit increases and increased medical insurance benefit costs. The increase in employee compensation and benefits for the year ended December 31, 2004 compared to the year ended December 31, 2003 primarily reflected the cost of normal merit increases, increased medical insurance benefit costs, and increased costs associated with the salary continuation agreements established for various West Pointe officers. West Pointe had 121 full-time equivalent employees at December 31, 2005, compared to 119 and 131, respectively, at December 31, 2004 and 2003.

Net occupancy expenses totaled $805,354 for the year ended December 31, 2005 compared to $729,936 and $730,497 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase in occupancy expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from increased real estate taxes and utility costs associated with West Pointe’s banking locations.

Furniture and equipment expenses totaled $732,345 for the year ended December 31, 2005 compared to $803,270 and $679,766 for the years ended December 31, 2004 and December 31, 2003, respectively. The decrease in furniture and equipment expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to reduced depreciation expenses as well as reduced equipment rent and maintenance expenses. The increase in furniture and equipment expenses for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to depreciation expenses associated with West Pointe’s technology hardware as well as other furniture and equipment.

Legal and professional fees include costs relating to audit and accounting fees, investment consulting services, legal fees for compliance with SEC regulations, legal fees for the collection of delinquent loans, and legal fees relating to the defense of various lawsuits of which West Pointe is a party to in the ordinary course of business. Legal and professional fees totaled $718,277 for the year ended December 31, 2005, compared to $636,225, and $1,071,471 for the years ending December 31, 2004 and December 31, 2003, respectively. The increase in legal and professional fees for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from increased legal fees incurred on various corporate matters. The decrease in legal and professional fees for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to the recovery of approximately $501,000 from West Pointe’s insurance carrier of legal fees previously paid in connection with certain lawsuits of which West Pointe was a party to. The recovery resulted from the settlement of various lawsuits in 2004. During 2005, West Pointe would have incurred a substantial decrease in legal and professional fees compared to 2004 had the aforementioned recovery not been received.

Data processing expenses totaled $499,245 for the year ended December 31, 2005 compared to $461,601 and $459,832 for the years ended December 31, 2004 and December 31, 2003, respectively. The modest increases for the periods compared resulted from normal growth in operations. West Pointe currently employs the services of an outside provider for its data processing needs.

Advertising expenses totaled $477,805 for the year ended December 31, 2005 compared to $419,565 and $399,278 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases resulted from expanded media advertising activities in areas served by West Pointe’s banking centers.

Other noninterest expense includes such items as FDIC insurance premiums, mortgage banking expenses, contributions, telephone expenses, postage costs, certain credit card program expenses, foreclosed property expenses and other miscellaneous expenses. Other noninterest expense totaled $2,917,319 for the year ended December 31, 2005 compared to $2,824,402 and $2,717,470 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases for the year ended December 31, 2005 compared to the year ended December 31, 2004 and for the year ended December 31, 2004 compared to the year ended December 31, 2003 were primarily attributable to expenses associated with certain non-performing assets.

West Pointe recorded income tax expense of $1,126,200 for the year ended December 31, 2005 compared to $1,139,400 and $1,083,600 for the years ended December 31, 2004 and December 31, 2003, respectively. The provision for income taxes consists of both federal and state income taxes. The modest increase in income tax expense for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increased level of income before income taxes. The effective income tax rates remained stable at 24.1%, 24.2% and 23.8% for the years ended December 31, 2005, 2004 and 2003, respectively.

Financial Condition

General

Total assets at December 31, 2005 increased $33,369,908 to $477,391,032 compared with $444,021,124 at December 31, 2004. This increase primarily resulted from increases in the volume of loans and securities. These increases were funded primarily by an increase in deposits.

Loans

Loans, including loans held for sale, are the largest classification within earning assets of West Pointe and represented 59.8%, 56.4% and 56.3% of average interest earning assets during the years ended December 31, 2005, 2004 and 2003, respectively. Loans increased 6.2% to $255,699,529 at year-end 2005 from $240,767,062 at year-end 2004. Average loans, including loans held for sale, totaled $250,625,438 in 2005 and increased $23,602,104, or 10.4% from $227,023,334 in 2004. The growth in average loans during 2004 was primarily attributable to increased loan demand and continuing aggressive sales efforts in an extremely competitive market environment. Substantially all of West Pointe’s loans were originated in its primary market territory.

The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

	December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

COMMERCIAL BORROWERS
Commercial, financial and agricultural	$65,768,521	25.7%	$64,073,669	26.6%	$55,147,337	25.5%	$59,685,132	27.3%	$48,560,141	24.4%
Commercial real estate	77,458,569	30.3	83,832,494	34.8	79,620,879	36.7	85,147,362	38.8	75,352,452	37.9
Real estate construction	51,568,490	20.2	30,794,287	12.8	19,489,319	9.0	11,552,620	5.3	9,816,970	4.9

Total commercial	194,795,580	76.2	178,700,450	74.2	154,257,535	71.2	156,385,114	71.4	133,729,563	67.2

CONSUMER BORROWERS
1-4 family residential real estate	51,722,980	20.2	51,798,164	21.5	52,059,308	24.0	50,812,257	23.2	53,548,197	26.9
Other consumer loans	9,180,969	3.6	10,268,448	4.3	10,438,146	4.8	11,766,777	5.4	11,699,831	5.9

Total consumer	60,903,949	23.8	62,066,612	25.8	62,497,454	28.8	62,579,034	28.6	65,248,028	32.8

Total loans	$255,699,529	100.0%	$240,767,062	100.0%	$216,754,989	100.0%	$218,964,148	100.0%	$198,977,591	100.0%

West Pointe’s commercial, financial and agricultural loan portfolio is diversified and includes loans secured by non-real estate collateral to manufacturers, retailers, distributors, service providers and investors. Emphasis is generally placed upon middle-market and community businesses with financial stability and known local management. Underlying collateral for commercial, financial and agricultural loans includes, but is not limited to, inventory, equipment, vehicles and accounts receivable. In the case of corporations, the Bank may obtain personal guarantees from principal shareholders and/or officers.

The commercial real estate loan portfolio consists largely of mortgage loans secured by commercial properties located in the communities served by West Pointe’s banking centers. A significant portion of the commercial real estate loan portfolio is comprised of traditional commercial loans with real estate taken as additional collateral. These loans are generally made to fund the acquisition of buildings and real estate for commercial, industrial, office and retail use. The maximum loan-to-value ratio applicable to improved commercial properties is 85%. Prior approval of the Bank’s Loan and Discount Committee is required for new loans with loan-to-value ratios exceeding this limit.

The real estate construction loan portfolio consists of loans made to finance land development preparatory to erecting new structures or the on-site construction of 1-4 family residences, commercial properties, retail centers, medical and business offices, warehouse facilities and multi-family residential developments. The maximum loan-to-value ratio applicable to loans made for the purpose of land development activities is 75%. The maximum loan-to-value ratios applicable to commercial/multi-family and 1-4 family residential construction loans are 80% and 85%, respectively.

The 1-4 family residential real estate portfolio is predominantly comprised of loans extended for owner-occupied residential properties. These loans typically are secured by first mortgages on the properties financed and generally have a maximum loan-to-value ratio of 85%. The amortization periods for these loans generally do not exceed twenty years with interest being calculated on a fixed or floating rate basis. The 1-4 family residential real estate category also includes home equity lines of credit and closed-end second mortgage loans. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate. Home equity loans generally have a maximum loan-to-value ratio of 85%.

The consumer loan portfolio consists of both secured and unsecured loans to individuals for household, family, and other personal expenditures such as automobile financing, home improvements, recreational and educational purposes. Consumer loans are typically structured with fixed rates of interest and full amortization of principal and interest within three to five years. The maximum loan-to-value ratio applicable to consumer loans is generally 80%. This category also includes revolving credit products such as checking overdraft protection. Consumer loans are either unsecured or are secured with various forms of collateral, other than real estate.

The weighted average yield on the loan portfolio, inclusive of loans held for sale, in 2005 was 6.54% compared to 6.17% and 6.76% in 2004 and 2003, respectively. Overall yields on the loan portfolio trended downward from 2003 to 2004 and trended upward from 2004 to 2005 following the general level of interest rates. West Pointe’s loan portfolio yields generally tend to follow trends in the prime lending rate. The prime lending rate declined from 4.25% at the beginning of 2003 to a level of 4.00% at December 31, 2003. The prime lending rate remained at the 4.00% level through June 30, 2004. Between June 30, 2004 and December 31, 2004, the prime lending rate increased five times to a level of 5.25% at December 31, 2004. During 2005, the prime lending rate increased eight times, reaching a level of 7.25% at December 31, 2005. The higher level of interest rates evident during 2005 contributed to the increase in the weighted average yield on the loan portfolio during 2005 compared to 2004. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At December 31, 2005, 29.3% of West Pointe’s total loan portfolio had floating or adjustable interest rates.

The following table sets forth the amount of loans outstanding as of December 31, 2005, which, based on remaining maturities, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

INTEREST SENSITIVITY

		After One
	In One	Through	After
	Year or Less	Five Years	Five Years	Total

Commercial, financial and agricultural	$35,135,796	$27,211,189	$3,421,536	$65,768,521
Commercial real estate	35,936,278	40,288,968	1,233,323	77,458,569
Real estate construction	35,805,918	14,639,014	1,123,558	51,568,490
1-4 family residential real estate	13,348,255	23,812,360	14,562,365	51,722,980
Other consumer loans	2,292,318	6,491,249	397,402	9,180,969

Total loans	$122,518,565	$112,442,780	$20,738,184	$255,699,529

	Interest Sensitivity
		Floating or
	Fixed	Adjustable
	Interest Rates	Interest Rates

Due after one year	$102,828,722	$30,352,242

The Bank’s asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The Bank employs the use of a loan rating system to monitor the loan portfolio and to determine the adequacy of the allowance for loan losses. West Pointe’s lending philosophy is to invest in loans in the communities served by its banking centers so it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsized businesses. A periodic review of selected credits (based on loan size) is conducted to identify loans with heightened risks or inherent losses. Factors which could contribute to increased risk in the loan portfolio, include, but are not limited to, changes in interest rates, general economic conditions and reduced collateral values. The loan portfolio does not include any loans to foreign countries.

As of December 31, 2005, and effective January 30, 2006, the statutory legal lending limit amount for the Bank to loan to one customer was $9,441,015. West Pointe’s loan portfolio does not contain any concentrations of credit in any given industry that would cause them to be similarly impacted by economic or other conditions.

Securities

Securities increased $13,516,294, or 8.8% to $167,905,905 at December 31, 2005 compared to $154,389,611 at December 31, 2004. The increase in securities primarily resulted from purchases, net of sales, maturities and payments received on West Pointe’s mortgage-backed securities, in the available for sale category. The securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The securities portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase (which we refer to as “repurchase agreements”). Additional information regarding West Pointe’s repurchase agreements is presented and discussed under “Borrowings.”

West Pointe currently classifies all securities as available for sale. Available for sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. All security purchases in 2005, 2004 and 2003 were classified as available for sale.

Available for sale securities are recorded at fair value. Net unrealized losses on available for sale securities totaled $2,250,271 at December 31, 2005 compared to net unrealized gains of $217,643 at December 31, 2004. At December 31, 2005, accumulated other comprehensive losses of $1,395,168 were included in shareholders’ equity.

At December 31, 2004, accumulated other comprehensive gains of $134,939 were included in shareholders’ equity. These accumulated other comprehensive gains at December 31, 2004 and accumulated other comprehensive losses at December 31, 2005 were associated with unrealized gains and losses on available for sale securities, net of income taxes. The change in accumulated other comprehensive gains at December 31, 2004 to accumulated other comprehensive losses at December 31, 2005 was primarily attributable to the change in mix of securities and the impact of market interest rates, which continued to trend upward in 2005.

West Pointe management does not expect any losses to result from any unrealized losses in the portfolio, as maturities of securities and other funding sources should meet West Pointe’s liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the securities portfolio. Reference is made to Note 4 to the consolidated financial statements, which provides the composition of the securities portfolio for the last two years.

The following table sets forth the composition of the available for sale securities portfolio for the last three years.

	December 31,
	2005	2004	2003

AVAILABLE FOR SALE SECURITIES
U.S. government agencies	$12,592,707	$3,970,000	$—
Mortgage-backed securities	105,830,332	108,897,319	126,843,672
Obligations of states and political subdivisions	49,482,866	41,522,292	39,856,431

Total available for sale	$167,905,905	$154,389,611	$166,700,103

The following table sets forth the maturities and weighted average yields of each category of available for sale securities at December 31, 2005 based upon contractual maturities of such securities.

			After One Year		After Five Years
	In One Year		Through		Through
	or Less		Five Years		Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

AVAILABLE FOR SALE SECURITIES
U.S. government agencies	$3,987,520	2.36%	$8,605,187	4.76%	$—	—%	$—	—%
Mortgage-backed securities	—	—	1,133,577	3.42	25,340,813	3.80	79,355,942	4.21
Obligations of states and political subdivisions(1)	3,229,643	2.74	9,856,016	5.58	8,982,430	5.43	27,414,777	6.12

Total available for sale	$7,217,163	2.53%	$19,594,780	5.09%	$34,323,243	4.23%	$106,770,719	4.70%

(1)	Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

Average taxable securities, including Federal Home Loan Bank stock, totaled $117,989,363 in 2005 compared to $133,069,241 and $125,078,434 in 2004 and 2003, respectively. The weighted average yield on the taxable securities portfolio was 3.60% for 2005 compared to 3.44% for 2004 and 2003. Holdings of Federal Home Loan Bank stock totaled $13,962,968 at December 31, 2005 compared to $13,299,700 at December 31, 2004. The increase in those holdings resulted from additional shares of stock issued in connection with the Federal Home Loan Bank’s dividend reinvestment plan.

Average non-taxable securities totaled $41,943,311 in 2005 compared to $37,315,174 and $34,359,530 in 2004 and 2003, respectively. The weighted average tax-equivalent yield on non-taxable securities was 5.63%, 5.85% and 6.21% during 2005, 2004 and 2003, respectively.

The remainder of West Pointe’s interest earning assets consists of federal funds sold and interest bearing due from bank balances. Federal funds sold consist of sales of excess funds and generally have a maturity of one day. West Pointe had no federal funds sold at December 31, 2005, 2004 or 2003. West Pointe’s interest bearing due from bank balances consist solely of a daily investment deposit account maintained with the Federal Home Loan Bank. This vehicle is used by West Pointe in addition to or as an alternative to federal funds sold. Daily deposits to or withdrawals from the daily investment deposit account are permitted. The interest rate paid on this account is subject to change on a daily basis. Interest bearing due from bank balances totaled $1,631,828 at December 31, 2005 compared to $131,747 at December 31, 2004. Average interest bearing due from bank balances totaled $8,234,147 in 2005, compared to $5,221,053 and $9,864,786 in 2004 and 2003, respectively. The weighted average yield on interest bearing due from bank balances was 3.31%, 1.29% and .98% during 2005, 2004 and 2003, respectively. The increases in yields on these balances were reflective of the higher interest rate environment.

Deposits

West Pointe’s deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe’s primary and most reliable funding source for interest earning assets.

Total deposits increased 7.1%, or $26,751,734, to $401,996,154 at December 31, 2005 from $375,244,420 at December 31, 2004. Noninterest bearing demand deposit balances increased to $51,643,811 at December 31, 2005 from $45,206,286 at December 31, 2004. The majority of this increase was associated with normal growth of operations. Interest bearing deposits increased to $350,352,343 at December 31, 2005 from $330,038,134 at December 31, 2004. Collectively, time deposits of $100,000 or more and time deposits less than $100,000 increased to $182,386,361 at December 31, 2005 from $177,131,835 at December 31, 2004. The increase in time deposits was attributable to normal growth in operations. The higher interest rate environment, evident during 2005, has increased customer interest in time deposits. Interest bearing demand deposit balances decreased to $10,937,929 at December 31, 2005 from $38,276,366 at December 31, 2004. Savings and money market deposit account balances increased to $157,028,053 at December 31, 2005 from $114,629,933 at December 31, 2004. The decrease in interest bearing demand deposits and the increase in savings and money market deposit account balances primarily resulted from the daily transfer of certain account balances from interest bearing demand deposits to savings deposits. These daily transfers are designed to reduce reserve balances required to be maintained with the Federal Reserve Bank. West Pointe continues to offer competitive pricing of all deposit products within its market territory.

The following table sets forth the composition of the deposit portfolio for the periods presented.

	December 31,
	2005		2004
	Amount	Percent	Amount	Percent

Noninterest bearing demand deposits	$51,643,811	12.8%	$45,206,286	12.0%
Interest bearing demand deposits	10,937,929	2.7	38,276,366	10.2
Savings and money market deposits	157,028,053	39.1	114,629,933	30.6
Time deposits $100,000 or more	68,748,406	17.1	68,142,051	18.2
Time deposits less than $100,000	113,637,955	28.3	108,989,784	29.0

Total deposits	$401,996,154	100.0%	$375,244,420	100.0%

Average total deposits increased to $378,945,835 for the year ended December 31, 2005 compared to $370,734,447 and $358,825,143 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases in average total deposits resulted primarily from normal growth in operations coupled with additional public fund deposits. The average rates paid on total deposits were 2.07%, 1.58% and 1.82% for 2005, 2004 and 2003, respectively. The higher interest rate environment in 2005 led to the increase in average rates paid in 2005 compared to 2004.

The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

	December 31,
	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest bearing demand deposits	$46,318,198	—%	$42,698,167	—%	$37,204,297	—%
Interest bearing demand deposits	21,149,415	.85	35,424,249	.39	33,318,879	.47
Savings and money market deposits	133,924,966	1.30	116,026,951	.96	116,993,523	1.08
Time deposits	177,553,256	3.33	176,585,080	2.62	171,308,444	2.97

Total deposits	$378,945,835	2.07%	$370,734,447	1.58%	$358,825,143	1.82%

The following table sets forth the amounts and maturities of time deposits of $100,000 or more at December 31, 2005 and December 31, 2004.

	December 31,
	2005	2004

3 months or less	$21,260,587	$26,148,604
Over 3 through 6 months	12,873,489	13,931,156
Over 6 through 12 months	23,107,274	16,221,766
Over 12 months	11,507,056	11,840,525

Total	$68,748,406	$68,142,051

Borrowings

Total borrowings amounted to $35,502,276 at year-end 2005, an increase of $4,155,303 from $31,346,973 at year-end 2004. Total borrowings include repurchase agreements, other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. On an average basis, total borrowings totaled $34,293,599 for 2005 compared to $27,992,869 and $27,486,763 for 2004 and 2003, respectively.

During portions of the past three years, other short-term borrowings consisted of repurchase agreements and a borrowing from an unaffiliated bank. The average balance of other short-term borrowings totaled $23,532,974 for 2005 compared to $22,049,194 and $22,324,845 for 2004 and 2003, respectively. Repurchase agreements serve as an alternative source of funds to deposit funding sources. West Pointe offers two types of repurchase agreements. The first type is a term repurchase agreement, which represents an alternative to short-term certificates of deposit offered to West Pointe’s customers. Generally, these types of repurchase agreement have a maturity of less than one year. The second type of repurchase agreement is commonly called a cash management repurchase agreement account. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. The increase in the average balance of other short-term borrowings during 2005 was primarily attributable to cash management repurchase agreements. In addition to repurchase agreements, West Pointe had, at December 31, 2003, another form of short-term borrowing in the amount of $1,237,100. In the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. The line of credit was subsequently increased to $5,000,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, was subsequently renewed annually and matured on January 7, 2006, at which time West Pointe management decided not to renew it. In the fourth quarter of 2004, West Pointe paid off the remaining balance of this borrowing. Also during the fourth quarter of 2004, West Pointe entered into a pooled trust preferred security transaction. A portion of the proceeds from that transaction were used to pay off the borrowing under the aforementioned line of credit. More information concerning that transaction is presented in this Proxy Statement/Prospectus and in Note 11 to the Consolidated Financial Statements for the years ended December 31, 2005. The weighted average rate of interest paid for short-term borrowings, excluding overnight Federal Home Loan Bank advances, was 2.91%, 1.65% and 1.63% in 2005, 2004 and 2003, respectively. The increase in the weighted average interest rate in 2005 compared to 2004 and 2003 was reflective of the higher interest rate environment.

At year-end 2004, Federal Home Loan Bank (FHLB) advances consisted of an overnight advance in the amount of $550,000. The overnight advance serves as a funding alternative to federal funds purchased. West Pointe had no FHLB advances at year-end 2005. The average balance of Federal Home Loan Bank advances totaled $450,625 for 2005 compared to $5,464,795 and $5,161,918 for 2004 and 2003, respectively. In addition to overnight advances, the average balance of FHLB advances during 2004 and 2003 included one term advance in the amount of $5,000,000. That advance reflected an interest rate of 5.63% and matured on December 13, 2004. The average rate paid on FHLB advances totaled 3.08% for 2005 compared to 5.15% and 5.57% for 2004 and 2003, respectively.

The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

	December 31,
	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate

At December 31:
Repurchase agreements	$25,192,276	3.52%	$20,486,973	2.08%	$19,185,867	1.31%
Other	—	—	—	—	1,237,100	3.50
Federal Home Loan Bank advances(1)	—	—	550,000	2.47	4,400,000	1.21

Total	$25,192,276	3.52%	$21,036,973	2.09%	$24,822,967	1.40%

For the year ended December 31:
Average daily balance:
Federal funds purchased	$—	—%	$—	—%	$58,904	1.45%
Repurchase agreements	23,532,974	2.91	20,989,737	1.54	21,225,179	1.48
Other	—	—	1,059,457	3.67	1,040,762	4.79
Federal Home Loan Bank advances(1)	450,625	3.08	697,035	1.42	161,918	1.28

Total	$23,983,599	2.91%	$22,746,229	1.64%	$22,486,763	1.63%

Maximum month-end balance:
Repurchase agreements	$29,477,272		$26,572,111		$24,832,508
Other	—		1,162,100		1,462,100
Federal Home Loan Bank advances(1)	5,000,000		2,360,000		4,400,000

(1)	Includes Federal Home Loan Bank overnight advances only.

At December 31, 2005, West Pointe had subordinated debentures totaling $10,310,000. On December 15, 2004, West Pointe completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the “Trust”). The trust preferred securities mature in December 2034, are redeemable at West Pointe’s option beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%. At December 31, 2005, the interest rate on this instrument was 6.74%.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,310,000 in aggregate principal amount of West Pointe’s floating rate junior subordinated debentures. A portion of the net proceeds to

West Pointe from the sale of the debentures to the Trust was used by West Pointe to pay off the line of credit with an unaffiliated bank. The remainder of the net proceeds will be used by West Pointe for general corporate purposes.

The debentures were issued pursuant to a junior subordinated indenture dated December 15, 2004 between West Pointe, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially 4.70%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.25%. The interest payments by West Pointe will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the notes, West Pointe may defer interest payments on the notes (in which case the trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

The debentures are subordinated to the prior payment of any other indebtedness of West Pointe that, by its terms, is not similarly subordinated. The debentures mature on December 15, 2034, but may be redeemed at West Pointe’s option at par at any time on or after December 15, 2009 or at any time upon certain events, such as a change in regulatory capital treatment of the debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events. Except upon the occurrence of certain events described above, West Pointe may redeem the debentures for their aggregate principal amount, plus accrued interest, if any. See “Notes to Consolidated Financial Statements-Subordinated Debentures” for additional information concerning West Pointe’s trust preferred securities.

Asset Quality

West Pointe’s asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The existing loan portfolio is monitored via West Pointe’s loan rating system. The loan rating system is used to determine the adequacy of the allowance for loan losses. West Pointe’s loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties.

The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

	December 31,
	2005	2004	2003	2002	2001

Nonaccrual loans	$517,108	$3,842,710	$1,676,187	$796,349	$421,662
Accruing loans past due 90 days or more	329,449	538,199	598,363	940,555	370,080
Troubled debt restructurings	—	—	—	—	314,230

Total nonperforming loans	846,557	4,380,909	2,274,550	1,736,904	1,105,972
Foreclosed property	1,537,757	911,400	230,000	365,000	156,153

Total nonperforming assets	$2,384,314	$5,292,309	$2,504,550	$2,101,904	$1,262,125

Nonperforming loans to total loans	.33%	1.82%	1.05%	.79%	.56%
Nonperforming assets to total loans and foreclosed property	.93%	2.19%	1.15%	.96%	.63%
Nonperforming assets to total assets	.50%	1.19%	.59%	.51%	.34%

Nonperforming assets decreased $2,907,995 at December 31, 2005 compared to December 31, 2004. This decrease was due to a substantial decrease in nonperforming loans, partially offset by an increase in foreclosed property. The decrease in nonperforming loans at December 31, 2005, primarily related to several loans to three borrowers. One such loan was transferred to foreclosed property during the third quarter of 2005. Foreclosed property at December 31, 2005 consisted of three parcels of real estate. Management is in varying stages of workout or liquidation of all nonperforming assets.

It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. Restructured loans generally take the form of an extension of the original repayment period, and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrowers. West Pointe would have recorded interest income of $41,384 for 2005 if the loans accounted for as nonaccrual and restructured at year-end 2005, had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. During 2005, $8,227 was included in interest income relating to these loans.

Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers’ ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2005, such loans amounted to approximately $5,430,000.

The following table sets forth information pertaining to West Pointe’s provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

	December 31,
	2005	2004	2003	2002	2001

Balance at beginning of year	$2,692,903	$2,697,139	$2,409,446	$2,224,352	$1,769,693
Loans charged off:
Commercial, financial and agricultural	158,867	88,902	834,755	220,590	192,528
Real estate:
Commercial	435,481	195,683	38,550	104,413	7,722
Residential	64,829	550,706	97,730	20,610	77,484

Total real estate	500,310	746,389	136,280	125,023	85,206

Consumer	160,948	80,114	77,228	110,006	91,418

Total charge-offs	820,125	915,405	1,048,263	455,619	369,152

Recoveries of loans previously charged off:
Commercial, financial and agricultural	44,555	152,734	118,114	26,802	176,843
Real estate:
Commercial	822	23,874	—	7,722	—
Residential	60,197	66,698	—	275	150

Total real estate	61,019	90,572	—	7,997	150

Consumer	21,707	9,863	4,842	5,914	16,818

Total recoveries	127,281	253,169	122,956	40,713	193,811

Net charge-offs	692,844	662,236	925,307	414,906	175,341

Provision for loan losses	2,000	658,000	1,213,000	600,000	630,000

Balance at end of year	$2,002,059	$2,692,903	$2,697,139	$2,409,446	$2,224,352

Net loan charge-offs as a percent of average total loans	.28%	.29%	.42%	.20%	.09%

During 2005, West Pointe recorded net charge-offs of $692,844 compared to net charge-offs of $662,236 in 2004. Net charge-offs in the commercial, financial and agricultural segment of the portfolio totaled $114,312 in 2005 compared to net recoveries of $63,832 in 2004. Net charge-offs in 2005 in the commercial, financial and agricultural category related to two loans to one commercial borrower. Net charge-offs in the commercial real estate category totaled $434,659 in 2005 compared to net charge-offs of $171,809 in 2004. The majority of this increase was associated with a loan to one borrower. Most of the amount charged-off in connection with this loan was included in the allowance for loan losses at December 31, 2004. The loan was subsequently transferred to foreclosed property. Net charge-offs in the residential real estate category totaled $4,632 in 2005 compared to net charge-offs of $484,008 in 2004. The majority of the net charge-offs in this category in 2004 were associated with several loans to two borrowers. Net charge-offs in the consumer category totaled $139,241 in 2005 compared to net charge-offs of $70,251 in 2004. Net charge-offs as a percent of average total loans decreased to .28% in 2005 from .29% in 2004.

West Pointe’s allowance for loan losses declined to $2,002,059 at December 31, 2005 compared to $2,692,903 at December 31, 2004. The allowance for loan losses is increased by the provision for loan losses and is decreased by net loans charged-off. During the year ended December 31, 2005, the level of net charge-offs was significantly greater than the provision for loan losses. The impact on the allowance for loan losses that could have resulted from such activity was more than offset by a substantial reduction in nonperforming loans. West Pointe’s allowance for loan losses at December 31, 2005, represented approximately 236% of nonperforming loans compared to 61% at year-end 2004. The increase in the allowance for loan losses as a percentage of nonperforming loans was attributable to a substantial decrease in nonperforming loans in 2005. The substantial decrease in nonperforming loans was primarily associated with the improved condition of three loans to one borrower. A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or inherent losses. The primary responsibility for this review rests with the management personnel assigned with accountability for the credit relationship and is supplemented with periodic review by West Pointe’s credit review function. Periodic examinations of both selected credits and the credit review process by applicable regulatory agencies is also conducted. These reviews provide information to assist management in the timely identification of problems and potential problems and provide a basis for deciding whether the credit represents a probable loss or risk. In addition to the review of selected credits, the allowance for loan losses is also reviewed on a quarterly or more frequent basis to assess the risk in the portfolio. The methodology used to evaluate the level of the allowance for loan losses includes the assignment of loss factors to loans with similar characteristics for which probable losses can be assessed. These loss factors are based on historical experience coupled with an analysis of current business and economic conditions and are applied to the portfolio to assist in determining the adequacy of the allowance for loan losses. Management believes that the allowance for loan losses at December 31, 2005 was adequate to absorb unidentified probable losses in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

	December 31,
	2005		2004		2003		2002		2001
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
		in Each		in Each		in Each		in Each		in Each
		Category		Category		Category		Category		Category
		to Total		to Total		to Total		to Total		to Total
	Allowance(1)	Loans	Allowance(1)	Loans	Allowance(1)	Loans	Allowance(1)	Loans	Allowance(1)	Loans

Commercial, financial and agricultural	$649,000	25.7%	$769,000	26.6%	$981,000	25.5%	$1,210,000	27.3%	$1,280,000	24.4%
Real estate:
Commercial	811,000	30.3	1,335,000	34.8	746,000	36.7	249,000	38.8	377,000	37.9
Residential	309,000	20.2	303,000	21.5	562,000	24.0	486,000	23.2	324,000	26.9
Construction	122,000	20.2	54,000	12.8	65,000	9.0	31,000	5.3	49,000	4.9

Total real estate	1,242,000	70.7	1,692,000	69.1	1,373,000	69.7	766,000	67.3	750,000	69.7

Consumer	111,000	3.6	232,000	4.3	220,000	4.8	262,000	5.4	151,000	5.9
Not allocated	—	N/A	—	N/A	123,000	N/A	171,000	N/A	43,000	N/A

Total	$2,002,000	100.0%	$2,693,000	100.0%	$2,697,000	100.0%	$2,409,000	100.0%	$2,224,000	100.0%

N/A — Not applicable

(1)	Amounts rounded to nearest thousand.

Capital Resources and Asset/Liability Management

Capital Resources

Total shareholders’ equity increased $2,098,582 to $35,616,201 at December 31, 2005 from $33,517,619 at December 31, 2004. Net income for 2005 totaled $3,548,248. At December 31, 2005, total shareholders’ equity included an accumulated other comprehensive loss of $1,395,168 compared to the inclusion of accumulated other comprehensive income of $134,939 at December 31, 2004. The change is attributable to securities gains realized during 2005 coupled with a decrease in the market value of the remainder of the securities portfolio. Shareholders’ equity as a percent of total assets was 7.46% at December 31, 2005 compared to 7.55% at December 31, 2004.

In 2001, West Pointe adopted a Dividend Reinvestment Plan (as amended and restated in 2005, the “DRIP”). The DRIP provided holders of West Pointe common stock with a convenient method of purchasing additional shares of common stock without fees of any kind by reinvesting West Pointe dividends. Initially, participants in the DRIP also had the option to purchase additional shares of West Pointe common stock with cash. Effective January 1, 2006, West Pointe’s Board of Directors terminated the cash purchase option of the DRIP. The DRIP was terminated effective June 12, 2006.

Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as “Risk-Based Guidelines” as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2005, West Pointe’s Tier 1 and Total capital ratios were 15.54% and 16.20%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the “Leverage Ratio Guideline”). The Leverage Ratio Guideline provides for a minimum ratio of Tier 1 capital to average assets of 4%. West Pointe’s leverage ratio at December 31, 2005, was 10.05%. Under present regulatory guidelines promulgated by the federal banking regulators, the subordinated debentures issued in December 2004 in connection with West Pointe’s trust preferred securities transaction qualifies for inclusion in capital for purposes of determining West Pointe’s Tier 1 capital, Total capital and leverage ratios. According to the aforementioned regulatory guidelines, West Pointe is considered to be “well capitalized.” See “Notes to Consolidated Financial Statements — Regulatory Matters” for additional information concerning West Pointe’s regulatory capital measures.

Asset/Liability Management

West Pointe’s asset/liability strategy is to minimize the sensitivity of its net interest margin as a consequence of changes in interest rates. West Pointe’s asset/liability management committee reviews asset and liability repricing in the context of current and possible future interest rate scenarios affecting the economy in its market territory. The asset/liability committee is comprised of executive officers of the Bank representing all major departments of West Pointe.

As assets and liabilities tend to become more rate sensitive, whether due to customer demands or West Pointe’s initiatives, it becomes more important that rates earned are matched with rates paid and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be “rate sensitive.” This means that as rates in the marketplace change, the rates on these assets or liabilities will be impacted soon after. Assuming a reasonably balanced rate sensitivity position, increasing rates will result in more interest income and more interest expense. Conversely, declining rates will result in less interest income and less interest expense.

The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2005, allocated over various time frames in which the instruments are subject to repricing.

		After	After
	Three	Three Months	One Year
	Months	Through	Through	After
	or Less	Twelve Months	Five Years	Five Years	Total

Interest earning assets:
Interest bearing due from banks	$1,631,828	$—	$—	$—	$1,631,828
Federal Home Loan Bank Stock	—	—	—	13,962,968	13,962,968
Securities(1)	10,981,433	25,063,843	84,150,417	47,710,212	167,905,905
Loans held for sale	333,000	—	—	—	333,000
Loans(2)	90,187,916	56,547,059	104,310,510	4,654,044	255,699,529

Total interest earning assets	103,134,177	81,610,902	188,460,927	66,327,224	439,533,230

Cumulative interest earning assets	103,134,177	184,745,079	373,206,006	439,533,230	439,533,230

Interest bearing liabilities:
Interest bearing demand deposits	10,937,929	—	—	—	10,937,929
Money market deposits	47,351,115	—	—	—	47,351,115
Savings deposits	109,676,938	—	—	—	109,676,938
Time deposits $100,000 or more	22,352,695	35,408,853	10,986,858	—	68,748,406
Time deposits less than $100,000	29,418,006	48,640,828	35,579,121	—	113,637,955
Repurchase agreements	22,133,681	1,619,631	1,438,964	—	25,192,276
Subordinated debentures	10,310,000	—	—	—	10,310,000

Total interest bearing liabilities	252,180,364	85,669,312	48,004,943	—	385,854,619

Cumulative interest bearing liabilities	252,180,364	337,849,676	385,854,619	385,854,619	385,854,619

Gap analysis:
Interest sensitivity gap	$(149,046,187)	$(4,058,410)	$140,455,984	$66,327,224	$53,678,611

Cumulative interest sensitivity gap	$(149,046,187)	$(153,104,597)	$(12,648,613)	$53,678,611	$53,678,611

Cumulative gap ratio of interest earning assets to interest bearing liabilities	41%	55%	97%	114%	114%

(1)	Equity securities have no stated maturity and are, therefore, included in the “after five years” column. Fixed rate mortgage-backed securities are reported based upon their projected average lives. Floating rate mortgage-backed securities are reported based upon their next repricing date.

(2)	Nonaccrual loans are reported in the “after one year through five years” column.

West Pointe measures and manages its interest rate risk sensitivity on a regular basis to stabilize earnings in changing interest rate environments. West Pointe evaluates its interest rate risk sensitivity position to determine that the level of risk is commensurate with the rate of return. The methods used to provide insight into the level of risk exposure indicate that West Pointe is currently within interest rate risk guidelines set by management and that such risk is at a manageable level. While West Pointe does have some exposure to changing interest rates, management believes that West Pointe is positioned to protect earnings throughout changing interest rate environments.

West Pointe’s net interest income is affected by changes in the absolute level of interest rates. West Pointe’s interest rate risk position is liability-sensitive; i.e., liabilities are likely to reprice faster than assets, resulting in a decrease in net interest income in a rising rate environment. Conversely, net interest income should increase in a falling rate environment.

Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, West Pointe employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects typically are analyzed assuming interest rate increases or decreases of 100 and 200 basis points. The model also incorporates key assumptions including the nature and timing of interest rate levels, changes in deposit levels, prepayments on loans and securities, pricing decisions on loans and deposits and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot give assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. The following table presents, as of December 31, 2005, the projected level and change in net interest income assuming interest rate increases and decreases of 100 and 200 basis points.

	Net Interest Income
Change in Rates	$ Amount(1)	$ Change(1)	% Change

+200 bp	13,478	74	(.6)
+100 bp	13,356	(48)	.4
−100 bp	13,042	(362)	2.7
−200 bp	12,394	(1,010)	7.5

(1)	Amounts rounded to nearest thousand.

For additional information regarding the interest rates applicable to certain of West Pointe’s interest sensitive assets and liabilities, see the discussion of “Results of Operations — Net Interest Income” including the table entitled “Distribution of Average Assets, Liabilities and Shareholders’ Equity and Interest Rate Information” at page 56, the discussion of “Financial Condition — Securities” including the table regarding the maturities and weighted average yields of certain securities at page 65, the discussion of “Financial Condition — Deposits” including the table regarding average deposits and the weighted average interest rates paid on such deposits beginning on page 66, the discussion of “Financial Condition — Borrowings” including the table summarizing certain information pertaining to short-term borrowings at page 68. For additional information categorizing certain of West Pointe’s loans as either fixed or variable, see the discussion of “Financial Condition — Loans” including the table regarding “Interest Sensitivity” at page 64. For additional information regarding the fair value of certain of West Pointe’s interest sensitive instruments, see “Fair Value of Financial Instruments” at Note 17 to the Consolidated Financial Statements at page F-31.

Adoption of New Accounting Standards

No new accounting standards were adopted in 2005 which had a material impact on West Pointe’s financial statements.

Newly Issued But Not Yet Effective Accounting Standards

FASB Statement No. 123 (revised 2004), “Share-Based Payment” requires expensing of stock options effective for years beginning after June 15, 2005. West Pointe plans to adopt this standard as of January 1, 2006 and will begin expensing any unvested stock options at that time. West Pointe estimates the 2006 pre-tax compensation expense to be approximately $218,900.

FASB Staff Position (FSP) No. 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” is effective for reporting periods after December 15, 2005. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. West Pointe does not anticipate that the adoption of this standard will have any material impact on West Pointe’s financial condition or results of operations.

No other new accounting standards have been issued that are not yet effective that are expected to have a material impact on West Pointe’s financial condition or results of operations.

Critical Accounting Policies

The accounting and reporting policies of West Pointe and the Bank conform with U.S. generally accepted accounting principles and general practices within the financial services industry. West Pointe’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements at page F-16. Certain accounting policies require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers such accounting policies to be critical accounting policies. These assumptions and estimates used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the assumptions and estimates made by management, actual results could differ from these assumptions and estimates which could have a material impact on West Pointe’s carrying values of assets and liabilities and its results of operations. West Pointe considers its more critical accounting policies to consist of the allowance for loan losses and the estimation of fair value, which are separately discussed below.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of probable incurred losses in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The provision for loan losses reflects management’s judgment of the cost associated with credit risks in the loan portfolio. Factors, which influence management’s determination of the provision for loan losses, include, among other things, a review of individual loans, size and quality of the loan portfolio, current and projected economic conditions, regulatory guidelines, and historical loan loss experience. Calculation of the allowance for loan losses is a critical accounting estimate due to the significant judgment, estimates and assumptions related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans. Changes in the financial condition of individual borrowers, in economic conditions, and in historical loss experience may all affect the required level of the allowance for loan losses and the associated provision for loan losses. Please refer to the section of this report entitled “Asset Quality” and Notes 1 and 5 to the Consolidated Financial Statements at pages F-16 and F-23 for a detailed description of our estimation processes and methodology related to the allowance for loan losses.

Estimation of Fair Value

U.S. generally accepted accounting principles require that certain assets and liabilities be carried on the balance sheet at fair value. In addition, the fair value of financial instruments is required to be disclosed as a part of the notes to the consolidated financial statements for assets and liabilities. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds and discount rates. Following is a discussion of the estimation of fair value for West Pointe’s more significant financial instrument:

Available for Sale Securities — Fair values for the majority of West Pointe’s available for sale securities are based on quoted market prices. In instances where quoted market prices are not available, fair values are based on the quoted prices of similar instruments. Please refer to Note 4 to the Consolidated Financial Statements at page F-21 for further discussion of the fair value of financial instruments.

Contractual Obligations

West Pointe enters into certain contractual obligations in the ordinary course of operations. The required payments under these contracts represent future cash requirements of West Pointe. West Pointe’s significant fixed and determinable contractual obligations, as of December 31, 2005, are set forth in the following table:

	Payments Due
		After	After
		One Year	Three Years
	One Year	Through	Through	After
	or Less	Three Years	Five Years	Five Years	Total

Time certificates of deposit	$135,820,383	$38,150,194	$8,415,784	$—	$182,386,361
Subordinated debentures	—	—	—	10,310,000	10,310,000
Operating leases	47,520	43,560	—	—	91,080

Total contractual cash obligations	$135,867,903	$38,193,754	$8,415,784	$10,310,000	$192,787,441

Please refer to Notes 6, 7, and 11 to the Consolidated Financial Statements at pages F-24, F-25 and F-26 for further discussion of West Pointe’s contractual obligations.

Off-Balance Sheet Arrangements

In order to meet the financing needs of its customers, West Pointe is also a party to certain financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in West Pointe’s consolidated balance sheets.

Unused lines of credit and loan commitments assure a borrower of financing for a specified period of time at a specified rate. The risk to West Pointe under such commitments is limited to the terms of the contracts. For example, West Pointe may not be obligated to advance funds if the customer’s financial condition deteriorates or if the customer fails to meet specific covenants. An approved, but unfunded, loan commitment represents a potential credit risk once the funds are advanced to the customer. The unused lines of credit and loan commitments also represent a future cash requirement, but this cash requirement will be limited since many commitments are expected to expire or be only partially used.

Stand-by letters of credit represent commitments by West Pointe to repay a third-party beneficiary when a customer fails to repay a loan or debt instrument. The terms and risk of loss involved in issuing stand-by letters of credit are similar to those involved in issuing loan commitments and extending credit. In addition to credit risk, the letters of credit could present an immediate cash requirement if the obligations require funding.

The following table presents, as of December 31, 2005 and 2004, West Pointe’s significant off-balance sheet commitments.

	December 31,
	2005	2004

Commitments to originate new loans	$6,826,011	$18,925,736
Commitments to originate new loans held for sale	1,097,725	1,168,849
Unfunded commitments to extend credit under existing equity, credit card and other lines of credit	55,337,442	56,248,547
Letters of credit	4,690,051	4,337,696
Commitments to sell loans held for sale	1,430,725	1,244,292

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with West Pointe’s accountants on accounting and financial disclosure.

COMMERCE COMMON STOCK AND WEST POINTE COMMON STOCK
COMPARATIVE PER SHARE PRICES AND DIVIDENDS

Shares of Commerce common stock are traded on The Nasdaq Stock Market. There is no established public trading market for West Pointe common stock. Accordingly, there is no comprehensive record of trades or the prices of any such trades. As of June 14, 2006, there were 619 holders of record of West Pointe common stock. The following table reflects sale prices for West Pointe’s common stock to the extent such information is available to management of West Pointe and sets forth the high and low sales prices Commerce common stock, and cash dividends paid thereon during the periods indicated:

	West Pointe Common Stock			Commerce Common Stock
	High	Low	Dividend	High	Low	Dividend

2004
First Quarter	$41.00	$39.75	$.14	$45.35	$40.59	$.209
Second Quarter	41.75	41.00	.15	43.69	39.91	.209
Third Quarter	42.75	41.75	.16	44.66	40.15	.209
Fourth Quarter	43.75	42.75	.17	47.85	42.46	.209
2005
First Quarter	$45.00	$43.75	$.18	$47.62	$44.11	$.229
Second Quarter	46.00	45.00	.18	48.50	43.94	.229
Third Quarter	46.75	46.00	.19	52.11	47.22	.229
Fourth Quarter	48.00	46.75	.19	53.63	47.57	.229
2006
First Quarter	$48.75	$48.00	$.20	$52.53	$49.14	$.245
Second Quarter (through June 13, 2006)	74.30	49.50	NA	53.20	$49.73	NA

The last sale price for Commerce common stock as reported by The Nasdaq Stock Market on June 13, 2006 (the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus), was $50.35.

The shareholders of West Pointe’s common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to the restrictions imposed by law. The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company’s financial position. The Federal Reserve Board’s policy is that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. A bank holding company is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its banks in circumstances when it might not do so in the absence of such policy. There are no contractual restrictions that currently limit West Pointe’s ability to pay dividends or that West Pointe reasonably believes are likely to limit materially the future payment of dividends on West Pointe common stock.

LEGAL OPINION

The legality of the Commerce common stock offered hereby will be passed upon by Blackwell Sanders Peper Martin LLP. Blackwell Sanders Peper Martin LLP will also render an opinion to Commerce and West Pointe regarding the material U.S. federal income tax consequences of the merger.

EXPERTS

Independent Registered Public Accountant Firm for Commerce Bancshares, Inc.

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this Proxy Statement/Prospectus by reference from Commerce’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Independent Registered Public Accounting Firm for West Pointe Bancorp, Inc.

The consolidated financial statements of West Pointe and its subsidiary as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 have been included herein in reliance upon the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, such report given upon the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

If the merger is consummated, shareholders of West Pointe will become shareholders of Commerce at the Effective Time. Proposals of Commerce shareholders pursuant to Rule 14a-8 for inclusion in the proxy statement for the annual meeting of Commerce’s shareholders to be held on April 18, 2007, must be received by Commerce at its principal offices not later than November 13, 2006. For proposals other than those submitted pursuant to Rule 14a-8, Commerce’s Bylaws provide that shareholders must give timely written notice to the Secretary of Commerce of a nomination for director or before bringing any business before the annual meeting. Notice of nominations and shareholder proposals for the annual meeting to be held on April 18, 2007 must be received by the Secretary no later than February 17, 2007 nor before January 18, 2007. To be considered, the notice must contain the name and record address of the shareholder; the class or series and number of shares of capital stock of Commerce owned beneficially or of record by the shareholder; a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or bring the business proposal before the meeting. For shareholder proposals, the notice must also set forth a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest of such shareholder in such business. For nominations, the notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the person; the principal occupation or employment of the person; the class or series and number of shares of capital stock of Commerce which are owned beneficially or of record by the person and any other information relating to the person nominated or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934. Such notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.

WHERE YOU CAN FIND MORE INFORMATION

Commerce and West Pointe file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Commerce’s and West Pointe’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The reports and other information filed by Commerce with the SEC are also available on Commerce’s internet website. The address of the site is http://www.commercebank.com. The reports and other information filed by West Pointe with the SEC are also available on West Pointe’s internet website. The address of the site is http://www.westpointebank.com. We have included the web addresses of the SEC, Commerce and West Pointe as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

Commerce has filed a Registration Statement on Form S-4 with the SEC to register the Commerce common stock to be issued to West Pointe’s shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Commerce in addition to being a proxy statement of West Pointe for its special meeting. As allowed by the SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows Commerce to “incorporate by reference” information into this Proxy Statement/Prospectus, which means that Commerce can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be a part of this Proxy Statement/Prospectus, except for any information superseded by information in, or incorporated by reference in, this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Commerce and its financial status.

Commerce SEC Filings (SEC File
No. 0-2989; CIK No. 0000022356)	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarter ended March 31, 2006
Current Reports on Form 8-K	January 12, 2006, February 23, 2006, April 7, 2006, April 12, 2006 and April 14, 2006 (other than the portions of those documents not deemed to be filed)
The description of Commerce common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Additional documents that Commerce may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the West Pointe special meeting are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

Commerce has supplied all information contained or incorporated by reference in this document relating to Commerce, as well as all pro forma financial information, and West Pointe has supplied all information relating to West Pointe.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through Commerce or the SEC. Documents incorporated by reference are available from Commerce without charge, but without exhibits unless Commerce has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. West Pointe shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Commerce at the following address:

Commerce Bancshares, Inc.
1000 Walnut, P.O. Box 13686
Kansas City, Missouri 64106
Attention: Corporate Finance
Telephone Number: (816) 234-2000

In order to ensure timely delivery of the documents, any request should be made by July 12, 2006.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated June 15, 2006, and you should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any other date. Neither the mailing of this Proxy Statement/Prospectus to West Pointe shareholders nor the issuance of Commerce common stock in connection with the merger shall create any implication to the contrary.

While West Pointe has not incorporated by reference information into this Proxy Statement/Prospectus, West Pointe shareholders may obtain copies of West Pointe’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K by requesting them in writing or by telephone from West Pointe at the following address:

West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, Illinois 62226
Attention: Corporate Secretary
Telephone Number: (618) 234-5700

F-i

WEST POINTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
AT MARCH 31, 2006 AND DECEMBER 31, 2005

	March 31,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Cash and due from banks	$10,523,867	$11,599,219
Interest bearing due from banks	109,349	1,631,828

Cash and cash equivalents	10,633,216	13,231,047
Available for sale securities	156,520,537	167,905,905
Loans held for sale	800,300	333,000
Loans	257,464,114	255,699,529
Allowance for loan losses	(1,934,399)	(2,002,059)

Net Loans	255,529,715	253,697,470
Bank premises and equipment	11,275,974	11,756,248
Federal Home Loan Bank stock	13,962,968	13,962,968
Cash surrender value of life insurance	12,442,779	12,305,648
Accrued interest and other assets	3,608,609	4,198,746

Total Assets	$464,774,098	$477,391,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$49,394,990	$51,643,811
Interest bearing	339,557,713	350,352,343

Total Deposits	388,952,703	401,996,154
Repurchase agreements	24,570,889	25,192,276
Federal Home Loan Bank advances	800,000	—
Subordinated debentures	10,310,000	10,310,000
Accrued interest and other liabilities	3,952,575	4,276,401

Total Liabilities	428,586,167	441,774,831
Stockholders’ Equity
Preferred stock, $1 par value — 50,000 shares authorized and unissued	—	—
Common stock, $1 par value — 10,000,000 shares authorized; 1,047,558 and 1,041,910 shares issued at March 31, 2006 and December 31, 2005, respectively	1,047,558	1,041,910
Surplus	15,255,823	14,925,466
Retained earnings	22,178,121	21,692,568
Treasury stock, 17,750 shares	(648,575)	(648,575)
Accumulated other comprehensive loss	(1,644,996)	(1,395,168)

Total Stockholders’ Equity	36,187,931	35,616,201

Total Liabilities and Stockholders’ Equity	$464,774,098	$477,391,032

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Interest Income:
Loans, including fees
Taxable	$4,319,998	$3,683,777
Non-taxable	61,112	43,279
Securities
Taxable	1,288,261	1,041,498
Non-taxable	489,976	415,563
Deposits with banks	17,298	21,338

Total Interest Income	6,176,645	5,205,455

Interest Expense:
Deposits	2,478,784	1,691,559
Repurchase agreements	245,920	117,651
Federal Home Loan Bank advances	21,229	3,740
Subordinated debentures	175,794	122,363

Total Interest Expense	2,921,727	1,935,313

Net Interest Income	3,254,918	3,270,142
Provision for Loan Losses	—	(45,000)

Net Interest Income After Provision For Loan Losses	3,254,918	3,315,142

Noninterest Income:
Service charges on deposits	320,050	327,275
Mortgage banking	71,949	64,004
Trust fees	157,803	170,238
Brokerage and insurance services	114,245	63,632
Credit card income	80,553	103,436
Earnings on cash surrender value of life insurance	125,846	113,888
Gain on sale of securities, net	—	211,258
Other	109,493	65,772

Total Noninterest Income	979,939	1,119,503

Noninterest Expense:
Employee compensation and benefits	1,786,071	1,687,362
Occupancy, net	208,294	189,830
Furniture and equipment	186,550	179,920
Legal and professional fees	210,088	199,446
Data processing	126,961	121,247
Advertising	102,846	116,735
Other	809,053	794,136

Total Noninterest Expense	3,429,863	3,288,676

Income Before Income Taxes	804,994	1,145,969
Income Tax Expense	114,238	259,400

Net Income	$690,756	$886,569

Average Shares Outstanding:
Basic	1,025,836	1,006,763
Diluted	1,078,353	1,057,301
Per Share Data:
Net income:
Basic	$.67	$.88
Diluted	$.64	$.84
Dividends declared	$.20	$.18

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Net Income	$690,756	$886,569
Other Comprehensive Loss, Net of Tax
Unrealized holding losses on securities available for sale (net of income tax benefit of $153,121 and $591,735 for the three months ended March 31, 2006 and 2005, respectively)	(249,828)	(965,461)
Less adjustment for realized gains included in net income (net of income taxes of $80,278 for the three months ended March 31, 2005)	—	130,980

Other Comprehensive Loss	(249,828)	(1,096,441)

Comprehensive Income (Loss)	$440,928	$(209,872)

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

							Accumulated
							Other	Total
	Common Stock			Retained	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Equity

Balance —
January 1, 2005	1,024,029	$1,024,029	$14,113,209	$18,894,017	17,750	$(648,575)	$134,939	$33,517,619
Issuance of Common Stock	3,789	3,789	166,044	—	—	—	—	169,833
Dividends Paid, $.18 Per Share	—	—	—	(181,229)	—	—	—	(181,229)
Net Income	—	—	—	886,569	—	—	—	886,569
Other Comprehensive Loss	—	—	—	—	—	—	(1,096,441)	(1,096,441)

Balance —
March 31, 2005	1,027,818	$1,027,818	$14,279,253	$19,599,357	17,750	$(648,575)	$(961,502)	$33,296,351

							Accumulated
							Other	Total
	Common Stock			Retained	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Equity

Balance —
January 1, 2006	1,041,910	$1,041,910	$14,925,466	$21,692,568	17,750	$(648,575)	$(1,395,168)	$35,616,201
Issuance of Common Stock	5,648	5,648	268,311	—	—	—	—	273,959
Dividends Paid, $.20 Per Share	—	—	—	(205,203)	—	—	—	(205,203)
Net Income	—	—	—	690,756	—	—	—	690,756
Stock Based Compensation	—	—	62,046	—	—	—	—	62,046
Other Comprehensive Loss	—	—	—	—	—	—	(249,828)	(249,828)

Balance —
March 31, 2006	1,047,558	$1,047,558	$15,255,823	$22,178,121	17,750	$(648,575)	$(1,644,996)	$36,187,931

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)

Operating Activities
Net income	$690,756	$886,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	199,023	200,511
Net amortization on securities	957	142,720
Gain on sale of securities, net	—	(211,258)
Gain on sale of mortgage loans	(36,484)	(30,048)
Loss on sale and write down of foreclosed property	164,374	81,346
Gain on sale of bank premises and equipment	(25,056)	—
Federal Home Loan Bank stock dividends	—	(182,500)
Provision for loan losses	—	(45,000)
Proceeds from sales of mortgage loans held for sale	2,746,209	1,836,136
Originations of mortgage loans held for sale	(3,177,025)	(1,731,850)
Earnings on cash surrender value of life insurance policies	(125,846)	(113,888)
Stock-based compensation	62,046	—
Increase (decrease) in other assets and other liabilities, net	(389,894)	237,167

Net Cash Provided By Operating Activities	109,060	1,069,905
Investing Activities
Proceeds from sales of securities available for sale	—	5,625,812
Proceeds from maturities of securities available for sale	11,311,462	9,891,947
Purchases of securities available for sale	(330,000)	(5,574,733)
Net increase in loans	(1,832,245)	(5,870,948)
Proceeds from sale of foreclosed property	633,667	—
Proceeds from sale of bank premises and equipment	344,298	—
Purchases of bank premises and equipment	(37,991)	(68,326)

Net Cash Provided By Investing Activities	10,089,191	4,003,752
Financing Activities
Net increase (decrease) in noninterest bearing deposits	(2,248,821)	2,285,662
Net decrease in interest bearing deposits	(10,794,630)	(86,148)
Net decrease in repurchase agreements	(621,387)	(415,347)
Net increase (decrease) in short-term FHLB advances	800,000	(550,000)
Proceeds from issuance of common stock	273,959	169,833
Dividends paid	(205,203)	(181,229)

Net Cash Provided By (Used In) Financing Activities	(12,796,082)	1,222,771

Net Increase (Decrease) in Cash and Cash Equivalents	(2,597,831)	6,296,428
Cash and Cash Equivalents — Beginning of Year	13,231,047	11,869,424

Cash and Cash Equivalents — End of Period	$10,633,216	$18,165,852

Supplemental Disclosure of Cash Flow Information
Interest paid	$3,044,922	$1,892,979
Income taxes paid	85,000	—

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2006

NOTE A — PRINCIPLES OF ACCOUNTING

The consolidated financial statements of West Pointe Bancorp, Inc. (“West Pointe” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for the banking industry and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual reporting. Reference is hereby made to the notes to consolidated financial statements contained in West Pointe’s Annual Report on Form 10-K for the year ended December 31, 2005. The foregoing consolidated financial statements are unaudited. However, in the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial statements have been made. All such adjustments are of a normal recurring nature. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet of the Company as of December 31, 2005 has been derived from the audited consolidated balance sheet of the Company as of that date.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary West Pointe Bank And Trust Company (the “Bank”), an Illinois chartered commercial bank. All material intercompany transactions and balances are eliminated. West Pointe is a bank holding company that engages in its business through its sole subsidiary.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure, management obtains independent appraisals for significant properties.

Certain 2005 amounts have been reclassified where appropriate to conform to the consolidated financial statement presentation used in 2006.

NOTE B — STOCK-BASED COMPENSATION

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment.” The Company elected to use the modified prospective transition method, therefore, prior period results were not restated. Prior to adoption of SFAS 123R, stock-based compensation expense related to stock options was not recognized in the results of operations if the exercise price was at least equal to the market value of the common stock on the grant date, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on the stock option fair values. Under the modified prospective transition method, awards that were granted prior to January 1, 2006, but not fully vested at that date, will also result in compensation expense, based on the grant date fair value, with the remaining unrecognized cost being expensed over the remaining vesting period.

The Company has stock-based compensation plans under which directors, officers and employees are eligible to receive stock options. Such stock options are granted with an exercise price equal to the market value of the Company’s common stock on the date of the grant. Stock options vest in five equal annual installments from the grant date and expire 10 years after the grant date. Shares issued upon the exercise of stock options are expected to come from authorized, but unissued shares.

WEST POINTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the pro forma effect of stock-based compensation in 2005, as if the fair value method of accounting for stock compensation had been applied:

Three Months Ended
March 31,
2005

Net income, as reported	$886,569
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(61,155)

Pro forma net income	$825,414

Earnings per share:
Basic — as reported	$.88
Basic — pro forma	.82
Diluted — as reported	.84
Diluted — pro forma	.78

Stock option expense recognized during the three months ended March 31, 2006 was $62,046 and a tax benefit of $10,362 was recognized. Unrecognized compensation expense at March 31, 2006 was $484,613. During the remainder of 2006, $156,891 is expected to be recognized, with $147,094, $113,601 and $67,027 to be recognized in 2007, 2008 and 2009, respectively.

The following table summarizes stock option activity during the first quarter of 2005:

	Number	Weighted
	of	Average
	Option	Exercise
	Shares	Price

Outstanding at January 1, 2005	184,500	$29.37
Granted	29,500	43.75
Forfeited	—	—

Outstanding at March 31, 2005	214,000	$31.25

There were no stock options granted, forfeited or exercised in the first quarter of 2006. At March 31, 2006 and 2005, 155,566 and 127,666 stock options were exercisable, respectively. The weighted average exercise prices for options exercisable at March 31, 2006 and 2005 were $28.27 and $26.64, respectively. The intrinsic value of stock options outstanding at March 31, 2006 was $3,724,158 and the intrinsic value of options exercisable at that date was $3,186,428.

The per share fair value of stock options granted in 2005 was estimated on the date of grant at $9.36 using the Black-Scholes option-pricing model.

The following table summarizes the assumptions used to determine the per share fair value of the stock options granted in the first quarter of 2005:

Dividends yields	1.4%
Risk-free interest rates	4.3%
Stock volatility factors	1.0%
Expected life of options (in years)	10.0

Expected volatility is based on the historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate the option’s expected term. The risk-free rate for the expected term is based on the U.S. Treasury yield curve in effect at the time of grant.

WEST POINTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE C — NET INCOME PER SHARE

The calculation of net income per share is summarized as follows:

	Three Months Ended
	March 31,
	2006	2005

Basic
Net Income	$690,756	$886,569

Average common shares outstanding	1,025,836	1,006,763

Net income per common share — basic	$.67	$.88

Diluted
Net Income	$690,756	$886,569

Average common shares outstanding	1,025,836	1,006,763
Dilutive potential due to stock options	52,517	50,538

Average common shares outstanding	1,078,353	1,057,301

Net income per common share — diluted	$.64	$.84

NOTE D — SUBSEQUENT EVENT MERGER INFORMATION

On April 13, 2006, the Company entered into a definitive Agreement and Plan of Merger with Commerce Bancshares, Inc. (“Commerce”) and CBI-Kansas, Inc., a wholly-owned subsidiary of Commerce (“CBI-Kansas”), pursuant to which the Company will merge with and into CBI-Kansas with CBI-Kansas as the surviving corporation. Consummation of the merger is subject to the receipt of required regulatory approval, the approval of the Company’s shareholders and the satisfaction of other customary closing conditions. Subject to the required approvals, the transaction is expected to be completed during the third quarter of 2006. In connection with the merger, the Bank will be merged with and into Commerce Bank, N.A., a wholly-owned subsidiary of CBI-Kansas. Upon consummation of the merger, all outstanding shares of West Pointe common stock will cease to be outstanding and will be converted into the right to receive shares of Commerce common stock or cash consideration without interest, in accordance with the terms of the Agreement and Plan of Merger. In the merger, it is expected that Commerce will (i) issue up to 1,678,772 and no fewer than 1,099,384 shares of Commerce common stock and (ii) pay up to $20,225,000, for all shares of West Pointe common stock held by West Pointe shareholders immediately before completion of the merger. The cash consideration is limited to 25% of the total merger consideration.

Commerce Stock Option:

In connection with the proposed merger, West Pointe has granted to Commerce a stock option to purchase from West Pointe, under certain circumstances, shares equal to up to 19.9% of West Pointe’s issued and outstanding common stock after such purchase, at a price, subject to certain adjustments, of $48.75 per share pursuant to a stock option agreement. Under certain circumstances, West Pointe may be required to repurchase the option or the shares acquired pursuant to the exercise of the option. West Pointe also has the ability, under certain circumstances, to call the stock issued pursuant to the grant. Alternatively, the option could be surrendered to West Pointe, together with any shares purchased under the option, in exchange for cash. The stock option agreement limits Commerce’s total profit (as defined in the stock option agreement) to not more than $4,000,000.

WEST POINTE BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

West Pointe Stock Options:

In connection with the proposed merger, West Pointe intends to accelerate the vesting of all unvested stock options. In the event that the holders of such stock options do not exercise their stock options prior to the closing date, then subject to receipt of Commerce’s waiver of certain closing conditions, such holders will be paid in cash in connection with the closing. When management determines that the change in control is probable, the fair value of the unexercised stock options outstanding will be classified as a liability. The fair value of the options as of March 31, 2006 is approximately $3,700,000. However, as the agreed price on the proposed merger is significantly higher than the fair value at March 31, 2006, the liability could be as high as approximately $10,000,000, which is based on the assumption that no unexercised options as of March 31, 2006 will be exercised prior to the closing date and represents the maximum cash payout.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary (“the Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Indianapolis, Indiana
March 17, 2006

WEST POINTE BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2005 AND 2004

	December 31,
	2005	2004

ASSETS
Cash and due from banks	$11,599,219	$11,737,677
Interest bearing due from banks	1,631,828	131,747

Cash and cash equivalents	13,231,047	11,869,424
Available for sale securities	167,905,905	154,389,611
Loans held for sale	333,000	74,238
Loans	255,699,529	240,767,062
Allowance for loan losses	(2,002,059)	(2,692,903)

Net loans	253,697,470	238,074,159
Bank premises and equipment	11,756,248	12,393,908
Federal Home Loan Bank stock	13,962,968	13,299,700
Cash surrender value of life insurance	12,305,648	10,610,716
Accrued interest and other assets	4,198,746	3,309,368

Total Assets	$477,391,032	$444,021,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest bearing	$51,643,811	$45,206,286
Interest bearing	350,352,343	330,038,134

Total deposits	401,996,154	375,244,420
Repurchase agreements	25,192,276	20,486,973
Federal Home Loan Bank advances	—	550,000
Subordinated debentures	10,310,000	10,310,000
Accrued interest and other liabilities	4,276,401	3,912,112

Total Liabilities	441,774,831	410,503,505

Stockholders’ Equity
Preferred stock, $1 par value — 50,000 shares authorized and unissued	—	—
Common stock, $1 par value — 10,000,000 shares authorized; 1,041,910 and 1,024,029 shares issued at December 31, 2005 and 2004, respectively	1,041,910	1,024,029
Surplus	14,925,466	14,113,209
Retained earnings	21,692,568	18,894,017
Treasury stock, 17,750 shares	(648,575)	(648,575)
Accumulated other comprehensive income (loss)	(1,395,168)	134,939

Total Stockholders’ Equity	35,616,201	33,517,619

Total Liabilities and Stockholders’ Equity	$477,391,032	$444,021,124

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	For the Years Ended December 31,
	2005	2004	2003

Interest Income
Loans, including fees
Taxable	$16,126,873	$13,759,724	$14,518,095
Non-taxable	202,573	168,923	177,871
Securities
Taxable	4,251,695	4,573,127	4,303,341
Non-taxable	1,665,589	1,514,265	1,484,197
Deposits with banks	272,498	67,207	96,984

Total Interest Income	22,519,228	20,083,246	20,580,488

Interest Expense
Deposits	7,838,871	5,870,922	6,512,644
Repurchase agreements	684,242	324,204	313,430
Other borrowings	—	38,840	50,664
Federal Home Loan Bank advances	13,875	281,229	287,482
Subordinated debentures	578,294	22,883	—

Total Interest Expense	9,115,282	6,538,078	7,164,220

Net Interest Income	13,403,946	13,545,168	13,416,268
Provision For Loan Losses	2,000	658,000	1,213,000

Net Interest Income After Provision For Loan Losses	13,401,946	12,887,168	12,203,268

Noninterest Income
Service charges on deposits	1,383,815	1,531,329	1,331,403
Mortgage banking	375,023	461,206	865,375
Trust fees	691,856	674,723	694,157
Brokerage and insurance services	373,254	369,697	331,532
Credit card income	405,641	402,872	378,317
Earnings on cash surrender value of life insurance	308,000	428,068	488,087
Gain on sale of securities, net	378,516	314,048	629,318
Gain on sale of credit card portfolio	191,221	—	—
Other	279,825	211,030	227,237

Total Noninterest Income	4,387,151	4,392,973	4,945,426

Noninterest Expenses
Employee compensation and benefits	6,964,304	6,696,338	6,530,843
Occupancy, net	805,354	729,936	730,497
Furniture and equipment	732,345	803,270	679,766
Legal and professional fees	718,277	636,225	1,071,471
Data processing	499,245	461,601	459,832
Advertising	477,805	419,565	399,278
Other	2,917,319	2,824,402	2,717,470

Total Noninterest Expenses	13,114,649	12,571,337	12,589,157

Income Before Income Taxes	4,674,448	4,708,804	4,559,537
Income Tax Expense	1,126,200	1,139,400	1,083,600

Net Income	$3,548,248	$3,569,404	$3,475,937

Earnings Per Share — Basic	$3.50	$3.58	$3.54

Earnings Per Share — Diluted	$3.32	$3.43	$3.42

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	For the Years Ended December 31,
	2005	2004	2003

Net Income	$3,548,248	$3,569,404	$3,475,937

Other Comprehensive Loss, Net of Tax:
Unrealized holding losses on securities available for sale (net of income tax credits of $793,971, $377,621 and $522,835 for 2005, 2004 and 2003, respectively)	(1,295,427)	(616,118)	(853,047)
Less adjustment for realized gains included in net income (net of income taxes of $143,836, $119,338 and $239,141 for 2005, 2004 and 2003, respectively)	(234,680)	(194,710)	(390,177)

Other Comprehensive Loss	(1,530,107)	(810,828)	(1,243,224)

Comprehensive Income	$2,018,141	$2,758,576	$2,232,713

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

							Accumulated
							Other	Total
	Common Stock			Retained	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Surplus	Earnings	Shares	Amount	Income (Loss)	Equity

Balance — January 1, 2003	995,835	$995,835	$13,005,154	$12,998,298	17,750	$(648,575)	$2,188,991	$28,539,703
Issuance of Common Stock	12,863	12,863	477,241	—	—	—	—	490,104
Dividends Paid, $.54 Per Share	—	—	—	(531,107)	—	—	—	(531,107)
Net Income	—	—	—	3,475,937	—	—	—	3,475,937
Other Comprehensive Loss	—	—	—	—	—	—	(1,243,224)	(1,243,224)

Balance — December 31, 2003	1,008,698	1,008,698	13,482,395	15,943,128	17,750	(648,575)	945,767	30,731,413
Issuance of Common Stock	15,331	15,331	630,814	—	—	—	—	646,145
Dividends Paid, $.62 Per Share	—	—	—	(618,515)	—	—	—	(618,515)
Net Income	—	—	—	3,569,404	—	—	—	3,569,404
Other Comprehensive Loss	—	—	—	—	—	—	(810,828)	(810,828)

Balance — December 31, 2004	1,024,029	1,024,029	14,113,209	18,894,017	17,750	(648,575)	134,939	33,517,619
Issuance of Common Stock	17,881	17,881	812,257	—	—	—	—	830,138
Dividends Paid, $.74 Per Share	—	—	—	(749,697)	—	—	—	(749,697)
Net Income	—	—	—	3,548,248	—	—	—	3,548,248
Other Comprehensive Loss	—	—	—	—	—	—	(1,530,107)	(1,530,107)

Balance — December 31, 2005	1,041,910	$1,041,910	$14,925,466	$21,692,568	17,750	$(648,575)	$(1,395,168)	$35,616,201

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	For the Years Ended December 31,
	2005	2004	2003

Operating Activities
Net income	$3,548,248	$3,569,404	$3,475,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	800,889	837,600	722,366
Net amortization on securities	379,598	838,376	1,321,778
Gain on sale of securities, net	(378,516)	(314,048)	(629,318)
Gain on sale of mortgage loans	(236,827)	(331,833)	(760,876)
Gain on sale of credit card portfolio	(191,221)	—	—
(Gain) loss on sale and write down of foreclosed property	65,126	(3,275)	(23,206)
Loss on disposition of bank premises and equipment	—	—	9,895
Federal Home Loan Bank stock dividends	(663,268)	(779,100)	(810,800)
Provision for loan losses	2,000	658,000	1,213,000
Proceeds from sales of mortgage loans held for sale	16,832,874	20,238,651	49,668,488
Proceeds from sale of credit card portfolio	1,566,110	—	—
Originations of mortgage loans held for sale	(16,854,809)	(19,642,327)	(46,629,191)
Earnings on cash surrender value of life insurance policies	(308,000)	(428,068)	(488,087)
Increase in other assets and other liabilities, net	995,009	320,733	1,801,240

Net Cash Provided By Operating Activities	5,557,213	4,964,113	8,871,226

Investing Activities
Proceeds from sales of securities available for sale	10,473,067	8,680,559	18,088,140
Proceeds from maturities of securities available for sale	38,807,978	30,371,226	84,284,016
Purchases of securities available for sale	(65,266,335)	(28,573,408)	(136,728,264)
Net (increase) decrease in loans	(17,886,613)	(25,449,910)	1,180,640
Purchases of life insurance policies	(1,344,210)	(1,752,000)	—
Proceeds from sale of foreclosed property	196,274	90,575	261,418
Purchases of bank premises and equipment	(163,229)	(1,316,786)	(934,952)

Net Cash Used In Investing Activities	(35,183,068)	(17,949,744)	(33,849,002)

Financing Activities
Net increase in noninterest bearing deposits	6,437,525	3,736,030	865,995
Net increase in interest bearing deposits	20,314,209	10,587,506	9,065,052
Net increase (decrease) in repurchase agreements	4,705,303	1,301,106	(2,506,411)
Decrease in other borrowings	—	(1,237,100)	(300,000)
Net increase (decrease) in short-term FHLB advances	(550,000)	(3,850,000)	4,400,000
Repayment of FHLB term advance	—	(5,000,000)	—
Proceeds from issuance of common stock	830,138	646,145	490,104
Proceeds from issuance of subordinated debentures	—	10,310,000	—
Dividends paid	(749,697)	(618,515)	(531,107)

Net Cash Provided By Financing Activities	30,987,478	15,875,172	11,483,633

Net Increase (Decrease) In Cash And Cash Equivalents	1,361,623	2,889,541	(13,494,143)
Cash And Cash Equivalents — Beginning of Year	11,869,424	8,979,883	22,474,026

Cash And Cash Equivalents — End of Year	$13,231,047	$11,869,424	$8,979,883

Supplemental Disclosure of Cash Flow Information
Interest paid	$8,780,002	$6,467,844	$7,393,729
Income taxes paid	871,000	841,003	455,000
Real estate acquired in settlement of loans	887,757	775,601	103,212
Credit card loans transferred to held for sale	1,379,464	—	—

See the accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2005

1.	Nature of Operations and Summary of Significant Accounting Policies

General

The accompanying consolidated financial statements of West Pointe Bancorp, Inc. (the “Company”), and its wholly-owned subsidiary, West Pointe Bank And Trust Company (the “Bank”), have been prepared in accordance with U.S. generally accepted accounting principles and conform to practices prevalent among financial institutions.

The Bank is an Illinois banking organization which operates from five community banking locations in Illinois. The Bank provides a full range of banking services in a single significant business segment, to individual and corporate customers in the St. Louis, Missouri metropolitan area. Substantially all of the Bank’s loans, commitments and standby letters of credit have been granted to customers in the Bank’s market area. The Bank is subject to intense competition from other financial institutions. The Bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances have been eliminated in consolidation.

Accounting Reclassifications

Certain items in the prior year financial statements were reclassified to conform to the current year’s presentation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, the fair value of financial instruments and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, noninterest bearing due from bank balances, interest bearing due from bank balances and federal funds sold are considered to be cash equivalents. Net cash flows are reported for customer loan and deposit transactions, as well as for other borrowings.

Securities

The Company currently classifies all securities as available for sale.

Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders’ equity as other comprehensive income.

Premiums and discounts are amortized over the lives of the respective securities as an adjustment to yield using a method which approximates level yield. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of the securities sold. Securities are written down to fair value when a decline in fair value is not temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Mortgage loans held for sale are generally sold with servicing rights retained. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying value of the related loan sold. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is generally discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Acquired by Foreclosure

Real estate acquired by foreclosure is held for sale and is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less costs to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. At December 31, 2005 and 2004, real estate acquired by foreclosure totaled $1,537,757 and $911,400, respectively.

Profit on sales of foreclosed real estate is recognized when title has passed, minimum down payment requirements have been met, the terms of any notes received by the Company are such to satisfy continuing payment requirements and the Company is relieved of any requirement for continued involvement in the real estate. Otherwise, recognition of profit is deferred until such criteria are met.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. The assets are depreciated over the following periods:

Buildings and leasehold improvements	39 years
Furniture and equipment	5-10 years
Automobiles	3-5 years

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, is classified as a restricted security, and is periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Cash Surrender Value of Life Insurance

The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Repurchase Agreements

The Company enters into sales of repurchase agreements at a specified date. Such repurchase agreements are considered financing arrangements, and, accordingly, the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by securities.

Advertising

Advertising costs are expensed when incurred.

Income Taxes

The Company and its subsidiary file a consolidated federal income tax return. Income taxes are accounted for under the asset and liability method. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Option Plan

The Company has a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	Year Ended December 31,
	2005	2004	2003

Net income, as reported	$3,548,248	$3,569,404	$3,475,937
Less: Total stock-based employee compensation cost determined under the fair value based method, net of income taxes	(216,268)	(204,890)	(199,036)

Pro forma net income	$3,331,980	$3,364,514	$3,276,901

Earnings per share:
Basic — as reported	$3.50	$3.58	$3.54
Basic — pro forma	3.29	3.37	3.33
Diluted — as reported	3.32	3.43	3.42
Diluted — pro forma	3.12	3.23	3.22

Earnings Per Share

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar except diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Adoption of New Accounting Standards

No new accounting standards were adopted in 2005 which had a material impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Newly Issued But Not Yet Effective Accounting Standards

FASB Statement 123 (revised 2004), “Share-Based Payment” requires expensing of stock options effective for years beginning after June 15, 2005. The Company plans to adopt this standard as of January 1, 2006 and will begin expensing any unvested stock options at that time. The Company estimates the 2006 pre-tax compensation expense to be approximately $218,900.

FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” is effective for reporting periods after December 15, 2005. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company does not anticipate that the adoption of this standard will have any material impact on the Company’s financial condition or results of operations.

No other new accounting standards have been issued that are not yet effective that are expected to have a material impact on the Company’s financial condition or results of operations.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Long-term Assets

Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Earnings Per Share

The computation of EPS is summarized as follows:

	2005	2004	2003

Basic EPS:
Net income	$3,548,248	$3,569,404	$3,475,937

Weighted average common shares outstanding	1,013,315	997,506	983,281

Basic EPS	$3.50	$3.58	$3.54

Diluted EPS:
Net income	$3,548,248	$3,569,404	$3,475,937

Weighted average common shares outstanding	1,013,315	997,506	983,281
Dilutive potential due to stock options	54,830	44,237	34,412

Weighted average number of common shares and dilutive potential common shares outstanding	1,068,145	1,041,743	1,017,693

Diluted EPS	$3.32	$3.43	$3.42

3.	Restrictions on Cash and Due from Banks

The Company’s banking subsidiary is required to maintain cash on hand or on deposit with the Federal Reserve Bank of $3,718,000 and $5,979,000 to meet regulatory reserve and clearing requirements at year-end 2005 and 2004, respectively. These balances do not earn interest.

4.	Securities

Available For Sale

The fair value of available for sale debt securities and their gross unrealized gains and gross unrealized losses are summarized as follows:

	December 31,
	2005
		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses

U.S. government agencies	$12,592,707	$13,215	$(49,811)
Mortgage-backed securities	105,830,332	96,583	(2,237,450)
Obligations of states and political subdivisions	49,482,866	576,985	(649,793)

Total securities	$167,905,905	$686,783	$(2,937,054)

	December 31, 2004
		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses

U.S. government agencies	$3,970,000	$—	$(30,781)
Mortgage-backed securities	108,897,319	328,824	(908,041)
Obligations of states and political subdivisions	41,522,292	999,601	(171,960)

Total securities	$154,389,611	$1,328,425	$(1,110,782)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Available for sale securities with a carrying value of approximately $110,575,000 and $103,231,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The fair value of available for sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded.

December 31, 2005
Fair Value

Due in one year or less	$7,217,163
Due after one year through five years	18,461,203
Due after five years through ten years	8,982,430
Due after ten years	27,414,777
Mortgage-backed securities	105,830,332

Total debt securities	$167,905,905

Proceeds from sales of available for sale debt securities were $10,473,067, $8,680,559, and $18,088,140 in 2005, 2004 and 2003, respectively.

Gross realized gains on sales of available for sale debt securities are summarized as follows:

	2005	2004	2003

Gross realized gains	$378,516	$314,048	$629,318

The Company had no gross realized losses on sales of available for sale debt securities in 2005, 2004 or 2003.

Securities with unrealized losses at year-end 2005 and 2004, presented by length of time in an unrealized loss position, are as follows:

	Year-End 2005
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. government agencies	$5,747,458	$(37,331)	$3,987,520	$(12,480)	$9,734,978	$(49,811)
Mortgage-backed securities	42,863,653	(665,477)	56,653,373	(1,571,973)	99,517,026	(2,237,450)
Obligations of states and political subdivisions	21,086,922	(416,448)	9,908,701	(233,345)	30,995,623	(649,793)

Total temporarily impaired	$69,698,033	$(1,119,256)	$70,549,594	$(1,817,798)	$140,247,627	$(2,937,054)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year-End 2004
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

U.S. government agencies	$3,970,000	$(30,781)	$—	$—	$3,970,000	$(30,781)
Mortgage-backed securities	73,631,078	(566,247)	19,101,911	(341,794)	92,732,989	(908,041)
Obligations of states and political subdivisions	15,062,471	(171,960)	—	—	15,062,471	(171,960)

Total temporarily impaired	$92,663,549	$(768,988)	$19,101,911	$(341,794)	$111,765,460	$(1,110,782)

The Company evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by rating agencies have occurred and the results of reviews of the issuer’s financial condition. West Pointe management does not expect any losses to result from any unrealized losses in the portfolio, as maturities of securities and other funding sources should meet the Company’s liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the securities portfolio. As a result, no declines are deemed to be other than temporary.

5.	Loans

Loans consist of:

	2005	2004

Commercial loans	$65,768,521	$64,073,669
Commercial real estate loans	77,458,569	83,832,494
Real estate construction loans	51,568,490	30,794,287
Residential real estate loans	51,722,980	51,798,164
Consumer loans	9,180,969	10,268,448

Total loans	255,699,529	240,767,062
Less: Allowance for loan losses	2,002,059	2,692,903

Net loans	$253,697,470	$238,074,159

A summary of activity in the allowance for loan losses follows:

	2005	2004	2003

Balance — beginning of year	$2,692,903	$2,697,139	$2,409,446
Provision charged to operations	2,000	658,000	1,213,000
Charge-offs	(820,125)	(915,405)	(1,048,263)
Recoveries	127,281	253,169	122,956

Balance — end of year	$2,002,059	$2,692,903	$2,697,139

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table lists information related to nonperforming loans:

	2005	2004

Loans on nonaccrual status	$517,108	$3,842,710
Accruing loans past due 90 days or more	329,449	538,199

Total nonperforming loans	$846,557	$4,380,909

Interest that would have been recognized on nonaccrual loans in accordance with their original terms	$41,384	$467,096
Actual interest recorded for nonaccrual loans	8,227	58,782

A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

	2005		2004		2003
	Recorded	Valuation	Recorded	Valuation	Recorded	Valuation
	Investment	Allowance	Investment	Allowance	Investment	Allowance

Impaired loans:
Valuation allowance required	$271,660	$191,706	$3,929,434	$976,769	$1,832,923	$470,738
No valuation allowance required	—	—	—	—	—	—
	—	—	—	—	—	—

Total impaired loans	$271,660	$191,706	$3,929,434	$976,769	$1,832,923	$470,738

Average balance of impaired loans during the year	$1,017,709		$4,125,488		$1,871,134
Interest income recognized on impaired loans during the year	4,698		71,192		35,084
Cash basis interest received	4,698		64,730		24,674

6.	Bank Premises and Equipment

Bank premises and equipment consist of:

	2005	2004

Land	$1,854,457	$1,761,457
Buildings	9,401,232	9,164,874
Leasehold improvements	683,198	683,198
Furniture and equipment	3,964,638	3,823,928
Automobiles	207,589	214,190
Construction in progress	3,500	326,517

	16,114,614	15,974,164
Less: Accumulated depreciation and amortization	4,358,366	3,580,256

Total bank premises and equipment	$11,756,248	$12,393,908

Since December 31, 2005, the Company entered into a contract to sell one of its non-banking locations. The carrying value of the property as of December 31, 2005 was $320,234. The contract sales price of the property is $345,000. Closing on the sale is expected to be completed during the first quarter of 2006. The Company does not expect to incur a loss on the sale of the property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is obligated under a long-term lease agreement for the Bank’s branch location in Columbia, Illinois through November 2007 with four five-year extension options granted to the Company. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960 through the initial term of the lease and through the period covered by the first two extension options. The monthly rental payments for the remaining extension options will be at a reasonable rate as agreed upon by the parties to the lease. Management intends to utilize the extension options as provided for under the lease.

Minimum lease payments at December 31, 2005 are due as follows:

Year	Amount

2006	47,520
2007	43,560

$91,080

Rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $96,944, $109,081 and $112,311, respectively.

7.	Deposits

Deposits consist of:

	2005	2004

Noninterest bearing deposits:
Demand deposit accounts	$51,643,811	$45,206,286

Interest bearing deposits:
Demand deposit accounts (NOW)	10,937,929	38,276,366
Money market accounts	47,351,115	47,899,842
Savings	109,676,938	66,730,091
Certificates of deposit, $100,000 and over	68,748,406	68,142,051
Other certificates of deposit	113,637,955	108,989,784

Total interest bearing deposits	350,352,343	330,038,134

Total deposits	$401,996,154	$375,244,420

The scheduled maturities of time deposits are as follows:

Year	Amount

2006	135,820,383
2007	30,399,777
2008	7,750,417
2009	4,200,372
2010	4,215,412

$182,386,361

8.	Repurchase Agreements

Repurchase agreements are treated as financing arrangements and other obligations to repurchase securities sold and are reflected as liabilities in the consolidated balance sheets. The repurchase agreements generally mature within one year. The securities underlying the repurchase agreements were held by a designated safekeeping agent.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003

Average balance outstanding	$23,532,974	$20,989,737	$21,225,179

Maximum month-end balance outstanding	$29,477,272	$26,572,111	$24,832,508

Average interest rate during the year	2.91%	1.54%	1.48%

Weighted average interest rate at year-end	3.52%	2.08%	1.31%

9.	Other Borrowings

On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand and has since been increased to $5,000,000. The Company extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2006. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2005 and December 31, 2004, there were no advances on the line of credit.

10.	Federal Home Loan Bank Advances

Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $550,000 at December 31, 2004. The Company had no FHLB advances at December 31, 2005. Advances at December 31, 2004 solely consisted of an overnight advance. Overnight advances serve as a funding alternative to federal funds purchased. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans. As of December 31, 2005, the Company had $31,674,750 available for borrowings from the FHLB.

11.	Subordinated Debentures

On December 15, 2004, the Company completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the “Trust”). The trust preferred securities mature in December 2034, are redeemable at the Company’s option at par beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%. As of December 31, 2005, the interest rate on the trust preferred securities was 6.74%.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,310,000 in aggregate principal amount of the Company’s floating rate junior subordinated debentures. The debentures were issued pursuant to a junior subordinated indenture dated December 15, 2004 between the Company, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially 4.70%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.25%. As of December 31, 2005, the interest rate on the notes was 6.74%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the notes, the Company may defer interest payments on the notes (in which case the trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Income Taxes

The composition of income tax expense is as follows:

	2005	2004	2003

Current
Federal	$687,174	$610,566	$590,795
State	200,535	178,644	213,822

	887,709	789,210	804,617
Deferred
Federal	193,643	284,534	226,413
State	44,848	65,656	52,570

	238,491	350,190	278,983

Income tax expense	$1,126,200	$1,139,400	$1,083,600

The components of deferred tax assets and deferred tax liabilities are summarized as follows:

	2005	2004

Deferred tax assets:
Allowance for loan losses	$464,785	$715,502
Alternative minimum tax credits	227,673	269,526
Available for sale securities market valuation	855,103	—
Deferred compensation	954,460	725,650

Total deferred tax assets	2,502,021	1,710,678

Deferred tax liabilities:
Depreciation on bank premises and equipment	(1,566,785)	(1,631,861)
Accumulated market discount	(9,380)	(5,885)
Available for sale securities market valuation	—	(82,704)
Federal Home Loan Bank stock dividends	(1,036,753)	(779,273)
Other	(128,742)	(149,910)

Total deferred tax liabilities	(2,741,660)	(2,649,633)

Net deferred tax liability	$(239,639)	$(938,955)

As of December 31, 2005, the company had $227,673 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

	2005		2004		2003
	Amount	%	Amount	%	Amount	%

Expected tax expense	$1,589,312	34.0	$1,600,993	34.0	$1,550,242	34.0
Items affecting federal income tax rate:
State income taxes	156,964	3.3	154,303	3.2	153,024	3.4
Tax-exempt interest	(566,384)	(12.1)	(524,719)	(11.1)	(518,775)	(11.4)
Other	(53,692)	(1.1)	(91,177)	(1.9)	(100,891)	(2.2)

Income tax expense	$1,126,200	24.1	$1,139,400	24.2	$1,083,600	23.8

13.	Employee Benefit Plans

The Company maintains a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations. The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $108,000, $108,000 and $96,000 in 2005, 2004 and 2003, respectively.

The Company has available a deferred compensation plan for the Company’s Board of Directors. The obligation under the plan is accrued and expensed as it is earned. The expense related to the deferred compensation plan totaled $214,477, $195,382 and $181,259 in 2005, 2004 and 2003, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $1,430,147 and $1,215,670 at December 31, 2005, and 2004, respectively.

In 2000, the Company established a deferred compensation plan for the Company’s president. In 2005, 2004 and 2002, the Company established deferred compensation plans for several other officers of the Company. The obligation under all of the plans is accrued and expensed as it is earned. The expense related to the deferred compensation plans totaled $375,205, $269,766 and $228,907 in 2005, 2004 and 2003, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $1,028,534 and $653,329 at December 31, 2005, and 2004, respectively.

In 2000, the Bank entered into an employment agreement with the Company’s chairman of the board. The original agreement provided that during his employment and for 15 years thereafter, he would not engage in competition with the Bank, divert any client from the Bank or solicit a Bank employee or otherwise engage in conduct adverse to the Bank. In consideration, the Bank would pay him 50% of his annual base salary for the calendar year ending prior to termination of employment, for 15 years following termination of his employment. In the event of his death prior to the end of the 15-year payout period, the Bank would continue that payment to his wife until her death. In March 2006, the Bank executed an agreement that amended and restated the prior agreement. The new agreement is substantially similar to the prior agreement. The term of the payment and non-competition period was reduced to 10 years following his termination of employment from 15 years in the prior agreement. The new agreement also provides that the chairman will make himself available to render strategic consulting services to the Bank during the non-competition period. In consideration, the new agreement provides that the Bank will pay him each year for a period of 10 years the greater of (i) an amount equal to 50% of his annual base salary for the calendar year ending prior to his date of termination of employment or (ii) an amount equal to 50% of his annual base salary as of his termination of employment. In addition, in the event of his death either while employed by the Bank or after termination of his employment with the Bank, the Bank will pay to his wife the same amount that would have been paid to him had he lived and terminated employment. Such payment to his wife will continue until the earlier of his wife’s death or the tenth anniversary of the commencement of payments to either him or his wife.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Stock Option Plan

Options to buy stock are granted to directors, officers and employees under the Company’s Stock Option Plan, which provides for the issuance of up to 250,000 shares of common stock to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the Plan for each participant vests in five equal installments from the date options are granted. The maximum term of the options is 10 years. Activity within the Plan is summarized as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at January 1	184,500	$29.37	155,500	$27.43	135,000	$25.70
Granted	29,500	43.75	29,000	39.75	28,500	35.75
Forfeited	—	—	—	—	8,000	27.96

Outstanding at December 31	214,000	$31.35	184,500	$29.37	155,500	$27.43

At December 31, 2005, 2004 and 2003, 134,300, 107,000, and 80,700 stock options were exercisable, respectively. The weighted average exercise prices for options exercisable at December 31, 2005, 2004 and 2003 were $26.81, $25.41 and $24.31, respectively.

The following table summarizes information about stock options outstanding at December 31, 2005:

	Outstanding Stock Options			Exercisable Stock Options
	Number of	Weighted Average	Weighted	Number of	Weighted
Range of	Options	Remaining Years of	Average	Options	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$20.00 - $22.00	48,000	2.71	$21.00	48,000	$21.00
$27.00 - $30.25	80,500	5.13	$28.47	69,700	$28.36
$35.75 - $43.75	85,500	8.11	$39.87	16,600	$37.15

	214,000	5.78	$31.35	134,300	$26.82

The per share fair values of stock options granted in 2005, 2004 and 2003 were estimated on the date of grant at $9.36, $8.14 and $8.27, respectively, using the Black-Scholes option-pricing model.

The following table summarizes the assumptions used to determine the per share fair value of the stock options granted in 2005, 2004 and 2003:

	2005	2004	2003

Dividends yields	1.4%	1.4%	1.1%
Risk-free interest rates	4.3%	4.0%	4.1%
Stock volatility factors	1.0%	5.0%	6.0%
Expected life of options (in years)	10.0	10.0	10.0

The pro forma effect of applying SFAS No. 123 on net income and earnings per share is displayed in Note 1.

15.	Financial Instruments With Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably, from the position of the Company,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

since the time the commitment was made. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include commercial real estate, accounts receivable, inventory, equipment and residential real estate.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support contractual obligations of Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

At December 31, 2005 and 2004, the Company’s fixed and variable outstanding commitments to extend credit, outstanding standby letters of credit and outstanding commitments to sell loans held for sale as follows:

	2005		2004
	Fixed	Variable	Fixed	Variable

Commitments to originate new loans	$4,416,784	$2,409,227	$5,760,100	$13,165,636
Commitments to originate new loans held for sale	1,097,725	—	1,168,849	—
Unfunded commitments to extend credit under existing equity, credit card and other lines of credit	19,644,175	35,693,267	19,915,421	36,333,126
Letters of credit	384,149	4,305,902	1,705,740	2,631,956
Commitments to sell loans held for sale	1,430,725	—	1,244,292	—

The range of interest rates applicable to the fixed rate financial instruments set forth above are as follows:

	2005	2004

Commitments to originate new loans	6.50%-9.75%	4.60%-7.00%
Commitments to originate new loans held for sale	6.125%-7.085%	5.375%-6.375%
Unfunded commitments to extend credit under existing equity, credit card and other lines of credit	3.75%-18.00%	3.25%-18.00%
Letters of credit	5.50%-7.50%	5.25%-8.00%
Commitments to sell loans held for sale	5.75%-7.085%	5.375%-6.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Related Party Transactions

Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of $9,577,725 and $7,956,976 at December 31, 2005 and 2004, respectively. Following is a summary of activity for 2005 of loans made by the Company to executive officers and directors or to entities in which such individuals had a beneficial interest.

Balance at January 1, 2005	$7,956,976
New loans	10,117,717
Payments received	8,496,968

Balance at December 31, 2005	$9,577,725

Deposits from those parties at December 31, 2005 and 2004 amounted to $1,536,540 and $1,420,893, respectively.

17.	Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows:

	December 31,		December 31,
	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$13,231,047	$13,231,047	$11,869,424	$11,869,424
Federal Home Loan Bank stock	13,962,968	13,962,968	13,299,700	13,299,700
Available for sale securities	167,905,905	167,905,905	154,389,611	154,389,611
Loans held for sale	333,000	333,900	74,238	77,083
Loans, net	253,697,470	251,811,100	238,074,159	238,046,917
Interest receivable	1,993,673	1,993,673	1,627,313	1,627,313
Financial liabilities:
Deposits	401,996,154	401,505,366	375,244,420	376,148,674
Repurchase agreements	25,192,276	25,192,276	20,486,973	20,486,973
FHLB advances	—	—	550,000	550,000
Subordinated debentures	10,310,000	10,310,000	10,310,000	10,310,000
Interest payable	1,041,426	1,041,426	706,146	706,146

The following methods and assumptions were used to estimate fair value of each class of financial instrument listed above:

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and due from banks, interest bearing due from banks, and federal funds sold. The carrying value is considered a reasonable estimate of fair value of these financial instruments due to their short-term nature.

Federal Home Loan Bank Stock

The fair value of Federal Home Loan Bank stock approximates carrying value.

Securities

Fair values are based on quoted market prices or dealer quotes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Held for Sale

Fair value of loans held for sale is based on market quotes.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. For homogeneous categories of loans, such as mortgage loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Interest Receivable/Payable

The fair values of interest receivable/payable approximate carrying values due to their short-term nature.

Deposits

The fair value of deposits with no stated maturity, such as noninterest bearing checking accounts, NOW accounts, money market deposit accounts, and savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit, all of which have stated maturities, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Repurchase Agreements and Other Borrowings

The carrying value is considered a reasonable estimate of fair value of these financial instruments due to original maturities generally not exceeding one year.

FHLB Advances

The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

Subordinated Debentures

The fair value of variable rate/LIBOR-based instruments approximates their carrying values.

18.	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution’s category.

The capital amounts and ratios for the Company and the Bank are presented in the table below.

					To be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005
Total capital (to risk-weighted assets):
Consolidated	$49,013,428	16.20%	$24,201,356	8.00%	NA	NA
Bank	37,764,060	12.48	24,201,356	8.00	$30,251,695	10.00%
Tier 1 capital (to risk-weighted assets):
Consolidated	47,011,369	15.54	12,100,678	4.00	NA	NA
Bank	35,762,001	11.82	12,100,678	4.00	18,151,017	6.00
Tier 1 capital (to average assets):
Consolidated	47,011,369	10.05	18,707,094	4.00	NA	NA
Bank	35,762,001	7.65	18,707,094	4.00	23,383,867	5.00
As of December 31, 2004
Total capital (to risk-weighted assets):
Consolidated	$46,075,583	16.94%	$21,754,509	8.00%	NA	NA
Bank	35,657,752	13.11	21,754,509	8.00	$27,193,136	10.00%
Tier 1 capital (to risk-weighted assets):
Consolidated	43,382,680	15.95	10,877,254	4.00	NA	NA
Bank	32,964,849	12.12	10,877,254	4.00	16,315,881	6.00
Tier 1 capital (to average assets):
Consolidated	43,382,680	9.70	17,891,552	4.00	NA	NA
Bank	32,964,849	7.37	17,891,552	4.00	22,364,440	5.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Parent Company Financial Information

The following are condensed balance sheets as of December 31, 2005 and 2004 and condensed statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003 for West Pointe Bancorp, Inc. (parent company only):

Condensed Balance Sheets

	2005	2004

Assets
Cash and due from banks	$6,210,634	$5,383,290
Interest bearing due from banks	5,000,000	5,000,000
Investment in bank subsidiary	34,366,833	33,099,788
Investment in statutory trust	310,000	310,000
Other assets	71,555	67,424

Total Assets	$45,959,022	$43,860,502

Liabilities and Stockholders’ Equity

Subordinated debentures	$10,310,000	$10,310,000
Other borrowings	—	—
Other liabilities	32,821	32,883
Stockholders’ equity	35,616,201	33,517,619

Total Liabilities and Stockholders’ Equity	$45,959,022	$43,860,502

Condensed Statements of Income

	2005	2004	2003

Distributed income from subsidiary	$1,105,000	$882,000	$882,275
Interest income	215,590	9,424	—
Interest expense	(578,294)	(61,723)	(49,811)
Other income	17,089	—	—
Other expense	(232,789)	(168,512)	(156,906)

Income before income tax benefit and equity in undistributed income of subsidiary	526,596	661,189	675,558
Income tax benefit	224,500	85,700	80,200

Income before equity in undistributed income of subsidiary	751,096	746,889	755,758
Equity in undistributed income of subsidiary	2,797,152	2,822,515	2,720,179

Net Income	$3,548,248	$3,569,404	$3,475,937

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	2005	2004	2003

Operating Activities
Net income	$3,548,248	$3,569,404	$3,475,937
Equity in undistributed income of subsidiary	(2,797,152)	(2,822,515)	(2,720,179)
Increase in other assets and other liabilities, net	(4,193)	(28,657)	(8,456)

Net Cash Provided By Operating Activities	746,903	718,232	747,302

Investing Activities Investment In Statutory Trust	—	(310,000)	—

Net Cash Used In Investing Activities	—	(310,000)	—

Financing Activities
Decrease in other borrowings	—	(1,237,100)	(300,000)
Proceeds from issuance of common stock	830,138	646,145	490,104
Proceeds from issuance of subordinate debentures	—	10,310,000	—
Dividends paid	(749,697)	(618,515)	(531,107)

Net Cash Provided By (Used In) Financing Activities	80,441	9,100,530	(341,003)

Net Increase In Cash And Cash Equivalents	827,344	9,508,762	406,299
Cash And Cash Equivalents — Beginning of Year	10,383,290	874,528	468,229

Cash And Cash Equivalents — End of Year	$11,210,634	$10,383,290	$874,528

APPENDIX A

AGREEMENT AND PLAN OF MERGER
among
COMMERCE BANCSHARES, INC.,
WEST POINTE BANCORP, INC.
and
CBI-KANSAS, INC.
Dated April 13, 2006

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Page	Section

Acquisition Transactions	36,	5.10
Affiliate	9,	3.1(a)(vi)
affiliates	37,	5.14
Agreement	1,	Intro Paragraph
Articles of Merger	1,	1.1
ASTM	20,	3.1(p)(D)(v)
Bank	3,	1.6
Bank Commerce Stock	10,	3.1(b)(ii)
Bank Merger	3,	1.6
Bank Regulators	13,	3.1(f)
BHC Act	8,	3.1(a)
Business Day	2,	1.2
Certificate of Merger	1,	1.1
Closing	1,	1.2
Closing Date	1,	1.2
Commerce	1,	Intro Paragraph
Commerce Common Stock	4,	2.2(b)(i)
Commerce Stock Price	3,	2.1(d)
Company	1,	Intro Paragraph
Company Common Stock	4,	2.1(c)
Company Consolidated Financial Statements	12,	3.1(d)
Company Disclosure Schedule	10,	3.1(b)(iii)
Company Dissenting Shares	7,	2.9
Company Intellectual Property	22,	3.1(s)
Company Permits	13,	3.1(f)
Company Stockholder Approval	11,	3.1(c)
Company Stockholders’ Meeting	13,	3.1(e)
Confidentiality Agreement	31,	4.2(a)
control	32,	4.4(b)
Effective Time	1,	1.1
Election Date	4,	2.3(c)
Employee Plans	16,	3.1(j)
Environmental Audit	20,	3.1(p)(D)(v)
Environmental Law	21,	3.1(p)(D)(vi)
Environmental Liability	20,	3.1(p)(D)(v)
ERISA	16,	3.1(j)
Exchange Agent	7,	2.8
FDIC	8,	3.1(a)
Federal Reserve	12,	3.2(b)(i)
Form of Election	4,	2.3(b)
GAAP	12,	3.1(d)
Governmental Entity	11,	3.2(b)(i)
Hazardous Substances	21,	3.1(p)(D)(vi)

A-iv

Term	Page	Section

IBCA	1,	1.1
include	45,	8.3
includes	45,	8.3
including	45,	8.3
KGCC	1,	1.1
knowledge	9,	3.1(a)(v)
Litigation	13,	3.1(g)
Loss	23,	3.1(v)(i)
made available	45,	8.3
material	8,	3.1(a)(ii)
Material Adverse Effect	9,	3.1(a)(iii)
Maximum Premium Amount	37,	5.11(b)
Merger	1,	Intro Paragraph
OREO	23,	3.1(v)(i)
person	9,	3.1(a)(vii)
plan of reorganization	3,	1.7
Primary Commerce Stock Consideration	3,	2.1(c)
Properties	20,	3.1(p)(D)(v)
Proxy Statement	33,	5.1(a)
Real Property	21,	3.1(p)(D)(vi)
Registration Statement	33,	5.1(a)
Requested Adjustments	37,	5.13
Requisite Regulatory Approvals	38,	6.1(b)
SEC	12,	3.2(b)(i)
Securities Act	12,	3.1(e)
Signing Shares	9,	3.1(b)(i)
Sub	1,	Intro Paragraph
Subsidiary	8,	3.1(a)(i)
Surviving Corporation	2,	1.3(c)
Tax	14,	3.1(h)
Tax Returns	14,	3.1(h)
Taxes	14,	3.1(h)
to the best knowledge of	9,	3.1(a)(v)
Transaction Agreements	9,	3.1(a)(iv)

A-v

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 13, 2006 among COMMERCE BANCSHARES, INC., a Missouri corporation (“Commerce”), CBI-KANSAS, INC., a Kansas corporation (“Sub”) and WEST POINTE BANCORP, INC., an Illinois corporation (“Company”).

WHEREAS, the Executive Committee of the Board of Directors of Commerce and the Board of Directors of Sub have approved this Agreement, declared it advisable and deem it advisable and in the best interests of their respective stockholders to consummate the transactions provided for herein in which, inter alia, Commerce and Company become affiliated through the merger of Company with and into Sub (the “Merger”);

WHEREAS, the Board of Directors of Company has approved this Agreement and declared it advisable and deems it advisable and in the best interests of the stockholders of Company to consummate the Merger;

WHEREAS, the Boards of Directors of Commerce, Sub and Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will contribute to the furtherance of, their respective business strategies and goals.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  Effective Time of the Merger.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge the appropriate certificates of merger that shall be filed with the Kansas Secretary of State (the “Certificate of Merger”) and the Articles of Merger that shall be filed with the Illinois Secretary of State (the “Articles of Merger”) on the first Business Day following the Closing Date, all in accordance with the Kansas General Corporation Code (“KGCC”) and the Illinois Business Corporation Law of 1983 (“IBCA”), respectively. The Merger shall become effective on the first day of the first calendar month following the Closing Date (the “Effective Time”).

1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Kansas City time, on a day occurring not less than two (2) and not more than four (4) Business Days before the Effective Time and not later than thirty (30) days after the date on which the last of any condition precedent contained herein is waived or fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) Business Days prior to such Closing Date or on such other date as Company, Commerce and Sub shall mutually agree (the “Closing Date”). It is expected that the Closing will be held by exchange of facsimile closing documents. In the event either Commerce or Company determines in its sole judgment that a closing should be held with the parties physically in each other’s presence, such Closing shall be held at the offices of Blackwell Sanders Peper Martin LLP, 720 Olive Street, St. Louis, Missouri or at such other location as is agreed to in writing by the parties hereto. As used in this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Missouri.

1.3  Effects of the Merger.

(a) At the Effective Time (i) Company shall be merged with and into Sub and the separate corporate existence of Company shall cease, (ii) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, (iv) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (v) the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Subject to Illinois law, at the Effective Time, (i) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (ii) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of Company shall be preserved unimpaired; (iv) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

(c) As used in this Agreement, “Surviving Corporation” shall mean Sub, at and after the Effective Time, as the surviving corporation in the Merger.

(d) At and after the Effective Time, the Merger will have the effects set forth in the IBCA and the KGCC.

1.4  Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither Sub nor Company by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party.

1.5  Further Assurances.  If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

1.6  The Bank Merger.  The parties understand and agree that it is the intention of Commerce and Sub, simultaneously with the Merger, to merge Company’s Subsidiary, West Pointe Bank And Trust Company (“Bank”) with Commerce Bank, N.A., a direct wholly owned subsidiary of Sub (the “Bank Merger”). Company agrees to cooperate with Commerce and Sub and take all reasonable steps in order to effectuate the Bank Merger. All out of pocket expenses incurred by Company and Bank in consummating the Bank Merger, shall be paid by Sub.

1.7  Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368(a) of the Code.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND
SUB; EXCHANGE OF CERTIFICATES

2.1  Merger Consideration.  Subject to the provisions of this Agreement, the consideration for the Merger shall be:

(a) Up to One Million Six Hundred Seventy-Eight Thousand Seven Hundred Seventy-Two (1,678,772) and no fewer than One Million Ninety-Nine Thousand Three Hundred Eighty-Four (1,099,384) shares of Commerce Common Stock (as defined in Section 2.2(b)(i)), as determined pursuant to Section 2.1(c); and

(b) Up to Twenty Million Two Hundred Twenty-Five Thousand Dollars ($20,225,000).

(c) “Primary Commerce Stock Consideration” shall be the smallest number of whole shares of Commerce Common Stock such that the product of the Commerce Common Stock Price (rounded to four decimal places) and the Primary Commerce Stock Consideration is no less than Eighty Million Nine Hundred Thousand Dollars ($80,900,000), provided that the Commerce Stock Consideration shall in no event exceed One Million Six Hundred Seventy-Eight Thousand Seven Hundred Seventy-Two (1,678,772) shares of Commerce Common Stock.

(d) “Commerce Stock Price” of Commerce Common Stock shall be the average of the daily closing price per share of Commerce Common Stock on The Nasdaq Stock Market, Inc. National Market System (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Commerce) for the ten

(10) consecutive trading days ending on and including the fifth trading day prior to the Closing Date. The Commerce Stock Price shall be equitably adjusted to account for any intervening stock splits, stock dividends, combinations or exchanges pertaining to or effecting the Commerce Stock.

2.2  Conversion of Company Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) shall be converted as follows:

(a) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of Company, if any, or owned by Commerce, Sub or any subsidiary of the Company or Commerce (other than as a trustee, fiduciary, nominee or in a similar capacity), shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash, securities or other consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.9, the remaining issued and outstanding shares of Company Common Stock shall be converted as follows:

(i) Except where a stockholder has made an election pursuant to Section 2.3 or exercises dissenters’ rights pursuant to Section 2.9, each outstanding share of Company Common Stock will be converted into that number of shares of common stock, $5.00 par value per share (“Commerce Common Stock”), of Commerce Common Stock equal to the quotient of the Primary Commerce Stock Consideration and the total number of outstanding shares of Company Common Stock subject to conversion pursuant to Section 2.2(b).

(ii) Each outstanding share of Company Common Stock which under the terms of Section 2.3 is to be converted into a right to receive cash shall be converted into the right to receive cash equal to the quotient of the amount specified in Section 2.1(b) and twenty-five percent (25%) of the total number of outstanding shares of Company Common Stock subject to conversion pursuant to this Section 2.2(b).

2.3  Cash Election.  Each holder of Company Common Stock (other than holders of Company Common Stock to be canceled as set forth in Section 2.2(a)) shall have the right to submit a request specifying the number of shares of Company Common Stock which such holder desires to have converted into the right to receive cash in the Merger in accordance with the following procedure:

(a) Commerce shall authorize the Exchange Agent appointed pursuant to Section 2.8 to receive Elections hereunder pursuant to an agreement or agreements reasonably satisfactory to Commerce.

(b) Commerce and Company shall jointly prepare a form (the “Form of Election”) pursuant to which each holder of Company Common Stock may make an Election. If a shareholder fails to specify on his Form of Election the number of shares to be converted to cash, he shall be deemed to have made no election.

(c) At least thirty-five days prior to the “Election Date,” Commerce shall mail the Form of Election to all Company stockholders of record on the record date for the meeting of holders of Company Common Stock referred to in Section 5.2. As used herein, “Election Date” means a date announced by Commerce, in a mailing by Commerce to Company stockholders (which mailing may be, but need not be, the same mailing that contains the Form of Election), as the last day on which Forms of Election will be accepted, provided, however, that such day shall be a business day no earlier than five days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least thirty-five days following the date of such mailing. Commerce shall have the right to set a later date as the Election Date from time to time so long as such later date complies with the requirements set out in the preceding sentence.

Company will use its best efforts to make the Form of Election (accompanied by the Proxy Statement provided for in Section 5.2) and the prospectus contained in the Registration Statement (as defined in Section 5.1(a)) available to all persons who become Company stockholders of record during the period between the record date for the meeting of holders of Company Common Stock referred to in Section 5.2 and the business date immediately prior to the Election Date (as hereinafter defined).

(d) Any Election shall have been properly made only if the Exchange Agent at its office designated in the Form of Election shall have received by 5:00 p.m., local time in the city in which such office is located, on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of

Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Any Election relating to shares of Company Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the value of his Company Common Stock in accordance with the provisions of Section 2.9 shall be deemed to have been automatically revoked as of the Election Date.

(e) Any holder of Company Common Stock may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election.

(f) Any holder of Company Common Stock may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date.

(g) Commerce shall have the right to make reasonable administrative decisions not inconsistent with the terms of this Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 2.3, the issuance and delivery of certificates of Commerce Common Stock into which Company Common Stock is converted in the Merger, the payment for shares of Company Common Stock converted into the right to receive cash in the Merger and the handling of cases of lost, stolen or destroyed certificates of Company Common Stock. All such rules and determinations thereunder shall be final and binding on all holders of shares of Company Common Stock.

2.4  Adjustments.

(a) Cash payable pursuant to elections under Section 2.3 shall in no way exceed the amount specified in Section 2.1(b). If elections pursuant to Section 2.3 would otherwise require the payment of more than the amount specified in Section 2.1(b), each share of Company Common Stock for which such an election is made shall be entitled to receive cash and Commerce Common Stock as follows:

(i) Each share of Company Common Stock covered by an election governed by this Section 2.4(a) shall be converted into an amount of cash equal to the quotient of the amount specified in Section 2.1(b) and the total number of shares governed by this Section 2.4(a), plus the number of Company Dissenting Shares (as defined in Section 2.9).

(ii) Each share of Company Common Stock covered by an election governed by this Section 2.4(a) shall also be converted into a number of shares of Commerce Common Stock equal to the number specified in Section 2.2(b)(i) multiplied by the fraction described in the following sentence. The fraction applicable to this Section 2.4(a)(ii) shall equal the excess of one (1) over a fraction of which the numerator is the number of shares of Company Common Stock covered by cash elections pursuant to Section 2.3(a) plus the number of Company Dissenting Shares and the denominator of which is the total number of outstanding shares of Company Common Stock subject to conversion pursuant to Section 2.1(b).

(b) The total number of shares of Commerce Common Stock to be used as Merger consideration under Section 2.1 shall be equal to the Primary Commerce Stock Consideration reduced by the quotient of (i) the sum of the cash payable pursuant to elections under Section 2.3 and with respect to the number of Company Dissenting Shares, and (ii) the Commerce Stock Price, determined pursuant to Section 2.1(d).

2.5  Effect of Merger on Sub Stock.  At the Effective Time of the Merger, each share of common stock, $1.00 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.

2.6  No Further Ownership Rights in Company Common Stock.  All shares of Commerce Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to represent all rights pertaining to such shares of Company Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to Commerce for any reason, they shall be canceled and, if applicable, exchanged as provided in this ARTICLE II.

2.7  Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Commerce Common Stock and no certificates or scrip therefor or other evidence of ownership thereof shall be issued to holders of shares of Company Common Stock. In lieu thereof, each such holder entitled to a fraction of a share of Commerce Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive from the Exchange Agent (as defined below), at the time of surrender of the certificates representing such holder’s Company Common Stock, an amount in cash equal to the product of such fraction and the average of ten (10) closing sale prices of Commerce Common Stock as reported by the Nasdaq Stock Market on each of the ten (10) consecutive trading days preceding the fifth trading day prior to the Closing Date. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

2.8  Surrender of Shares of Company Common Stock.  Prior to the Effective Time, Commerce and Sub shall appoint Commerce Bank, N.A. or its successor, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing Commerce Common Stock which are to be issued pursuant to Section 2.1. Commerce, on behalf of Sub, shall make available to Exchange Agent, at and after the Effective Time such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.1 hereof. As soon as practicable after the Closing Date, Commerce on behalf of Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

2.9  Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders that have not voted such shares in favor of the Merger and have delivered a written demand for the payment of such shares in the manner provided in the laws of the State of Illinois (such shares, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive Commerce Common Stock as provided in Section 2.1 and the holders thereof shall only be entitled to such rights as are granted by Section 11.70 of the IBCA. Each holder of Company Dissenting Shares that becomes entitled to payment for such shares pursuant to Section 11.70 of the IBCA shall receive payment therefor from the Surviving Corporation in accordance with the IBCA; provided, however, that if any such holder of Company Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such holder’s or holders’ (as the case may be) shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the shares of Commerce Common Stock and cash as provided in Section 2.1 hereof. The Company shall give Commerce prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Commerce shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Commerce, make any payment with respect to, or settle or offer to settle, any such demands.

2.10  Stockholder Approval.  Company agrees to submit this Agreement and the transactions contemplated hereby to its stockholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-laws of Company and in accordance with Section 5.2 hereof. A stockholders’ meeting of the Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 5.1(a) hereof). Company and its Board of Directors shall recommend, subject to the exercise of their fiduciary responsibilities and Section 5.2, that the stockholders of the Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Company.  Company hereby represents and warrants to Commerce and Sub as follows:

(a) Organization, Standing and Power.  Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the Illinois Bank Holding Company Act of 1957. Company has one bank subsidiary, Bank; Bank is a wholly owned Subsidiary of Company and is a bank organized under the laws of the State of Illinois. The deposit accounts of Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Company and each of its Subsidiaries is a bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Company. The Articles of Incorporation and By-laws of each of Company, and each Subsidiary of Company, copies of which were previously made available to Commerce, are true, complete and correct. The minute books of Company and its Subsidiaries which have been made available to Commerce contain a complete (except for certain portions thereof relating to the Merger and the transactions contemplated hereby) and accurate record of all meetings of the respective Boards of Directors (and committees thereof) and stockholders.

As used in this Agreement,

(i) the term “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries,

(ii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or, to the knowledge of such entity, any prospects of such entity and its Subsidiaries taken as a whole,

(iii) the term “Material Adverse Effect” means, with respect to any entity, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) (A) on the condition (financial or otherwise), properties, assets, liabilities, businesses, results of operations or, to the knowledge of such entity, any prospects of such entity and its Subsidiaries taken as a whole (but does not include any such effect resulting from or attributable to any action or omission by Company, Commerce, Sub or any Subsidiary of any of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby), or (B) on the ability of such entity to perform its obligations under the Transaction Agreements (as defined below) on a timely basis, but does not include (t) any action or omission by Company, Commerce, Sub or any Subsidiary of any of them taken with the prior written consent of the other parties hereto, in contemplation of the transactions contemplated hereby, (u) general economic, regulatory or political conditions (including the outbreak or continuation of war, armed conflict or other hostilities), (v) changes in interest rates and foreign currency exchange rates, (w) circumstances that affect the industries in which the Company operates generally, (x) changes in law, in GAAP or in any interpretation thereof, (y) the announcement or pendency of the transactions provided for in this Agreement, or (z) the disclosure of the fact that Commerce or Sub is the prospective acquirer of Company.

(iv) the term “Transaction Agreements” shall mean this Agreement, the Stock Option Agreement, the Certificate of Merger to be filed pursuant to the KGCC and the Articles of Merger to be filed pursuant to the IBCA,

(v) the term “knowledge” or “to the best knowledge of” a party hereto means the actual knowledge of a director or executive officer of a party and, as it relates to an executive officer, after reasonable inquiry,

(vi) the term “Affiliate” means, as to any person, a person which controls, is controlled by or is under common control with such person, and

(vii) the term “person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(b) Capital Structure; Ownership of Company Common Stock.

(i) The authorized capital stock of Company consists of (a) 10,000,000 shares of Company Common Stock, par value $1.00 per share, of which as of the date of this Agreement, 1,029,808 shares of Company Common Stock (the “Signing Shares) are outstanding, and (b) 50,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. As of the Closing Date, no more than an amount equal to the Signing Shares, plus the number of shares of the Company Common Stock issuable upon exercise of the Company’s options as of the date hereof, plus the number of shares issued by the Company under the Company’s Amended and Restated Dividend Reinvestment Plan, plus the number of shares issued by the Company under the Company’s 401(k) plan will be outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. As of the Closing Date, all outstanding shares of Company Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable and not subject to preemptive rights.

(ii) The authorized capital stock of Bank consists of 350,000 shares of Bank common stock, $8.00 par value per share, of which 350,000 shares are outstanding (the “Bank Common Stock”). All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The Company owns all of the issued and outstanding shares of its Subsidiaries free and clear of all liens, encumbrances, equities or claims.

(iii) Except for this Agreement and except as set forth in Section 3.1(b)(iii) of the disclosure schedule of Company delivered to Commerce and Sub on the date hereof (the “Company Disclosure Schedule”), (A) there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries or Affiliates (as defined herein) is a party or by which any of the foregoing are bound obligating Company or any of its Subsidiaries, including Bank, or Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries or Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (B) there are no outstanding contractual obligations of Company or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries and (C) there are no outstanding securities of any kind convertible into or exchangeable for the capital stock of Company or any of its Subsidiaries (or any interest therein). Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Schedule, there is no agreement of any kind to which Company or Bank is a party and, to the knowledge of Company, no other agreement of any kind, in each case that gives any person any right to participate in the equity, value or income of, or to vote (x) in the election of directors or officers of, or (y) otherwise with respect to the affairs of, Company or any of its Subsidiaries.

(iv) Neither Company nor any of its Subsidiaries or, to the best knowledge of Company, its Affiliates, beneficially owns, directly or indirectly, any shares of capital stock of Commerce or Sub, securities of Commerce or Sub convertible into, or exchangeable for, such shares, or options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible), nor is Company or any of such Subsidiaries or Affiliates a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Commerce or Sub or any such other securities, options, warrants or other rights.

(v) No shares of Company Common Stock are held directly or indirectly by Company or its Subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity and, to the knowledge of the Company, no shares of Company Common Stock are held by Company or its Subsidiaries in respect of a debt previously contracted.

(c) Authority; No Violation.  Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, other than the approval of this Agreement and the Merger by the holders of two thirds of the outstanding shares of Company Common Stock entitled to vote (the “Company Stockholder Approval”). This Agreement and the other Transaction Agreements have been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Commerce and Sub) constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(i) The Company Stockholder Approval is the only vote of any class or series of Company capital stock necessary to approve this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(ii) Except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule, subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (x) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any of its Subsidiaries or to which Company or any of its Subsidiaries (or any of their respective properties) is subject, except where any such breach, violation or default would not have a Material Adverse Effect, (y) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or any Subsidiary of Company, or (z) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Company is a party, or to which any of its respective properties or assets may be bound or affected, except where any such breach, violation or default would not have a Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Company of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Company or on the ability of Company to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Company and its Subsidiaries, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of same, (B) the filing by Commerce with the Securities and Exchange Commission (the “SEC”) of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC and the Illinois Department of Financial and Professional Regulation, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Illinois of the Articles of Merger.

(d) Financial Statements.  Company has previously delivered to Commerce and Sub copies of the consolidated statements of financial condition of Company and its Subsidiaries, as of December 31, 2005 for the fiscal years 2004 and 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal years 2004 through 2005, inclusive, in each case accompanied by the report of Crowe Chizek and Company LLC, independent auditors with respect to Company (the consolidated financial statements of Company and its Subsidiaries referred to in this clause being hereinafter sometimes referred to as the “Company Consolidated Financial Statements”). The Company Consolidated Financial Statements fairly present, in all material respects, the results of the consolidated operations and changes in stockholders’ equity and consolidated financial condition of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company Consolidated Financial Statements have been prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the books and records of Company and its Subsidiaries have been, and are being, maintained where required in accordance with GAAP and any other applicable legal and accounting requirements and, where such books and records purport to reflect any transactions, the transactions so reflected are actual transactions. To the knowledge of the Company, Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business. From December 31, 2005 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Company’s Subsidiaries, or in the relationship of Company and its Subsidiaries, or to the knowledge of the Company, with respect to its employees, creditors, suppliers, customers or others with whom it has business relationships to the extent such change would result in a Material Adverse Effect.

(e) Company Information Supplied.  None of the information supplied by Company for inclusion or incorporation by reference in the (i) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder (the “Securities Act”), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement (as defined in Section 5.1(a)) relating to the meeting of the stockholders of Company (the “Company Stockholders’ Meeting”) at which the Company Stockholder Approval will be sought) will not, at the date of mailing to stockholders of Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

(f) Compliance with Applicable Laws.  Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, approvals, franchises and rights of all Governmental Entities necessary for the lawful operation of the businesses of Company and its Subsidiaries (the “Company Permits”). Company and its Subsidiaries are in compliance and have complied with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Company. The businesses of Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Company. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), no investigation by any Governmental Entity with respect to Company or any of its Subsidiaries is, to the knowledge of Company, pending or threatened, and no proceedings by any Bank Regulator are, to the knowledge of Company, pending or threatened which seek to revoke or materially limit any of the Company Permits. Except as set forth in Section 3.1(f) of the Company Disclosure Schedule, Company and its Subsidiaries do not offer or sell insurance and/or securities products, including but not limited to annuity products, for their own account or the account of others.

(g) Litigation.  Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, to the knowledge of Company, there is no suit, action, proceeding, arbitration or investigation (“Litigation”) pending to which Company or any Subsidiary of Company is a party or by which any of such persons or their respective assets may be bound or, to the knowledge of Company, threatened against or affecting Company or any Subsidiary of Company, or challenging the validity or propriety of the transactions contemplated hereby which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Company or on the ability of Company to perform its obligations under this Agreement in a timely manner, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company.

(h) Taxes.  Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and each of its Subsidiaries has timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties and additions to tax imposed with respect thereto, and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule, to the knowledge of Company: (i) there are no liens with respect to Taxes (other than current Taxes not yet due and payable) upon any of the assets or properties of Company and its Subsidiaries, (ii) no material issue relating to Taxes of Company and its Subsidiaries has been raised in writing by any taxing authority in any audit or examination which can result in a proposed adjustment or assessment by a governmental authority applicable to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) to the knowledge of Company, Company and its Subsidiaries have duly and timely withheld from all payments (including employee salaries, wages and other compensation paid to independent contractors, creditors, stockholders or other third parties) and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the statute of limitations has not expired under all applicable laws and regulations and have complied with the applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar state and local information reporting requirements, (iv) as of the Closing Date, none of Company nor any of its Subsidiaries shall be a party to, be bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the income taxes, taxable income or taxable losses of any other person, (v) there is no contract or agreement, plan or arrangement by Company or any of its Subsidiaries covering any person that, individually, collectively, or together with this Agreement, could give rise to the payment of any material amount that would not be deductible by Company or any of its Subsidiaries by reason of section 280G of the Code, (vi) neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, (vii) none of Company nor any of its Subsidiaries (A) has been a member of an affiliated group (other than the group to which they are currently members) filing a consolidated federal income tax return or (B) to the knowledge of Company, has any liability for the income taxes of any person (other than the members of such current group) under Treasury Regulation section 1.1502-6(a) (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (viii) neither Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time for assessment in respect of Taxes, (ix) neither Company nor any of its Subsidiaries has entered into any closing or other agreement with any taxing authority which affects any taxable year of Company or its Subsidiaries, (x) neither Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change since December 31, 2004, and (xi) neither the Company nor any of its Subsidiaries has a consent in effect under Section 341 (f) of the Code.

(i) Certain Agreements.  Section 3.1(i) of the Company Disclosure Schedule sets forth a listing of all of the following material contracts and other agreements, oral or written (which are currently in force or which may in the future be operative in any respect) to which Company or any of its Subsidiaries is a party or by or to which Company or any of its Subsidiaries or any of their respective assets or properties are bound or subject: (i) consulting agreements not terminable on six months or less notice involving the payment of more than $50,000 per annum, or union, guild or collective bargaining agreements covering any employees in the United States, (ii) agreements with any officer or other key employee of Company or any of its Subsidiaries (x) providing any term of employment or (y) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (iii) any agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) contracts and other agreements for the sale or lease (other than where Company or any of its Subsidiaries is a lessor) of any assets or properties in excess of $50,000 individually or $100,000 in the aggregate (other than in the ordinary course of business) or for the grant to any person (other than to Company or any of its Subsidiaries) of any preferential rights to purchase any assets or properties, (v) contracts and other agreements relating to the acquisition by Company or any of its Subsidiaries of any operating business or entity or any interest therein, (vi) contracts or other agreements under which Company or any of its-Subsidiaries agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a tax liability of any party, (vii) contracts and other agreements containing covenants restricting Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or requiring Company or any of its Subsidiaries to engage in any line of business, (viii) contracts or other agreements (other than contracts in the ordinary course of their banking business) relating to the borrowing of money by Company or any of its Subsidiaries, or the direct or indirect guaranty by Company or any of its Subsidiaries of any obligation for, or an agreement by Company or any of its Subsidiaries to service, the repayment of borrowed money, or any other contingent obligations of Company or any of its Subsidiaries in respect of indebtedness of any other person (other than in the ordinary course), and (ix) any other material contract or other agreement whether or not made in the ordinary course of business. There have been delivered or made available to Commerce true and complete copies of all of the written contracts and other agreements set forth in Section 3.1(i) of the Company Disclosure Schedule and in any other Section of the Company Disclosure Schedule. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of Company or its Subsidiaries, as the case may be, and to the best knowledge of Company, each other party thereto, enforceable in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither Company nor any Subsidiary of Company has received any written, or, to the knowledge of the Company, any oral, notice of termination or intention to terminate from any other party to such contract or agreement. None of Company or any of its Subsidiaries or (to the best knowledge of Company) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach or default has had or would have, individually or in the aggregate, a Material Adverse Effect on Company.

(j) Benefit Plans.   Section 3.1(j) of the Company Disclosure Schedule lists all the employee benefit plans (as defined in Sections (3)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, 401(k), deferred compensation, stock compensation, stock purchase, retirement, medical, dental, post-termination benefits (including, but not limited to, medical or dental or life insurance), legal, disability and similar plans or arrangements or practices relating to employees of the Company (“Employees”) or former Employees which Company or its Subsidiaries has established or maintained, or to which Company or its Subsidiaries have contributed or have had any obligation to contribute at any time during the five-year period ending on the date hereof (the “Employee Plans”). Copies of (i) each Employee Plan, (ii) the most recent summary plan description for each Employee Plan if any such description was required, (iii) the most recent Form 5500s, (iv) the most recent audited financial reports, (v) any related trust agreements and all amendments thereto, (vi) the most recent Internal Revenue Service determination letter for each Plan intended to be qualified under Section 401(a) of the Code, and (vii) all other required reports and supporting schedules filed with any governmental agency in respect of the Employee Plans for the most recent three years have been delivered and/or made available to Commerce.

Except as set out in Schedule 3.1 (j):

(i) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms and all Laws applicable to the Employee Plans, including without limitation, ERISA, and each Employee Plan which is intended to be qualified under Section 401 (a) of the Code satisfies the requirements for such qualification.

(ii) All obligations due prior to Closing regarding the Employee Plans have been satisfied and there are no outstanding defaults or violation of any requirement by any party to any Employee Plan and no Taxes, penalties or fees due prior to Closing are owing under or with respect to any of the Employee Plans. Company and its Subsidiaries (each with respect to the Employee Plans), as well as the Employee Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for payment of benefits in the ordinary course.

(iii) All contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Employee Plan have been made in a timely fashion in accordance with ERISA and the terms of the Employee Plans.

(iv) Neither the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(v) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to an Employee Plan or any trust created thereunder for which an exemption does not exist.

(vi) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim.

(vii) All filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all notices and disclosures to participants in the Employee Plans required by ERISA or the Code have been timely provided.

(viii) Neither the Company nor any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code, has ever established, maintained or contributed to, or otherwise participated in, any multiemployer plan as defined in Section 3(37)(A) of Title I of ERISA and/or any pension plan as described in Section 3(2) of Title I of ERISA which is subject to Title IV of ERISA.

(ix) None of the Employee Plans provides medical or other welfare benefits not determinable in advance to Employees who have terminated employment with the Company or to the beneficiaries or dependents of such Employees, other than benefits required to be furnished under Part 6 of Title I of ERISA and/or Section 4980B of the Code.

(x) No changes to any Employee Plan have been promised and no amendments or changes to an Employee Plan will be made or promised before the Effective Time, except as otherwise permitted by this Agreement.

(xi) To Company’s knowledge as sponsor of the Employee Plans, the Employee Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Code, including, but not limited to, Sections 79, 105, 106, 125, 401,501, and 4975 of the Code. For purposes of this Section 3.1(j), noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Employee Plans or of Company or its Subsidiaries, either as of the Effective Time or upon discovery of the noncompliance.

(xii) All assets of any trust related to a Company retirement plan may be readily liquidated within the trust five (5) business days without incurring any penalty or cost in excess of $20,000, other than ordinary sales commission expenses.

(xiii) Each Employee Plan may be terminated by action of the Company or its designee.

(k) Subsidiaries.   Section 3.1(k) of the Company Disclosure Schedule lists all the Subsidiaries of Company. Except as listed on Section 3.1(k) of the Company Disclosure Schedule, Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. All of the shares of capital stock of each of the Subsidiaries held by Company or by another of its Subsidiaries are fully paid and nonassessable and are owned by Company or one of its Subsidiaries free and clear of any lien, claim or other encumbrance. Neither Company nor any of its Subsidiaries owns any shares of capital stock or other equity securities of any person (other than, in the case of Company, the capital stock of its Subsidiaries and, in the case of such Subsidiaries, shares or equity securities acquired in satisfaction of debts previously contracted in good faith in the ordinary course of their banking business).

(l) Agreements with Bank or Other Regulators.   Except as set forth in Section 3.1(1) of the Company Disclosure Schedule, neither Company nor any Subsidiary of Company is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct by Company or its Subsidiaries of their businesses, or in any manner relates to their capital adequacy, credit policies, community reinvestment, loan underwriting or documentation or management, nor has Company or any such Subsidiary been advised in writing, or to the knowledge of the Company, orally, by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

(m) Absence of Certain Changes or Events.   Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, since December 31, 2005 (i) there has not been any change, or, to the knowledge of Company, any event involving a prospective change, in the business, financial condition or results of operations or, to the knowledge of Company, prospects of Company or any of its Subsidiaries or in the relationship of Company or its Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships, which has had, or would be reasonably likely to have, a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and neither Company nor any of its Subsidiaries has taken any action or entered into any transaction, and, to the knowledge of Company, no event has occurred, that would have required Commerce or Sub’s consent pursuant to Section 4.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Company or any of its Subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing, (iii) there have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed by Section 4.1 of this Agreement occurred or been taken, and (iv) Company and its Subsidiaries have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increases in any officer’s, employee’s or director’s welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.

(n) Undisclosed Liabilities.   Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, and except (i) for those liabilities or obligations that are fully reflected or reserved against in the condensed consolidated statement of financial condition at December 31, 2005 of Company referred to in Section 3.1(d) or (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 and which are not material to Company and its Subsidiaries taken as a whole, neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due). No agreement pursuant to which any loans or other assets have been or will be sold by Company or any Subsidiary entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Company or its Subsidiaries not relating to the payment or other performance by an obligor of such loan or other asset of its obligations thereunder, to cause Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Company or its Subsidiaries.

(o) Governmental Reports.   Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of business of Company and its Subsidiaries, to the knowledge of Company no Governmental Entity has initiated any proceeding or investigation into the business or operations of Company or any of its Subsidiaries. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, to the knowledge of Company there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.

(p) Environmental Liability.

(i) Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, to the knowledge of Company, there are no pending or threatened claims, actions or proceedings against Company or Bank relating to:

(A) any asserted liability of Company or any of its Affiliates regarding any Real Property (as defined herein) under any Environmental Law (as defined herein), including without limitation, the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

(B) any handling, storage, use or disposal of Hazardous Substances (as defined herein) on, under or within any Real Property or any transportation or removal of Hazardous Substances to or from any Real Property;

(C) any actual or threatened discharge, release or emission of Hazardous Substances from, on, under or within any Real Property into the air, water, surface water, groundwater, land surface or subsurface strata; or

(D) any actual or asserted claims for personal injuries, illness or damage to real or personal property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from, on, under, within or into, or transported from or to, any Real Property.

(ii) Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, to the knowledge of Company, no Hazardous Substances are present on, under or within any Real Property. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, to the knowledge of Company, no storage tanks used to store any Hazardous Substance have ever been present on or under any Real Property.

(iii) To the knowledge of Company, except as set forth in Section 3.1(p) of the Company Disclosure Schedule and except as would have a Material Adverse Effect, Company and its Affiliates have been and continue to be in compliance, in all material respects, with all Environmental Laws related to the ownership, operation, use and occupation of the Real Property.

(iv) To the knowledge of Company and except as would have a Material Adverse Effect, except as set forth in Section 3.1(p) of the Company Disclosure Schedule, no part of any Real Property has been or is now listed on CERCLIS or the National Priorities List created pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, as a site containing Hazardous Substances.

(v) Commerce may obtain at its option and expense on or prior to 90 days following the date hereof an environmental audit (“Environmental Audit”) of all the properties and assets of Company and its Subsidiaries classified as other real estate owned or real property owned or leased by Company or its Subsidiaries (the “Properties”). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by

Commerce and shall be reasonably satisfactory to Company. Commerce may undertake any investigatory activity to insure the Environmental Audit conforms to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials (“ASTM”) or the Standards and Practices for All Appropriate Inquiries published by U.S. EPA at 70 Fed. Reg. 66069. Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall, on or prior to 60 days following completion of the Phase I process, perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Substances exist (A) on or under any of the Properties; (B) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company’s or any of its Subsidiaries’ ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce. In the event the Environmental Audit discloses the existence of any liability that would have a Material Adverse Effect (“Environmental Liability”) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of (w) noncompliance with any environmental law that would have a Material Adverse Effect, (x) the presence of Hazardous Substances on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company or its Subsidiaries or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, its Subsidiaries or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance at any time located or present on, under or from the Properties, which liability would have a Material Adverse Effect and which liability exists against Company or any of its Subsidiaries or affects in any way that would have a Material Adverse Effect on the Properties or Company’s or any of its Subsidiaries’ rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from a Material Adverse Effect of such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article VII hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

(vi) The following terms shall have the indicated meaning:

“Environmental Law” means any and pall applicable federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to the environment, or to any Hazardous Substances.

“Hazardous Substances” means any chemical, compound, material, mixture, living organism or substance that is now defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “infectious waste,” “toxic substance,” or “toxic pollutants,” including without limitation, waste oil, any petroleum product, waste petroleum products, polychlorinated biphenyls (“PCBs”), asbestos, radon, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

“Real Property” means all interests in real property of Company or its Subsidiaries, including without limitation, interests in fee, leasehold, interest as mortgagee or secured party, or option or contract to purchase or acquire.

(q) Properties.   Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, Company or its Subsidiaries (i) has good and marketable title to all Real Property owned in fee, and good title to all other properties and assets reflected in the Company Consolidated Financial Statements as being owned by Company or its Subsidiaries or acquired after the date thereof which are material to the business of Company on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet delinquent, (B) liens on assets of Bank securing deposits incurred in the ordinary course of its banking business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in the Company Consolidated Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of Company, the lessor. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, all Real Property owned by Company or its Subsidiaries are owned in accordance in all material respects with all requirements of applicable rules, regulations and policies of the Bank Regulators.

(r) Brokers or Finders.   No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by the Agreement, except for the fee to be paid to Stifel, Nicolaus & Company, Incorporated.

(s) Intellectual Property.   Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, Company and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, except for such Company Intellectual Property the failure of which to own or validly license, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any such Subsidiary has received any written, or to the Company’s knowledge, oral, notice of infringement of or conflict with, and, to the best knowledge of Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a Material Adverse Effect on Company.

(t) Insurance.  Company has previously delivered to Commerce a list identifying all insurance policies maintained on behalf of Company and its Subsidiaries (other than mortgage, title and other similar policies for the benefit of Company or its Subsidiaries as mortgagees under residential mortgage loans). All of the material insurance policies and bonds maintained by or for the benefit of Company and its Subsidiaries are in full force and effect, to the knowledge of Company, Company and its Subsidiaries are not in default thereunder, and all material claims thereunder have been filed in due and timely fashion, and neither Company nor any of its Subsidiaries has received written notice, or to the Company’s knowledge, oral notice that any of such material claims have been or will be denied. The insurance policies and bonds maintained by Company and its Subsidiaries are written by reputable insurers and are in such amounts, cover such risks and have such other terms as is customary for banks and bank holding companies comparable in size and operations to Company and its Subsidiaries. Since December 31, 2005, there has not been any damage to, destruction of, or loss of any assets of Company and its Subsidiaries (whether or not covered by insurance) that could have a material adverse effect on Company. Neither Company nor any of its Subsidiaries has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from an extraordinary loss experience of Company or any Company Subsidiary.

(u) Loans and Other Assets.

(i) Company has disclosed to Commerce prior to the date hereof the amounts of all loans, leases, other extensions of credit, commitments or other interest-bearing assets presently owned by Company or any of its Subsidiaries that have been classified by any Bank Regulator, Company’s independent auditors, or the management of Company or any Subsidiary of Company as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss”, or classified using categories with similar import, and will have disclosed promptly to Commerce and Sub prior to the Closing Date all such items which will be so classified hereafter and prior to the Closing Date. All such assets or portions thereof classified “Loss”, or which are subsequently so classified, have been (or will be) charged off on a timely basis in full, collected or otherwise placed in a bankable condition. Company regularly reviews and appropriately classifies its and its Subsidiaries’ loans and other assets in accordance in all material respects with all applicable legal and regulatory requirements and GAAP. Company has disclosed to Commerce and Sub the amounts and identities of all other real estate owned (“OREO”) that has been classified as such as of the date hereof by Company’s independent auditors, management of Company or any Bank Regulator and will have promptly disclosed to Commerce and Sub prior to the Closing Date all such assets which will be so classified hereafter and prior to the Closing Date. As of the date hereof and the Closing Date, the recorded values of all OREO on the books of Company and its Subsidiaries accurately reflect and will reflect the net realizable values of each OREO parcel thereof in compliance with GAAP. Company and its Subsidiaries have recorded on a timely basis all expenses associated with or incidental to its OREO, including but not limited to taxes, maintenance and repairs as required by GAAP.

(ii) All loans, leases, other extensions of credit, commitments or other interest-bearing assets and investments of Company and its Subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes known to Company (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as reserved for in the consolidated statement of financial condition of Company as of December 31, 2005 referred to in Section 3.1(d) in accordance with GAAP, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Company and its Subsidiaries do not have any extensions or letters of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Company and its Subsidiaries.

(v) Labor Matters.  Neither Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(w) Internal Controls and Records.  Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management’s general or specific authorization, and (b) recorded in conformity with GAAP. Company has made available to Commerce all of Company’s and each of its Subsidiaries’ written internal policies and procedures which are identified on Section 3.1(w) of the Company Disclosure Schedule.

(x) SEC Reports.  Company’s Report on Form 10-K for the year ended December 31, 2005, filed with the SEC does not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Company pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC. Company has delivered to Commerce the following documents: Form 10-K for Fiscal Year Ended December 31, 2005; the Annual Report to Stockholders for such year; and a copy of the Proxy Statement for the 2006 Annual Meeting of Stockholders of Company. Company is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

3.2  Representations and Warranties of Commerce.   Commerce and Sub, jointly and severally, represent and warrant to Company as follows:

(a) Organization and Authority.

(i) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect on Commerce. Commerce has the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the other Transaction Agreements by Commerce and the consummation by Commerce of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the stockholders of Commerce being required to approve this Agreement.

(ii) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the requisite corporate power and authority to enter into and perform this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the other Transaction Agreements by Sub and the consummation by Sub of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and by Commerce as the sole stockholder of Sub.

(b) Valid and Binding Agreement; No Violation.   This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.

(i) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to Commerce or any of its Sub in connection with the execution and delivery of this Agreement or the other Transaction Agreements or the consummation by Commerce of the transactions contemplated hereby or thereby, which, if not made or obtained, would have a Material Adverse Effect on Commerce or on the ability of Commerce to perform its obligations hereunder or thereunder on a timely basis, or on Commerce’s or Sub’s ability to own, possess or exercise the rights of an owner with respect to the business and assets of Commerce and its Sub, except for (A) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of same, (B) the filing by Commerce with the Securities and Exchange Commission (the “SEC”) of a Registration Statement (as defined in Section 5.1(a) hereof)) to register the Commerce Common Stock to be issued, (C) such applications, filings, authorizations, orders and approvals as may be required by the FDIC and the Illinois Department of Financial and Professional Regulation, (D) the filing with the Secretary of State of Kansas of the Certificate of Merger and (E) the filing with the Secretary of State of Illinois of the Articles of Merger.

(c) Capital Stock of Commerce.   As of December 31, 2005, the authorized capital stock of Commerce consisted of (a) 100,000,000 shares of common stock, $5.00 par value, of which 67,608,906 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, $1.00 par value, of which no shares were issued and outstanding. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

(d) Financial Statements.   The consolidated balance sheets of Commerce as of December 31, 2005 and December 31, 2004, the consolidated statements of earnings for the years ended December 31, 2005 and December 31, 2004, and all related schedules and notes to the foregoing, all of which have been delivered to

Company, have been audited by KPMG LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with GAAP, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with GAAP whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 2005, or incurred since December 31, 2005, in the ordinary course of business. From December 31, 2005 until the date hereof, there has been no Material Adverse Effect in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

(e) SEC Reports.   Commerce’s Report on Form 10-K for year ended December 31, 2005, filed with the SEC does not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 2005; the Annual Report to Stockholders for such year; and a copy of the Proxy Statement for the 2005 Annual Meeting of Stockholders of Commerce. Commerce is in compliance in all material respects, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

(f) Status of Commerce Common Stock to be Issued.   The shares of Commerce Common Stock into which the Company Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act.

(g) Governmental Regulation.   Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.

(h) Litigation.   There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.

(i) Taxes.   Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local Tax and information returns and Tax Returns due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.

(j) Defaults.   Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce’s or any of its subsidiaries’ extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

(k) Information Supplied.   None of the information supplied by Commerce and Sub for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1(a)) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement (as defined in Section 5.1(a) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1  Covenants of Company.   During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Commerce or Sub shall otherwise consent in writing, which consent shall not be unreasonably withheld) Company agrees that it will and will cause each of its Subsidiaries to carry on the business of Company and each of its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact the present business organizations of Company and each of its Subsidiaries, maintain the rights and franchises of, and preserve the relationships with customers, suppliers and others having business dealings with, Company and each of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Commerce and Sub in writing:

(a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for cash dividends in an amount per share not greater than, and consistent with the manner and frequency of, dividends paid by Company in the past 12 months and dividends by a wholly owned Subsidiary of Company to Company, (ii) set any record or payment dates for the payment of any dividends or distribution on its capital stock except in the ordinary course of business consistent with past practice, (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock or the capital stock of any other Subsidiary of Company or any securities convertible into or exercisable for any shares of such capital stock;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock, including a cashless exercise, pursuant to the exercise of stock options pursuant to the Company’s stock option plan;

(c) except as required to perform its obligations under this Agreement, amend or propose to amend its Articles of Incorporation or its By-laws or other organizational documents or that of any Subsidiary;

(d) (i) enter into any new material line of business, (ii) change its lending, investment, liability management and other material banking policies in any respect which is material to Company, except as required by law or by policies imposed by a Bank Regulator, or (iii) except as set forth in Section 4.1(d) of the Company Disclosure Schedule, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice but in no event for more than $25,000 as to any one such item or $50,000 as to all such items in the aggregate;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit foreclosures and other debt- previously-contracted acquisitions in the ordinary course of business consistent with past practice;

(f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company), which are material, individually or in the aggregate, to Company, other than in the ordinary course of business consistent with past practice;

(g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or any of its Subsidiaries or guarantee any long-term debt securities of others other than (i) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, (ii) deposits taken in the ordinary course of business consistent with past practice, or (iii) renewals or extensions of existing long-term indebtedness without any change in the material terms thereof;

(h) intentionally take or fail to take any action with the intent to cause or create any of the representations and warranties set forth in this Agreement from being or becoming untrue in any material respect, or any of the conditions to the Closing set forth in ARTICLE VI (including without limitation the conditions set forth in Section 6.3(d)) not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of Commerce, Sub or Company to obtain any of the Requisite Regulatory Approvals;

(i) change the methods of accounting of Company or any of its Subsidiaries, except as required by changes in GAAP as concurred in by such party’s independent auditors;

(j) (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Company Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Company or any of its Subsidiaries and one or more of its directors or officers, increase in any manner the compensation or fringe benefits of any director, officer or employee of Company or any of its Subsidiaries without obtaining the prior written consent of Commerce and Sub (which consent shall not be unreasonably withheld)) or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares or any similar awards) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (ii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iii) with respect to any Company Benefit Plan which is a defined benefit or defined contribution pension plan, permit or cause (A) a consolidation or merger of any such Company Benefit Plan, (B) a spin-off involving any such Company Benefit Plan, (C) a transfer of assets and/or liabilities from or to any such Company Benefit Plan, or (D) any similar transaction involving any such Company Benefit Plan;

(k) enter into any contract that would be required to be disclosed on Section 3.1(i) of the Company Disclosure Schedule or renew or terminate any contract listed in Section 3.1(i) of the Company Disclosure Schedule through any volitional conduct, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

(l) issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

(m) engage or participate in any material transaction or incur or sustain any material obligation in excess of $50,000 individually or $100,000 in the aggregate, not in the ordinary course of business consistent with past practice;

(n) settle any claim, action or proceeding involving money damages involving a payment by Company or Bank (other than claims paid by an insurance company) in excess of $150,000 in the aggregate for all such matters, or settle any other matter not involving money damages which is material to Company, or settle or waive any individual litigation claim of Company or Bank against a third party in excess of $500,000;

(o) except as required by GAAP or applicable law or regulation, change or make any tax elections, change any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any federal, state, local or foreign material tax liability;

(p) relocate or close any branch or loan production office;

(q) enter into any securitization or similar transactions with respect to any loans, leases or other assets of Company or any of its Subsidiaries;

(r) take any action which would materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement;

(s) make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons) which would be graded “OAEM” under Bank’s rating system or in an amount greater than $250,000 other than renewals of existing loans or commitments to loan;

(t) purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three (3) years from the date of purchase;

(u) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans, assets or participations therein in the ordinary course of business,

(v) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

(w) make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of Company or its Subsidiaries, other than renewals of existing loans or commitments to loan, without giving Commerce five days’ notice in advance of Company’s or its Subsidiary’s approval of such loan or extension of credit or commitment relating thereto;

(x) make any adjustments to Bank’s loan loss reserve account except for increases to such account and appropriate charge-offs and recoveries following its normal historical practices; or

(y) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.1.

(z) take or cause to be taken any action which would disqualify the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

4.2  Cooperation With Commerce.

(a) Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted reasonable access during regular business hours to all properties, books, records, contracts and documents of Company and its Subsidiaries, reasonably requested by Commerce. Company shall furnish to Commerce and its authorized representatives all information with respect to the affairs of Company and its Subsidiaries as Commerce may reasonably request. During such period, Company shall (and shall cause each of its Subsidiaries to) make available to Commerce and Sub and their representatives and advisors, as reasonably requested, a copy of each report, schedule, registration statement and other document filed or received by Company during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law or reports or documents which are subject to an attorney-client privilege or which constitute attorney work product). Commerce and Sub will hold any such information with respect to Company and its Subsidiaries which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated September 26, 2005 between Company and Commerce (the “Confidentiality Agreement”). No investigation by Commerce or Sub shall affect the representations and warranties of Company. In addition, Commerce shall be permitted to conduct a reasonable verification of trust assets.

(b) Company and its Subsidiaries shall, unless the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company’s stockholders under applicable law, as advised by outside counsel, prohibits the taking of such action (i) Company and its Subsidiaries shall give reasonable notice to Commerce of any meeting of the Board of Directors of the Company, together with a copy of the agenda for each such meeting and, following such meeting, a copy of the minutes from such meeting; and (ii) Company and its Subsidiaries shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of the Company or its Subsidiaries. Upon the written consent of the Company (which consent cannot be unreasonably withheld), Commerce may request in writing to attend as an observer any meetings of the Board of Directors of Company. Notwithstanding the foregoing, Company has the right to withhold its consent if the Board of Directors of Company determines, in good faith, that the exercise of its fiduciary duties to Company’s stockholders under applicable law, as advised by outside counsel, prohibits the taking of such action.

(c) Company shall reasonably cooperate, subject to applicable laws, with Commerce in taking those planning actions necessary for a smooth the transition to procedures and formats used by Commerce as of the Effective Time, including, but not limited to, lending, accounting, compliance, human resources, systems and training processes. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.

4.3  Covenants of Commerce and Sub.

(a) Regulatory Approvals.   Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein. Commerce and Sub shall provide to Company’s counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

(b) Information.   Commerce and Sub shall provide such information and answer such inquiries as Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

(c) Employee Benefits.  Employees of Company and its Subsidiaries shall be eligible to participate in all Commerce welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with Company and its Subsidiaries shall be counted as service with Commerce. Continuous coverage under Company or Subsidiary health plan through the Effective Time shall count as coverage under the Commerce health plan. With respect to Employees of Company and its Subsidiaries, Commerce shall, in connection with administering its welfare benefit plans, waive waiting periods to the extent waived or otherwise satisfied under any similar Employee Plan maintained or contributed to by the Company prior to the Effective Time. For purposes of Commerce’s Participating Investment Plan, Commerce will recognize all service with the Company for purposes of eligibility, and all Company participants in Commerce’s Participating Investment Plan shall be 100% vested.

4.4  Tax-Free Reorganization Treatment.

(a) Pursuant to the terms of this Agreement, Commerce and Sub shall cause the Merger to qualify, and will not take any action either prior to or after Closing which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code.

(b) Commerce represents and covenants, solely for tax purposes, now, and as of the Closing Date, the following: (i) prior to the Merger, it will be in “control” of Sub within the meaning of Section 368(c) of the Code; (ii) it has no present plan or intention to and will not for a period of 24 months following the Closing liquidate Sub or merge Sub into another corporation, or sell, distribute or otherwise dispose of the Sub stock, except for transfers of stock described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k), or cause Sub to sell or otherwise dispose of any of its assets except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k); and (iii) that it presently intends to and will for a period of at least 24 months following the Closing continue the Company’s historic business or use a significant portion of Company’s business assets in business in a manner that satisfies the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d), provided, however, that Sub may engage in a transaction otherwise prohibited under this Section 4.4(b) if Commerce receives an opinion of competent counsel that the transaction will not adversely affect the treatment of the Merger as a reorganization under section 368 of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Regulatory Matters.

(a) Registration Statement and Proxy Statement.  Commerce shall promptly and as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger (the “Registration Statement”). Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement for the special stockholders’ meeting of Company to be called for the purpose of considering and voting on the Merger (the “Proxy Statement”). Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing. Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws. If necessary, in light of developments occurring subsequent to the filing of the Registration Statement, Company shall mail or otherwise furnish to its stockholders such amendments or supplements to the Registration Statement materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Registration Statement materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least two years from the date of the conversion of shares described in Section 2.2 hereof, Commerce shall make available “adequate current public information” within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

(b) State Securities Laws.  The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger or to obtain an exemption from such qualification or registration.

(c) Indemnification.  Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys’ fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Registration Statement, (including the Proxy Statement), or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock.

(d) Governmental Entity Communications.  Commerce, Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 6.1(b)) will not be obtained or that the receipt of any such approval will be materially delayed.

5.2  Stockholders’ Meetings.

Company shall call a meeting of its stockholders as soon as is reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of voting upon the adoption of this Agreement. Company will, through its Board of Directors, recommend to its stockholders adoption of this Agreement unless the Board of Directors of Company determines in good faith, based upon the written advice of outside counsel, that making such recommendation, or failing to withdraw, modify or amend any previously made recommendation, would constitute a breach of fiduciary duty by Company’s Board of Directors under applicable law. In addition, nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Company of information that is required to be disclosed in the Proxy Statement, or otherwise required to be disclosed by applicable law or regulation or the rules of any securities exchange or automated quotation system on which the securities of Company may then be traded.

5.3  Legal Conditions.

(a) Each of Company, Commerce and Sub shall, and shall cause its respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement and as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Each of Company, Commerce and Sub will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

(b) Subject to applicable law, each of Company, Commerce and Sub agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary and proper or advisable to consummate, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to (i) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, (iii) provide to counsel to the other party hereto representations and certifications as to such matters as such counsel may reasonably request in order to render the opinion referred to in Section 6.2(i).

5.4  Plan Termination.  Company’s 401(k) Plan shall be terminated by Company pursuant to the appropriate corporate action undertaken prior to the Closing Date, which termination shall be effective immediately prior to the Closing Date and shall be contingent upon receipt of a determination from the Internal Revenue Service that such termination does not adversely affect the qualified status of the Plan. If a favorable Internal Revenue Service determination letter is received, then the 401(k) Plan accounts shall be distributed pursuant to the Plan.

5.5  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.6  Fees and Expenses.  Unless otherwise agreed by the parties in writing or as otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, including fees and expenses of its own financial advisors, accountants and counsel, all printing, filing, mailing and other incidental fees. Commerce will bear and pay all costs and expenses related thereto associated with the Registration Statement and the Proxy Statement.

5.7  Cooperation.  During the period from the date of this Agreement to the Effective Time, subject to applicable law, each of Company, Commerce and Sub shall, (i) confer on a regular and frequent basis with the other, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on Company or Commerce or Sub, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein, (ii) cause each Subsidiary of Company and Commerce and Sub that is a bank to file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and (iii) coordinate with the other the declaration of any dividends in respect of Commerce Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Commerce Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Commerce Common Stock and/or Company Common Stock and any shares of Commerce Common Stock any such holder receives in exchange therefor in the Merger.

5.8  Advice of Changes.  Commerce, Sub and Company shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a Material Adverse Effect on it or constitutes a material breach of any of its representations, warranties or covenants contained herein.

5.9  Dissenters’ Rights.  Company shall include in the notice of stockholder’s meeting required by Section 5.2 hereof a description of appraisal rights as contained in Section 11.70 of the IBCA.

5.10  Acquisition Transactions.  Company and each Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to directly or indirectly, (i) solicit or initiate any proposals or offers relating to any acquisition or purchase of all or a material amount of the assets of, or all or any material amount of the securities, of, or any merger, consolidation or business combination with, Company or any Subsidiary (such transactions are referred to herein as “Acquisition Transactions”) or (ii) participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction. Notwithstanding the foregoing, nothing in this Section 5.10 shall restrict or prohibit (x) any disclosure by Company that is required in any document to be filed with the SEC after the date of this Agreement, (y) any disclosure that, in the written opinion of counsel to the Board of Directors of Company, is otherwise required by applicable law, or (z) prior to the meeting at which Company Stockholder Approval is sought, consideration and participation in discussions and negotiations regarding, and furnishing to any other Person any information with respect to, a bona fide proposal for an Acquisition Transaction received by Company if the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties. Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company shall notify Commerce promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company or any Subsidiary.

5.11  Indemnification; Directors’ and Officers’ Insurance.

(a) The Surviving Corporation shall indemnify, defend, and hold harmless the present directors, officers, employees, and agents of Company and its Subsidiaries after the Effective Time against all damages in connection with any action arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Missouri Law.

(b) With respect to all persons who are currently covered by Company’s directors’ and officers’ liability insurance, or will become covered by such insurance prior to the Effective Time, the Surviving Corporation shall maintain in effect for a period of not less than three years following the Effective Time directors’ and officers’ liability insurance in an amount not less than the current coverage with respect to matters occurring prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend under this Section 5.11(b) more than an aggregate of 120% of the current annual premium expended by Company to provide such coverage (the “Maximum Premium Amount”). In the event the Surviving Corporation would be required to expend more than the Maximum Premium Amount to provide such coverage, it shall maintain under this Section 5.11(b) the greatest amount of such insurance which it can obtain for the Maximum Premium Amount.

5.12  Retention of Earnings.  Between the date of this Agreement and the Closing, Company agrees that all Bank earnings shall be retained by Bank, except for dividends permitted by Section 4.1(c) and expenses relating to the transaction contemplated by this Agreement, such as legal and advisory fees.

5.13  Certain Financial Statement Adjustments.  Prior to Closing, Company agrees to make such pre-closing adjustments to its stub financial statements as shall be reasonably requested by Commerce to implement consistent accounting policies as between Company and Commerce (the “Requested Adjustments”) provided that such Requested Adjustments should not be taken into account in the calculation of the Company’s stockholders’ equity or the Company’s loan loss reserve referenced in Section 6.2(f). In the event that this Agreement is terminated pursuant to Section 7.1 and Company is not able to reverse such Requested Adjustments, Commerce agrees to reimburse Company for any loss or expense incurred as a result of such Requested Adjustments.

5.14  Form S-3 Registration Statement.  Prior to or at the Closing Date, Commerce shall prepare and file a registration statement on Form S-3 with respect to the Commerce Common Stock issued to the “affiliates” (as defined in Rule 145 and Rule 405 adopted under the Securities Act and as set forth in Exhibit 5.14) of the Company covering the resale of the Commerce Common Stock by such affiliates of the Company. Commerce shall use its reasonable efforts to cause such registration statement on Form S-3 to be declared effective, and to keep such registration statement effective until one year following the Effective Time. To the extent any affiliate of the Company shall have requested in writing to Commerce not to be included in such registration statement, the Common Commerce Stock certificates received by such affiliate shall contain applicable legends regarding compliance with Rule 145 of the Securities Act.

ARTICLE VI

CONDITIONS PRECEDENT

6.1  Conditions to Each Party’s Obligation.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Other Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity which are set forth in Section 6.1(b) of the Company Disclosure Schedule (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Transaction Agreements, by any Federal, state or foreign Governmental Entity of competent jurisdiction which makes the consummation of the transactions contemplated by this Agreement or the Transaction Agreements illegal.

(d) Registration Statement.  The Registration Statement shall become effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2  Conditions to Obligations of Commerce and Sub.  The obligation of Commerce and Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Commerce and Sub:

(a) Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its President and Chief Executive Officer to such effect.

(b) Performance of Obligations.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Commerce and Sub shall have received a certificate signed on behalf of Company by its any executive officer to such effect.

(c) Corporate Action.  Commerce and Sub shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Company and of the holders of the Company Common Stock authorizing the execution, delivery and performance by Company of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Company.

(d) Material Adverse Effect.  Except as disclosed to Commerce and Sub in writing prior to the date hereof, no Material Adverse Effect upon Company shall have occurred since December 31, 2005 and Company shall not be a party to, or to the Company’s knowledge, threatened with, and to Company’s knowledge there is no factual basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency, which in the reasonable judgment of Commerce and Sub, could have a Material Adverse Effect upon Company, and Commerce and Sub shall have received a certificate signed on behalf of Company by its President and Chief Executive Officer to such effect.

(e) Closing Documents.  Commerce and Sub shall have received from Company such certificates and other customary closing documents as counsel for Commerce shall reasonably request.

(f) Financial Measures.  On the Closing Date, Company’s stockholders’ equity shall not be less than $35,616,000 (excluding adjustments for (i) the effect of FASB 115, including the effect of fluctuations in Bank’s securities portfolio, (ii) the effect of FASB 123R, including any effects of expensing stock options and (iii) any effects due to all existing non-qualified retirement, split dollar life insurance deferred compensation and salary continuation agreements) and the Company’s loan loss reserve shall not be less than $2,002,000, all as determined on the basis of GAAP.

(g) Tax Representations.  The Chief Executive Officer and Chief Financial Officer of the Company shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in paragraph (i) below.

(h) Dissenting Stockholders.  Company Dissenting Shares shall not constitute more than 25% of the outstanding shares of Company Common Stock on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this subsection unless it commits to provide the Surviving Corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.

(i) Tax Opinion.  Commerce shall have received the opinion of Blackwell Sanders Peper Martin LLP, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that the Merger will be a reorganization within the meaning of section 368(a) of the Code.

(j) Cancellation of Unexercised Options.  Company will have taken all necessary corporate action to cause the cancellation, effective as of the Closing Date, of all outstanding options under the Company’s stock option plans which remain unexercised at the Closing Date.

(k) Opinion of Counsel.  Commerce shall have received an opinion of Bryan Cave LLP dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit 6.2(k) hereto.

(l) Non-Competition Agreements.  Commerce shall have entered into non-competition agreements with each of Harry E. Cruncleton and Terry W. Schaefer substantially in the form attached hereto as Exhibit 6.2(l).

(m) 409A Compliance.  Company shall have amended all contracts or agreements, plans or arrangements by Company or any of its Subsidiaries covering any person to comply with the proposed regulations under Code Section 409A.

(n) Insurable Interest Opinion.  Commerce shall have received the opinion of counsel selected by Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Commerce, to the effect that all split dollar agreements maintained by Company and/or the Bank, and the life insurance contracts maintained thereunder, comply with the insurable interest rules under Illinois law.

(o) Consents of Insured Employees.  Company and Bank shall have obtained all necessary executed consent agreements from all employees for life insurance which has been obtained for the benefit of Company or Bank and shall have furnished Commerce with copies of the same.

6.3  Conditions to Obligations of Company.  The obligation of Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by Company:

(a) Representations and Warranties.  The representations and warranties of Commerce and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(b) Performance of Obligations.  Commerce and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(c) Corporate Action.  Company shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Commerce and Sub authorizing the execution, delivery and performance by Commerce and Sub of this Agreement and the other Transaction Agreements, certified by the Secretary or an Assistant Secretary of Commerce and Sub.

(d) Tax Opinion.  Company shall have received, at Commerce’s expense, an opinion of Blackwell Sanders Peper Martin LLP, addressed to Company and its stockholders and in form and substance reasonably satisfactory to Company and Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by the stockholders of Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.

(e) Material Adverse Effect.  Except as disclosed to Company in writing prior to the date hereof, no Material Adverse Effect upon Commerce or Sub shall have occurred since December 31, 2005 and Commerce or Sub shall not be a party to, or to Commerce’s and Sub’s knowledge, threatened with, and to Commerce’s and Sub’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any governmental agency, which in the reasonable judgment of Company, could have a Material Adverse Effect upon Commerce or Sub, and Company shall have received a certificate signed on behalf of Commerce and Sub by an executive officer to such effect.

(f) Closing Documents.  Company shall have received from Commerce and Sub such certificates and other customary closing documents as counsel for Company shall reasonably request.

(g) Fairness Opinion.  Company shall have received a written opinion of Stifel, Nicolaus & Company, Incorporated, dated as of a date which is reasonably proximate to the date hereof, to the effect that, as of such date, the consideration to be received by the holders of the Company Common Stock in the Merger is fair to the holders of the Company Common Stock from a financial point of view.

(h) Opinion of Counsel.  Company shall have received an opinion of Blackwell Sanders Peper Martin LLP dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set forth in Exhibit 6.3(h) hereto.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of the Agreement by the stockholders of Company:

(a) by mutual consent of Commerce, Sub and Company in a written instrument;

(b) by either Commerce, Sub or Company (i) upon written notice to the other party if any Bank Regulator shall have issued an order denying approval of the Merger and the other material aspects of the transactions contemplated by this Agreement or if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) if any Governmental Entity of competent jurisdiction shall have issued an order in connection with the transactions contemplated hereby imposing a condition of restriction that would reasonably be expected to have a Material Adverse Effect on Commerce, Sub or the Surviving Corporation, and in any such case the time for appeal or petition for reconsideration of any such order referred to in clauses (i) or (ii) shall have expired without such appeal or petition being granted;

(c) by either Commerce, Sub or Company if the Merger shall not have been consummated on or before December 31, 2006; provided that if the Merger shall not have been consummated on or before such date, such termination date may be extended by up to 60 days thereafter (i) at the election of the non-breaching party, if the Merger shall not have been consummated due to the volitional breach of any material representation, warranty or covenant in this Agreement by Commerce, Sub or Company, or (ii) at the election of the party who has requested any Requisite Regulatory Approval, in the event that the Merger shall not have been consummated due to the fact that any such Requisite Regulatory Approvals shall not yet have been received;

(d) by Commerce or Sub in the event of a breach by Company of any representation, warranty or covenant contained in this Agreement, which breach (i) either is not cured within 45 days after the giving of written notice to Company, or is of a nature which cannot be cured prior to the Closing and (ii) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

(e) by Company in the event of a breach by Commerce or Sub of any representation, warranty or covenant contained in this Agreement, which breach (1) either is not cured within 45 days after the giving of written notice to Commerce and Sub or is of a nature which cannot be cured prior to the Closing and (2) would entitle the non-breaching party to elect not to consummate the transactions contemplated hereby pursuant to ARTICLE VI;

(f) (i) by Company, Commerce or Sub if, in accordance with Section 5.2, the Board of Directors of Company fails to recommend adoption of this Agreement by the stockholders of Company, or amends or modifies such recommendation in a manner materially adverse to Commerce or Sub or withdraws such recommendation to the stockholders of Company;

(ii) by Company if the condition set forth in Section 6.3(g) is not satisfied;

(g) by Commerce, Sub or Company, if the Company Stockholder Approval shall not have been obtained at a duly held meeting of stockholders of Company held for such purpose or at any adjournment, postponement or continuation thereof;

(h) (i) by Commerce or Sub in the event there has been a change, or, to the knowledge of Company and its Subsidiaries, any event involving a prospective change, in the business, financial condition, results of operations or prospects of Company or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Company; provided, however, that termination pursuant to this subsection (i) shall be effective 45 days after the giving of written notice to Company if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (i) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to the Closing; and

(ii) by Company in the event there has been a change, or, to the knowledge of Commerce and its Subsidiaries, any event involving a prospective change, in the business, financial condition, results of operations or prospects of

Commerce, Sub or any of its Subsidiaries which has had, or would be reasonably likely to have, a Material Adverse Effect on Commerce or Sub; provided, however, that termination pursuant to this subsection (ii) shall be effective 45 days after the giving of written notice to Commerce and Sub if the change or event described in said notice has not been cured; and provided, further that termination under this subsection (ii) shall be effective immediately after the giving of written notice if said change or event cannot be cured prior to Closing;

(i) by Commerce or Sub if the Commerce Stock Price is greater than $61.69; and

(j) by Company if the Commerce Stock Price is less than $41.69.

In each case of (i) and (j) above, such Common Stock Price shall be adjusted for any stock split, stock dividends, recapitalization or other adjustment pertaining to or affecting the Common Stock prior to the Effective Time.

7.2  Effect of Termination.  Termination of this Agreement shall not terminate or affect the obligations of the parties under Section 5.6 or otherwise to pay expenses as provided elsewhere herein, to maintain the confidentiality of the other party’s information pursuant to Section 4.1 or the provisions of this Section 7.2 or of Section 8.2 or 8.6, and shall not affect any agreement after such termination. The parties agree that any termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties or their respective officers or directors from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties willful breach of its covenants, agreements, representations or warranties hereunder, except to the extent expressly provided herein.

7.3  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of Company, but after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4  Extension; Waiver.  At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Survival of Representations, Warranties and Covenants.  No investigation by Commerce, Sub or Company made before or after the date hereof shall affect the representations and warranties which are contained in this Agreement; provided that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants and agreements that by their terms are to survive or be performed, in whole or in part, after the Effective Time; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Commerce, Sub or Company (or any director or officer thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either Commerce, Sub or Company, the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by Commerce, Sub and Company of the transactions contemplated herein.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Company, to:

West Pointe Bancorp, Inc.
5701 Main Street
Belleville, Illinois 62226
Attention: Terry W. Schaefer
Fax: (618) 234-8573

with a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
St. Louis, Missouri 63102-2750
Attention: John M. Welge, Esq.
Fax: (314) 552-8545

and

Bryan Cave LLP
One Metropolitan Square, Suite 3600
St. Louis, Missouri 63102-2750
Attention: Daniel C. Nester, Esq.
Fax: (314) 552-8555

(b) if to Commerce or Sub, to:

Commerce Bancshares, Inc.
8000 Forsyth Boulevard
Clayton, Missouri 63105
Attention: A. Bayard Clark
Fax: (314) 746-3039

with a copy to:

Commerce Bancshares, Inc.
1000 Walnut — 16th Floor
Kansas City, Missouri 64106
Attention: J. Daniel Stinnett, Esq.
Fax: (816) 234-2333

and

Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Attention: Dennis P. Wilbert, Esq.
Fax: (816) 983-8080

8.3  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.   This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof. No current or former employee of Company, Commerce, Sub, or any of their respective Subsidiaries, shall be construed as a third party beneficiary under this Agreement, and no provision in this Agreement shall create any right in any such employee (or his or her beneficiary or dependent) for any reason, including, without limitation, in respect of employment, continued employment, or resumed employment with the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates) or in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan maintained by the Surviving Corporation, Company, Commerce or Sub (or any of their respective Affiliates).

8.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to the principles of conflicts of law.

8.7  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9  Publicity.  Commerce, Sub, Bank, and Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Commerce, Sub and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Company and its Subsidiaries shall (a) consult with Commerce and Sub regarding communications related to the transactions contemplated hereby, including to customers, stockholders and employees, (b) provide Commerce and Sub with stockholders lists of Company and (c) allow and facilitate certain contact as determined in Company’s sole discretion by Commerce and Sub with stockholders of Company and other prospective investors.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, Commerce, Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of date first above written.

COMMERCE BANCSHARES, INC.

By:	/s/ A. Bayard Clark
Name: A. Bayard Clark

Title:	Executive Vice President and Chief
Financial Officer

CBI-KANSAS, INC.

By:	/s/ A. Bayard Clark
Name: A. Bayard Clark

Title:	Vice President

WEST POINTE BANCORP, INC.

By:	/s/ Terry W. Schaefer
Name: Terry W. Schaefer

Title:	President and Chief Executive Officer

By:	/s/ Harry E. Cruncleton
Name: Harry E. Cruncleton

Title:	Chairman of the Board

APPENDIX B

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT, dated as of April 13, 2006 (this “Agreement”), is by and between West Pointe Bancorp, Inc., an Illinois corporation (“Issuer”), and Commerce Bancshares, Inc., a Missouri corporation (“Grantee”).

RECITALS

A. Issuer, Grantee and CBI-Kansas, Inc., a wholly-owned subsidiary of Grantee (“Sub”), desire to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which Grantee and Issuer intend to effect a merger of Issuer with and into Sub (the “Merger”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

B. As an inducement and condition to Grantee’s and Sub’s willingness to enter into the Merger Agreement, and in consideration thereof, the Board of Directors of Issuer has approved the grant to Grantee of the Option pursuant to this Agreement and the acquisition of shares of common stock, par value $1.00 per share (the “Common Stock”), of Issuer by Grantee pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

1.  The Option.

(a) Grant.  Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms of this Agreement, up to 217,000 fully paid and nonassessable shares (the “Shares”) at a purchase price per share in cash equal to $48.75 (the “Option Price”); provided, however, that in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the Shares issued or issuable under the Option) (the “Maximum Applicable Percentage”). The number of Shares purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

(b) Additional Shares.   In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an event described in Section 6 of this Agreement, upon exercise of the Company Options or upon exercise of the Option), the aggregate number of Shares purchasable upon exercise of the Option (inclusive of Shares, if any, previously purchased upon exercise of the Option) shall automatically be increased (without any further action on the part of Issuer or Grantee being necessary) so that, after such issuance, it equals the Maximum Applicable Percentage. Any such increase shall not effect the Option Price.

2.  Exercise; Closing.

(a) Conditions to Exercise; Termination.  Grantee or any other person that shall become a holder of all or a part of the Option in accordance with the terms of this Agreement (each such person being referred to in this Agreement as the “Holder”) may exercise the Option, in whole or in part, by delivering a written notice thereof as provided in Section 2(d) within three (3) months following the occurrence of a Triggering Event unless prior to such Triggering Event a Termination Event shall have occurred.

(b) Triggering Event.  A “Triggering Event” shall have occurred if (i) any person (other than Grantee or any of its subsidiaries) shall have publicly announced or delivered to Issuer a proposal, or disclosed publicly or to Issuer an intention to make a proposal, to purchase 20 percent or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving the Issuer or any of its subsidiaries and the Issuer shall not have rejected such proposal within 10 business days thereafter (an “Acquisition Transaction”); (ii) Issuer or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Transaction; or (iii) any person (other than Grantee or any of its subsidiaries)shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or the right to acquire beneficial ownership of, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, Shares (other than trust account shares) aggregating 20 percent or more of the then outstanding Shares. As used in this Agreement, “person” shall have the meaning specified in Sections 3(a)(9) and 13(d) of the Exchange Act.

(c) Notice of Triggering Event by Issuer.   Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(d) Notice of Exercise by Holder.   If a Holder shall be entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to in this Agreement as the “Notice Date”) specifying (i) the total number of Shares that the Holder desires to purchase pursuant to such exercise and (ii) a place and date (a “Closing Date”) not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (a “Closing”); provided that if the Closing cannot be consummated by reason of any applicable law, rule, regulation or order or the need to obtain any necessary approvals or consents of applicable Governmental Entities, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated.

(e) Regulatory Restrictions on Exercise.   In the event that any full or partial exercise of the Option would require (i) prior approval by or notice to any regulatory agencies, (ii) any filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or (iii) the expiration of any notice or waiting period required by applicable law, the Holder shall not exercise the Option without obtaining any such approval or effecting any such approval, notice or filing and the Issuer’s obligation to issue Shares upon exercise of the Option shall be deferred until such approval, notice or filing is obtained.

(f) Payment of Purchase Price.  At each Closing, the Holder shall pay to Issuer the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Issuer; provided that, the failure of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option, in whole or in part.

(g) Delivery of Common Stock.  At such Closing, simultaneously with the payment of the purchase price for the Shares purchased pursuant to the exercise of the Option by the Holder and surrender of this Agreement, Issuer shall deliver to the Holder a certificate or certificates representing the number of Shares purchased by the Holder, which Shares shall be free and clear of all liens, charges, encumbrances, security interests (“Liens) or preemptive rights (other than those created by the terms of this Agreement) and, if the Option shall be exercised in part only, a new Option evidencing the rights of the Holder to purchase the balance (as adjusted pursuant to Section 1(b)) of the Shares then purchasable under this Agreement and the Holder shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

(h) Restrictive Legend.  Certificates for Shares delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended.”

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

(i) Ownership of Record; Tender of Purchase Price; Expenses.   Upon the giving by the Holder to Issuer of a written notice of exercise referred to in Section 2(d) and the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, the Holder shall be deemed to be the holder of record of the Shares issuable under such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Shares shall not have been delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

(j) Termination.  The Option and this Agreement will terminate on the earliest to occur of (each a “Termination Event”): (i) the Effective Time, (ii) the close of business on the date that the Merger Agreement is terminated pursuant to Section 7.1 of the Merger Agreement so long as, in the case of this clause (ii), a Triggering Event has not occurred, (iii) the date on which Grantee’s Total Profit equals $4,000,000 (the “Maximum Profit”), and (iv) December 31, 2006; provided that Section 10 of this Agreement shall survive the termination of this Agreement in the event that Issuer has not entered into a definitive agreement with respect to a Triggering Event prior to December 31, 2006.

3.  Covenants of Issuer.  In addition to its other agreements and covenants in this Agreement, Issuer agrees:

(a) Shares Reserved for Issuance.  It will maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock to issue the appropriate number of Shares pursuant to the terms of this Agreement so that the Option may be fully exercised without additional authorization of Shares after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Shares from Issuer.

(b) No Avoidance.  It will not avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed under this Agreement by Issuer.

(c) Further Assurances.  Promptly after the date of this Agreement it will take all actions as may from time to time be required in the event that prior notice, report, filing or approval with respect to any bank regulator or other Governmental Entity is necessary under any applicable law before the Option may be exercised, cooperating fully with the Holder in preparing and processing the required applications or notices) in order to permit each Holder to exercise the Option and purchase Shares pursuant to such exercise.

4.  Representation and Warranties of Issuer.  Issuer represents and warrants to Grantee as follows:

(a) Authority.  Issuer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Shares Reserved for Issuance; Capital Stock.   Issuer has taken all necessary corporate action to authorize and reserve, free from preemptive rights, and permit it to issue, at all times from the date hereof until this Agreement terminates, sufficient authorized but unissued or treasury Shares so that the Option may be fully exercised without additional warrants, convertible securities and other rights of third parties to purchase Shares from Issuer, and all such Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims and Liens (other than those created by this Agreement) and will not be subject to any preemptive rights.

5.  Representations and Warranties of Grantee.  Grantee represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Grantee agrees to execute a standard investment representation letter with respect to its acquisition of any Common Stock acquired in connection with the Option.

6.  Replacement.  Upon (i) receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (ii) receipt by Issuer of reasonably satisfactory indemnification to protect Issuer from any loss which it may suffer if this Agreement is replaced in the case of loss, theft, destruction or mutilation of this Agreement, and (iii) surrender and cancellation of this Agreement, Issuer will execute and deliver a new agreement of like tenor and date.

7.  Limitation of Grantee Profit.

(a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Grantee’s Total Profit (as defined below) exceed the Maximum Profit, and, if it otherwise would exceed such amount, Grantee, at the sole discretion of Issuer, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Common Stock, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee’s Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b) Notwithstanding any other provision herein or in the Merger Agreement, the Option may not be exercised for a number of shares of Common Stock as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than the Maximum Profit, and if exercise of the Option would otherwise result in a Notional Total Profit exceeding such amount, Grantee, at the sole discretion of Issuer, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Common Stock, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that the Notional Total Profit shall not exceed the Maximum Profit.

(c) For purposes of this Agreement, “Total Profit” shall mean the aggregate amount (before taxes) of (i) the excess of the net cash amounts or fair market value of the Shares over (ii) the sum of Grantee’s aggregate purchase price for such Shares (or other securities). For purposes of this Agreement, “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day.

8.  Adjustments.  In addition to the adjustment to the total number of Shares purchasable upon exercise of the Option pursuant to Section 1(b), the total number of Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows:

(a) Number of Shares.  In the event of any change in the outstanding Common Stock by reason of stock dividends, stock splits, split-ups, mergers, recapitalizations, reclassifications, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Shares purchasable upon exercise of the Option shall be appropriately adjusted, and proper provision shall be made in the agreements governing any such transaction, so that (i) any Holder shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that such Holder would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised and such Shares had been issued to such Holder immediately prior to such event or the record date therefor, as applicable, and (ii) in the event any additional Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Shares purchasable upon exercise of the Option shall be increased so that, after such issuance and together with Shares previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Shares), the number of Shares so purchasable equals the Maximum Applicable Percentage of the number of Shares issued and outstanding immediately after the consummation of such change.

(b) Option Price.  Whenever the number of Shares purchasable upon exercise of the Option is adjusted as provided in this Section 8, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Shares purchasable after the adjustment.

9.  Repurchase of Option and/or Shares.

(a) Repurchase; Repurchase Price.

(i) Upon Issuer entering into a definitive agreement with respect to a Triggering Event, (A) at the request of the Holder, delivered in writing within 30 days of such occurrence, Issuer shall repurchase the Option from the Holder, in whole or in part, at a price (the “Option Repurchase Price”) equal to the number of Shares then purchasable upon exercise of the Option (or such lesser number of Shares as may be designated in the Repurchase Notice) multiplied by the amount by which the market/offer price exceeds the Option Price and (B) at the request of a Holder or any person who has been a Holder (for purposes of this Section 9 only, each such person being referred to as a “Holder”), delivered in writing within 30 days of such occurrence, Issuer shall repurchase such number of Shares from such Holder as the Holder shall designate in the Repurchase Notice at a price (the “Option Share Repurchase Price”) equal to the number of Shares designated multiplied by the market/offer price. The term “market/offer price” shall mean the price per Shares to be paid by any third party pursuant to an agreement relating to a proposal of an Acquisition Transaction with Issuer. In the event that a proposal for an Acquisition Transaction is made for the Shares or an agreement is entered into relating to a Acquisition Transaction involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Shares shall (I) if such consideration is in securities and such securities are listed on a national securities exchange, be determined to be the trading price for such securities on such national securities exchange on the date of the delivery of the Repurchase Notice or (II) if such consideration is not securities, or if in securities and such securities are not traded on a national securities exchange, be determined in good faith by a nationally recognized investment banking firm selected by an investment banking firm designated by Grantee and an investment banking firm designated by Issuer.

(ii) In the event that Issuer has not entered into a definitive agreement with respect to a Triggering Event prior to December 31, 2006, at the request of the Holder, delivered in writing within 30 days of such occurrence, Issuer shall repurchase the Shares purchased hereunder from the Holder, in whole or in part, at a price equal to the Option Price.

(b) Method of Repurchase.  A Holder may exercise its right to require Issuer to repurchase the Option, in whole or in part, and/or any Shares then owned by such Holder pursuant to this Section 9 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Shares, as applicable, accompanied by a written notice or notices stating that the Holder elects to require Issuer to repurchase the Option and/or such Shares in accordance with the provisions of this Section 9 (each such notice, a “Repurchase Notice”). As promptly as practicable, and in any event within two business days after the surrender of the Option and/or certificates representing Shares and the receipt of the Repurchase Notice relating thereto, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Repurchase Price and/or the Option Share Repurchase Price and/or the Option Price. Any Holder shall have the right to require that the repurchase of Shares shall occur immediately after the exercise of all or part of the Option. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Stock Option Agreement evidencing the right of the Holder to purchase that number of Shares purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of Shares represented by that portion of the Option then being repurchased.

(c) Effect or Statutory or Regulatory Restraints on Repurchase.  To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Shares set out in the Repurchase Notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Repurchase Price and the Option Share Repurchase Price that Issuer is no loner prohibited from delivering, within two business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of such prohibition, the Holder may, within five days of receipt of such notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder that portion of the Option Repurchase Price and/or the Option Share Repurchase

Price that Issuer is not prohibited from delivering; and (ii) deliver to the Holder, as appropriate, (a) with respect to the Option, a new stock option agreement evidencing the right of the Holder to purchase that number of Shares for which the surrendered stock option agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to the Holder, and/or (B) with respect to Shares, a certificate for the Shares as to which the Option Share Repurchase Price has not theretofore been delivered to the Holder. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, the Holder may give notice of exercise of the Option for 30 days after a notice of revocation has been issued pursuant to this Section 9(c) and thereafter exercise the Option in accordance with the applicable provisions of this Agreement.

10.  Call; Call Price.

(a) At any time after December 31, 2006 and provided that Issuer has not entered into a definitive agreement with respect to a Triggering Event prior to December 31, 2006, Issuer shall have the right, at its election, to repurchase from Holder any Shares purchased hereunder. The repurchase price for such Shares shall be the Option Price. Issuer may exercise its right to repurchase from Holder, in whole or in part, any Shares then owned by such Holder by delivering a written notice or notices stating that the Issuer elects to repurchase the Shares in accordance with the provisions of this Section 10 (each such notice, a “Call Notice”). As promptly as practicable, Issuer shall deliver or cause to be delivered to the Holder the applicable Option Price.

(b) To the extent that, upon or following the delivery of a Call Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Shares set out in the Call Notice (and Issuer will undertake to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder in writing and thereafter deliver or cause to be delivered, from time to time, to the Holder the portion of the Option Price that Issuer is no longer prohibited from delivering, within two business days after the date on which it is no longer so prohibited.

11.  Assignment.  Neither party may assign any of its rights or obligations under this Agreement or the Option to any other person without the express written consent of the other party except that Grantee may, without the prior written consent of Issuer assign the Option, in whole or in part, to any affiliate of Grantee. Any attempted assignment in contravention of the preceding sentence shall be null and void.

12.  Filings; Other Actions.  Issuer and Grantee each will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental entities necessary for the consummation of the transactions contemplated by this Agreement.

13.  Specific Performance.  The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

14.  Severability.  If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuers is not permitted to repurchase pursuant to Section 9, the full number of Shares provided in Section 1(a) of this Agreement (as adjusted pursuant to Sections 1(b) and 8 of this Agreement), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible, without any amendment or modification of this Agreement.

15.  Notices.  Notices, requests, instructions, or other documents to be given under this Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepared, (ii) when sent, if sent by facsimile, provided that a copy of the fax is promptly sent by U.S. mail, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier services, in each case at the respective addresses of the parties set forth in the Merger Agreement.

16.  Expenses.  Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

17.  Entire Agreement; Amendment.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any person or entity, other than the parties to this Agreement, and their respective successors and permitted assigns, any rights or remedies under this Agreement. This Agreement may be amended in writing by the mutual agreement of the parties.

18.  Governing Law and Venue.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Missouri without regard to the conflict of law principles thereof. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America located in St. Clair County (the “Illinois Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such Illinois Courts), waive any objection to the laying of venue of any such litigation in the Illinois Courts and agree not to plead or claim in any Illinois Court that such litigation brought therein has been brought in an inconvenient forum.

19.  Captions.  The Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

20.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties as of the day and first year written above.

WEST POINTE BANCORP, INC.

By:	/s/ Terry W. Schaefer
Name: Terry W. Schaefer

Title:	President and Chief Executive Officer

By:	/s/ Harry E. Cruncleton
Name: Harry E. Cruncleton

Title:	Chairman of the Board

COMMERCE BANCSHARES, INC.

By:	/s/ A. Bayard Clark
Name: A. Bayard Clark

Title:	Executive Vice President and
Chief Financial Officer

APPENDIX C

Opinion of West Pointe Financial Advisor

April 12, 2006

Board of Directors
West Pointe Bancorp, Incorporated
5701 West Main Street
Belleville, IL 62226

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that West Pointe Bancorp, Incorporated (“West Pointe” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Commerce Bancshares, Inc. (“Commerce”) and CBI-Kansas, Inc. (“Merger Sub”), pursuant to which West Pointe will be merged (the “Merger”) with and into Merger Sub, and Commerce shall will acquire each issued and outstanding share of common stock, $1.00 par value, of West Pointe (each a “Share”). We understand that Commerce will acquire the Shares in exchange for an amount of $70.44 in either cash, Commerce common stock or a combination thereof based on an exchange ratio of 1.0254 (the “Per Share Consideration”), subject to an election by the holders of Shares (“Holders”). Such Per Share Consideration is subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement.

You have requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the Holders of Shares, of the Per Share Consideration to be received by such Holders from Commerce in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i) reviewed and analyzed a draft copy of the Merger Agreement dated April 10, 2006;

(ii) reviewed and analyzed the audited consolidated financial statements of West Pointe included in their respective Annual Reports on Form 10-K for the five years ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii) reviewed and analyzed the audited consolidated financial statements of Commerce included in their respective Annual Reports on Form 10-K for the five years ended December 31, 2005 and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iv) reviewed the reported prices and trading activity of the publicly traded common equity securities of West Pointe and Commerce;

(v) reviewed and analyzed certain other publicly available information concerning West Pointe and Commerce;

(vi) reviewed certain non-publicly available information concerning Commerce, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact on Commerce furnished to us by management of Commerce;

(vii) reviewed certain non-publicly available information concerning West Pointe, including internal financial analyses and forecasts prepared by its management and held discussion with West Pointe’s senior management regarding recent developments;

(viii) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(ix) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi) took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel, by or on behalf of West Pointe and Commerce, or that was otherwise reviewed by Stifel and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by West Pointe and Commerce (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of West Pointe and Commerce as to the future operating and financial performance of West Pointe and Commerce, that cost saving and operating synergies would be realized in the amounts and time periods estimated by Commerce and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either West Pointe and Commerce since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of West Pointe and Commerce are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of West Pointe’s or Commerce’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of West Pointe or Commerce. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. We relied on advice of West Pointe’s counsel as to certain legal matters with respect to West Pointe, the Agreement and the transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or Commerce. Stifel was not asked to opine on, and this Opinion does not address, the fairness of any consideration paid or exchanged in connection with the proposed merger of West Pointe Bank And Trust Company, a subsidiary of West Pointe, with Commerce Bank, N.A., a subsidiary of Merger Sub.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is directed to the Board of Directors of West Pointe (the “Board”) for its information and assistance in connection with its consideration of the financial terms of the Merger and does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of West Pointe or Commerce as to how such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether any such shareholder should elect to receive cash or shares of Commerce common stock (or any combination thereof) as Per Share Consideration in exchange for such shareholder’s Shares in connection with the Merger. Nor have we expressed any estimate as to the prices or trading ranges at which any securities of West Pointe or Commerce might trade in the future. Additionally, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. Stifel has not been involved in structuring or negotiating the Merger or the Merger Agreement and we were not requested to explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger. Stifel will not receive any other compensation in connection with the Merger. In addition, West Pointe has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of its business, Stifel makes a market in Commerce’s equity securities and actively trades equity securities of West Pointe and Commerce for its own account and for the accounts of its customers and, accordingly, may, at any time, hold a long or short position in such securities. In the past Stifel has provided investment banking and other brokerage services to West Pointe and Commerce for which we have received customary fees and we may provide investment banking and other brokerage services to Commerce in the future. Certain employees of Stifel Nicolaus’ Investment Banking Department own less than one percent (1%) of Commerce’s equity securities in the aggregate.

Except as required by applicable law, including without limitation federal securities laws, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent; provided that this Opinion may be included in its entirety in any proxy statement or registration statement filed by Commerce with the Securities and Exchange Commission with respect to the Merger in accordance with the terms and conditions of Stifel’s engagement letter agreement with West Pointe.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Consideration to be received by the Holders of Shares from Commerce in the Merger pursuant to the Merger Agreement is fair to the such Holders, from a financial point of view.

Very truly yours,

/s/  STIFEL, NICOLAUS & COMPANY, INCORPORATED

APPENDIX D

SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT OF 1983

Sec. 11.65. Right to dissent.

(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

Sec. 11.70. Procedure to Dissent.

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the

D-1

corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under

D-2

subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

D-3